Exhibit 4.5

Confidential portions of this exhibit have
been omitted and filed separately with the
Securities and Exchange Commission

EXECUTION VERSION

29 May 2014

NOVARTIS AG

and

GLAXOSMITHKLINE PLC

DEED OF AMENDMENT AND RESTATEMENT

relating to the

PUT OPTION DEED

relating to all or part of the Influenza Business of the Novartis Group, dated 22 April 2014

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Ref L-220595

This Deed (the “Deed”) is made on 29 May 2014 between:

(1)                              NOVARTIS AG, a corporation (Aktiengesellschaft) incorporated in Switzerland whose registered office is at Lichtstrasse 35, 4056 Basel, Switzerland (“Novartis”); and

(2)                              GLAXOSMITHKLINE PLC, a public limited company incorporated in England and Wales whose registered office is at 980 Great West Road Brentford, Middlesex, TW8 9GS (the “Purchaser”),

each a “party” and together the “parties”.

Whereas:

(A)                            Novartis and the Purchaser entered into the Original Deed (as defined below) on 22 April 2014 (the “Signing Date”).

(B)                            In connection with the Original Deed, Novartis provided the Original Disclosure Letter (as defined below) to the Purchaser.

(C)                            Novartis and the Purchaser now wish to amend and restate:

(i)                                   the Original Deed, in the form of the Amended Deed (as defined below); and

(ii)                                the Original Disclosure Letter, in the form of the Amended Disclosure Letter (as defined below).

It is agreed as follows:

1                                      Definitions and Interpretation

In this Deed, unless the context otherwise requires, the provisions in this Clause 1 apply.

1.1                            Incorporation of defined terms

Unless otherwise stated, terms defined in the Original Deed shall have the same meaning in this Deed.

1.2                            Definitions

“Amended Deed” means the Original Deed, as amended and restated in the form set out in Schedule 1 to this Deed;

“Amended Disclosure Letter” means the Original Disclosure Letter, as amended and restated in the form set out in Schedule 2 to this Deed;

“Original Deed” means the Put Option Deed relating to all or part of the Influenza Business of the Novartis Group, dated 22 April 2014; and

“Original Disclosure Letter” means the letter given on the Signing Date from Novartis to the Purchaser disclosing information constituting exceptions to Novartis’s Warranties.

1.3                            Interpretation clauses

1.3.1                   The principles of interpretation set out in Clause 1 of the Original Deed shall have effect as if set out in this Deed, save that references to “this Deed” shall be construed as references to this Deed.

1.3.2                   References to this Deed include the Schedules.

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2                                      Amendment

2.1                            In accordance with Paragraphs 15.4.3 and 15.5.1 of Schedule 1 of the Original Deed, the parties agree that the Original Deed shall be amended and restated as set out in Schedule 1 to this Deed.

2.2                            The parties agree that the Original Disclosure Letter shall be amended and restated as set out in Schedule 2 to this Deed.

2.3                            The amendment and restatement of the Original Deed pursuant to clause 2.1 and the amendment and restatement of the Original Disclosure Letter pursuant to clause 2.2 shall take effect from the Signing Date, as if the Amended Deed and the Amended Disclosure Letter had been entered into on the Signing Date. Therefore, upon this Deed being entered into:

2.3.1                   the Amended Deed shall supersede the Original Deed in its entirety; and

2.3.2                   the Amended Disclosure Letter shall supersede the Original Disclosure Letter in its entirety.

3                                      Miscellaneous

3.1                            Each party represents and warrants that it has full power and authority to enter into this Deed and to perform its obligations under it.

3.2                           The provisions of Paragraphs 13, 15.2 to 15.5 and 15.11 to 15.15 of Schedule 1 of the Amended Deed shall apply to this Deed as if set out in full in this Deed and as if references in those Paragraphs to “this Deed” are references to this Deed and references to “party” or “parties” are references to parties to this Deed.

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In witness whereof this Deed has been delivered on the date first stated above.

Executed as a DEED by	/s/ Roy Papatheodorou

Roy Papatheodorou and

/s/ Jonathan Emery
Jonathan Emery on behalf of
NOVARTIS AG

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Executed as a DEED by	)
GLAXOSMITHKLINE PLC acting by its	)	/s/ David Redfern
duly appointed attorney	)	(Signature of attorney)
)
in the presence of:	)

Witness’s signature:		/s/ Claire Jackson

Name (print):		Claire Jackson

Occupation:		Solicitor

Address:		One Bunhill Row, London

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TABLE OF SCHEDULES

(The following annexes and exhibits to the agreement identified above and below have been omitted in reliance upon Rule 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish such annexes and exhibits to the Commission supplementally upon request.)

Schedule No.	Schedule Name
Schedule 1 — Schedule 1 — Appendix 3, Part 1	Company Real Property
Schedule 1 — Schedule 1 — Appendix 3, Part 2	Transferred Real Property
Schedule 1 — Schedule 1 — Appendix 8, Part 3	List of Products, Products under Registration and Pipeline Products
Schedule 1 — Schedule 1 — Appendix 16, Part 3	Illustrative Option Closing Statement
Schedule 1 — Schedule 1 — Appendix 17, Part 1	List of US Government Contracts
Schedule 1 — Schedule 1 — Appendix 21	Ongoing Clinical Trials
Schedule 1 — Schedule 1 - Appendix 22, Part 2	Statement of Net Assets
Schedule 1 — Schedule 1 — Appendix 3, Part 1	Company Real Property
Schedule 1 — Schedule 1 — Appendix 3, Part 2	Transferred Real Property
Schedule 1 — Schedule 1 — Appendix 8, Part 3	List of Products, Products under Registration and Pipeline Products
Schedule 1 — Schedule 1 — Appendix 16, Part 3	Illustrative Option Closing Statement
Schedule 1 — Schedule 1 — Appendix 17, Part 1	List of US Government Contracts
Schedule 1 — Schedule 1 — Appendix 21	Ongoing Clinical Trials
Schedule 2	Amended Disclosure Letter

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Schedule 1

Amended Agreement

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EXECUTION VERSION

Dated 22 April 2014

as amended and restated on 29 May 2014

NOVARTIS AG

and

GLAXOSMITHKLINE PLC

PUT OPTION DEED

relating to all or part of the Influenza Business of the Novartis Group

Table of Contents

Contents		Page

1	Interpretation	2

2	Put Option	7

3	Termination	9

4	Payment of Compensation / Disposal after Payment of Compensation	9

5	Sale to Third Party Purchaser and Separation	12

6	Application of provisions of Schedule 1	13

Schedule 1 Influenza Business — Terms and Conditions of Sale and Purchase		16

Schedule 2 Option 2 Assets		17

Schedule 3 Option 3		18

Schedule 4 Option 4 Products Terms		19

TABLE OF SCHEDULES

(The following schedules and exhibits to the agreement identified below have been omitted in reliance upon Rule 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish such schedules and exhibits to the Commission supplementally upon request.)

Schedule No.	Schedule Name
Schedule 1 — Appendix 3, Part 1	Company Real Property
Schedule 1 — Appendix 3, Part 2	Transferred Real Property
Schedule 1 — Appendix 8, Part 3	List of Products, Products under Registration and Pipeline Products
Schedule 1 — Appendix 16, Part 3	Illustrative Option Closing Statement
Schedule 1 — Appendix 17, Part 1	List of US Government Contracts
Schedule 1 — Appendix 21	Ongoing Clinical Trials
Schedule 1 — Appendix 22, Part 2	Statement of Net Assets

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Put Option Deed

This Deed is made on 22 April 2014 and amended and restated on 29 May 2014 between:

(1)                              Novartis AG a corporation (Aktiengesellschaft) incorporated in Switzerland whose registered office is at Lichstrasse 35, 4056 Basel, Switzerland (“Novartis”); and

(2)                              GlaxoSmithKline plc a company incorporated in England and Wales whose registered office is at 980 Great West Road, Brentford, Middlesex, United Kingdom (the “Purchaser”),

each a “party” and together the “parties”.

Whereas:

The parties wish to provide Novartis with a right to require the Purchaser to purchase the influenza business of the Novartis Group or a part of that business subject to the terms and conditions set out in this Deed.

It is agreed as follows:

1                                      Interpretation

In this Deed (including its Schedules and Appendices), unless the context requires otherwise, the provisions in this Clause 1 apply:

1.1                            Definitions

“Affiliate” means:

(i)                                with respect to any person (other than a party to this Deed), any other person that Controls, is Controlled by or is under common Control with such person; or

(ii)                             with respect to a party to this Deed, any other person that is Controlled by such party,

and “Affiliates” shall be interpreted accordingly;

“Applicable Law” means any supra-national, federal, national, state, municipal or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Governmental Entity or any rule or requirement of any national securities exchange, including all Healthcare Laws, and GCP, GLP and GMP, each as may be amended from time to time;

“Business” has the meaning given in Schedule 1;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in the canton of Basel-Stadt (Switzerland) or London;

“Cell-based Influenza Business” has the meaning given in Schedule 1;

“Class 1 Transaction” means a transaction requiring shareholder approval under Chapter 10 of the Listing Rules;

“Compensation Amount” has the meaning given in Clause 4.1.1;

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“Consumer Contribution Agreement” means the contribution agreement dated the date of this Deed between Novartis and the Purchaser relating to the establishment of a joint venture between Novartis and the Purchaser;

“Contract” means any binding contract, agreement, instrument, lease, licence or commitment, excluding (i) any lease or other related or similar agreements, undertakings and arrangements with respect to the leasing or ownership of the Properties (to which the provisions set out in Appendix 3 to Schedule 1 shall apply); and (ii) any contract with any Employee;

“Control” means the power to direct the management and policies of a person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise (and the term “Controlled” shall be interpreted accordingly);

“Egg-based Influenza Business” has the meaning given in Schedule 1;

“Exercise Period” has the meaning given in Clause 2.2.1;

“FCA” means the Financial Conduct Authority;

“FSMA” means the Financial Services and Markets Act 2000;

“Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures promulgated or endorsed by (i) the ICH Harmonised Tripartite Guidelines for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practices for trials on medicinal products in the European Union; (ii) the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA; and (iii) the equivalent Applicable Law in any relevant country;

“Good Laboratory Practices” or “GLP” means the then-current standards, practices and procedures promulgated or endorsed by: (i) the European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices as well as “The rules governing medicinal products in the European Union,” Volume 3, Scientific guidelines for medicinal products for human use (ex - OECD principles of GLP); (ii) the then-current standards, practices and procedures promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58; and (iii) the equivalent Applicable Law in any relevant country;

“Good Manufacturing Practices” or “GMP” means the then-current standards, practices and procedures promulgated or endorsed by: (i) the European Commission Directive 91/356/EEC, as amended by Directive 2003/94/EC and 91/412/EEC respectively, as well as “The rules governing medicinal products in the European Union,” Volume 4, Guidelines for good manufacturing practices for medicinal products for human and veterinary use; (ii) the FDA and the provisions of 21 C.F.R. Parts 210 and 211; (iii) the principles detailed in the ICH Q7A guidelines; and (iv) all Applicable Law with respect to each of (i) through (iii);

“Governmental Entity” means any supra-national, federal, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, or any national securities exchange or automated quotation service including any governmental regulatory authority or agency responsible for the grant, approval, clearance, qualification, licensing or permitting of any aspect of the research, development, manufacture, marketing distribution or sale of the Products including the FDA, the European Medicines Agency, or any successor agency hereto;

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“Healthcare Laws” means the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)); the Anti-Inducement Law (42 U.S.C. § 1320a-7a (a)(5)); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Exclusion Laws (42 U.S.C. § 1320a-7); the Medicare statute (Title XVIII of the Social Security Act), including Social Security Act §§ 1860D-1 to 1860D-43 (relating to Medicare Part D and the Medicare Part D Coverage Gap Program); the Medicaid statute (Title XIX of the Social Security Act); the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and any analogous state laws; the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and any other similar law, including the price reporting requirements and the requirements relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the Veterans Health Care Act (38 U.S.C. § 8126), regulatory requirements applicable to sales on the Federal Supply Schedule or under any state pharmaceutical assistance program or United States Department of Veterans Affairs agreement, all legal requirements relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by the Novartis Group and any successor government programs, and all foreign equivalents of the foregoing;

“Implementation Agreement” means the implementation agreement dated the date of this Deed between Novartis and the Purchaser relating to, among other things, the transactions contemplated by this Deed;

“Intellectual Property Rights” has the meaning given in Schedule 1;

“Listing Rules” means the Listing Rules made by the FCA under section 73A of FSMA, as from time to time amended;

“Novartis Group” means Novartis and its Affiliates from time to time;

“Oncology Group Businesses” has meaning given in the Oncology SAPA;

“Oncology SAPA” means the Share and Business Sale Agreement dated the date of this Deed between Novartis and the Purchaser relating to the Oncology Group Businesses;

“Option Assets” means the Option 1 Assets; the Option 2 Assets; the Option 3 Assets; the Option 4 Assets or any combination thereof specified in accordance with Clause 2.1, as the case may be;

“Option 1 Assets” means the Business;

“Option 2 Assets” means the assets comprising the Cell-based Influenza Business;

“Option 3 Assets” means the assets comprising the Egg-based Influenza Business;

“Option 4 Assets” means the assets of the Novartis Group set out in Schedule 4;

“Option Closing” means the completion of the sale of the Relevant Option Assets on the terms and subject to the conditions set out in Schedule 1;

“Option Closing Date” means the date on which Option Closing takes place;

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“Option Exercise Date” has the meaning given in Clause 2.2.2;

“Option Long Stop Date” has meaning given in Clause 3.4.2;

“Option Price” means the consideration payable by the Purchaser to Novartis at Option Closing for the Relevant Option Assets in accordance with the terms of this Deed;

“Purchaser’s Group” means the Purchaser and its Affiliates from time to time;

“Put Option” has the meaning given in Clause 2.1;

“Put Option Deed” means this deed;

“Put Option Price” has the meaning given in Clause 2.1;

“Relevant Event” has the meaning given in Clause 4.2.2;

“Relevant Option Assets” has the meaning given in Clause 2.3;

“Relevant Payment” has the meaning given in Clause 4.1.4;

“Relevant Period” means the period from and including the day on which any Compensation Amount is paid by the Purchaser pursuant to Clause 4.1.2 and ending on and including the date falling 18 months after such date;

“Taxation” or “Tax” means all supra-national, federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever (other than deferred tax), including all corporate franchise, income, gross receipts, sales, use, ad valorem, receipts, value added, profits, licence, withholding, payroll, employment, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, alternative minimum, occupation, recapture and other taxes regardless as to whether any such taxes, assessments, duties or similar charges are chargeable directly or primarily against or attributable directly or primarily to a member of the Novartis Group or any other person, and including all interest, penalties and additions imposed with respect to such amounts by any Tax Authority or with respect to any failure to file any Tax Return;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Third Party Purchaser” means any person who is not a member of the Novartis Group;

“Third Party Purchaser Intellectual Property Rights” has the meaning given in Clause 5.1.3;

“VAT” means within the European Union such Taxation as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and outside the European Union any Taxation levied by reference to added value or sales;

“Vaccines Group Businesses” has the meaning given in the Vaccines SAPA;

“Value Received” has the meaning given in Clause 4.2.1; and

“Vaccines SAPA” means the Share and Business Sale Agreement dated the date of this Deed between Novartis and the Purchaser relating to the Vaccines Group Businesses.

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1.2                            Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3                            References to persons and companies

References to:

1.3.1                   a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2                   a company include any company, corporation or any body corporate, wherever incorporated.

1.4                            Schedules etc.

References to this Deed shall include any Recitals and Schedules to it and references to “Clauses” and “Schedules” are to Clauses of, and Schedules to, this Deed. References to “Paragraphs”, “Parts” and “Appendices” are to paragraphs and parts of, and appendices to, the Schedules. References to “paragraphs” are to paragraphs of appendices to the Schedules.

1.5                            Reference to documents

References to any document (including this Deed), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.6                            References to enactments

Except as otherwise expressly provided in this Deed, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references (i) to that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Deed; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made before or after the date of this Deed under that enactment as amended, consolidated or re-enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Deed and increases or alters the liability of Novartis or the Purchaser under this Deed.

1.7                            Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.8                           Legal Terms

References to any English legal term shall, in respect of any jurisdiction other than England and Wales, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

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1.9                            Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.10                     Currency conversion

Any amount to be converted from one currency into another currency for the purposes of this Deed shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause 1.10:

“Conversion Rate” means the spot reference rate for a transaction between the two currencies in question as quoted by the European Central Bank on the Business Day immediately preceding the Relevant Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

“Relevant Date” means, save as otherwise provided in this Deed, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(i)                                for the purposes of paragraph 5 of Schedule 1, the date of this Deed;

(ii)                             for the purposes of paragraph 7 of Schedule 1 and Appendices 16 (Post Option Closing) and 22 (Statement of Net Assets) to Schedule 1, the Option Closing Date;

(iii)                          for the purposes of paragraph 10 of Schedule 1, the date of this Deed; or

(iv)                         for the purposes of the monetary amounts set out in Appendix 18 (Warranties given under paragraph 9.1) to Schedule 1, the date of this Deed.

2                                      Put Option

2.1                            The Option

The Purchaser irrevocably grants to Novartis (for itself and on behalf of the relevant members of the Novartis Group), in consideration for the payment of US$5 million (the “Put Option Price”) in accordance with Clause 2.4, an option (the “Put Option”) to require the Purchaser to purchase, or procure the purchase by one or more other members of the Purchaser’s Group of, any one of the following asset combinations as specified by Novartis at its sole discretion:

2.1.1                   the Option 1 Assets;

2.1.2                   the Option 2 Assets;

2.1.3                   the Option 3 Assets;

2.1.4                   the Option 2 Assets and some or all of the Option 4 Assets;

2.1.5                   the Option 3 Assets and some or all of the Option 4 Assets; or

2.1.6                   some or all of the Option 4 Assets,

from Novartis or the relevant members of the Novartis Group on the terms and subject to the conditions of this Deed.

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2.2                            Exercise

2.2.1                   The Put Option is exercisable by notice in writing from Novartis to the Purchaser given at any time during the period which:

(i)                                  starts on (and includes) the earlier of: (A) the date falling nine months following the date of this Deed or, if a Class 1 Transaction for the Purchaser is then pending completion, the day after such Class 1 Transaction has completed; and (B) the date falling 18 months after the date of this Deed; and

(ii)                               ends on (and includes) the date falling 18 months later,

(the “Exercise Period”).  Such notice shall specify (in accordance with Clause 2.1) in respect of which combination of assets the Put Option is being exercised, including in the case of any combination which includes Option 4 Assets, which specific products (from the list in Schedule 4).

2.2.2                   The date on which the Purchaser is deemed, pursuant to Paragraph 15.11 of Schedule 1, to receive the notice served by Novartis pursuant to Clause 2.2.1 shall be the “Option Exercise Date”.

2.2.3                   The Put Option may be exercised only once.

2.3                            Sale and Purchase

Service of a notice by Novartis pursuant to Clause 2.2.1 shall, subject to the conditions set out in Schedule 1, oblige the Purchaser to purchase or procure the purchase by a member of the Purchaser’s Group and Novartis to sell or procure the sale of the Option Assets as specified by Novartis in the notice of exercise pursuant to Clause 2.1 and Clause 2.2 (the “Relevant Option Assets”) on the terms set out in Schedule 1.

2.4                            Payment of Put Option Price

2.4.1                   Novartis shall pay the Option Price to the Purchaser as follows:

(i)                                  US$1 million within 60 Business Days of the date of this Deed; and

(ii)                               US$4 million within 5 Business Days of the start of the Exercise Period,

in each case in immediately available funds to the bank account notified to Novartis by the Purchaser.

2.4.2                   If Novartis exercises its termination right in Clause 3.2(ii) prior to one or both of the payments in Clause 2.4.1 being made, it shall pay the amount of the Option Price not paid in immediately available funds (and without any deduction or withholding, save as required by law) to the bank account notified to Novartis by the Purchaser within five Business Days of it exercising such termination right.

2.4.3                  If Novartis makes any payments pursuant to Clause 2.4.2 and the Vaccines SAPA then terminates or is terminated in accordance with its terms, the Purchaser shall refund any such payment to Novartis within 5 Business Days of termination of the Vaccines SAPA.

2.4.4                   The provisions of paragraphs 3.4.2 (VAT) and 15.10 (Grossing up) of Schedule 1 shall apply to payments of the Put Option Price mutatis mutandis, treating

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references to the “Purchase Price” as references to such payment, and references to Belgium as references to the United Kingdom.

3                                      Termination

3.1                            Termination for non-exercise or transaction failure

The Put Option will terminate with immediate effect if:

3.1.1                   the Put Option is not validly exercised during the Exercise Period; or

3.1.2                   any of the Implementation Agreement, the Vaccines SAPA, the Oncology SAPA or the Consumer Contribution Agreement terminates or is terminated in accordance with its terms.

3.2                            Other termination rights

This Deed may be terminated at any time, with immediate effect, prior to Option Closing:

(i)                                  by written consent of Novartis and the Purchaser; or

(ii)                               by Novartis giving written notice to the Purchaser.

3.3                            If this Deed is terminated pursuant to Clause 3.1 or 3.2, this Deed shall be of no further force and effect and there shall be no further liability on the part of any party (and in particular, the Purchaser shall have no liability under Clause 4), except that Clauses 1, 2.4 and this Clause 3, and Paragraphs 13 and 15 of Schedule 1 in each case, to the extent applicable, shall survive any termination.

3.4                            Termination upon non-satisfaction of conditions

If:

3.4.1                   Novartis has validly exercised the Put Option in accordance with Clause 2.2; and

3.4.2                   the conditions set out in paragraph 4 of Schedule 1 are not satisfied or waived on or before the date falling 18 months after the Option Exercise Date (the “Option Long Stop Date”),

this Deed shall automatically terminate and there shall be no further liability on the part of any party, except that Clauses 1, 2.4, this Clause 3, Clause 4 and Paragraphs 13 and 15 of Schedule 1, in each case to the extent applicable, shall survive any termination.

3.5                            Nothing in this Clause 3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Deed prior to termination of this Deed.

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4                                      Payment of Compensation / Disposal after Payment of Compensation

4.1                            Payment of Compensation

4.1.1                   If:

(i)                                  Novartis has validly exercised the Put Option in accordance with Clause 2.2;

(ii)                               any of the conditions in paragraph 4.1 of Schedule 1 are not satisfied or waived on or before the Option Long Stop Date;

(iii)                            Novartis has complied with its obligations under paragraph 4.2 of Schedule 1, other than in any respect which is immaterial in its contribution to the non-satisfaction of such conditions; and

(iv)                           had all of the conditions in paragraph 4.1 of Schedule 1 been satisfied or waived, Novartis would have been capable of performing its obligations at Option Closing had it occurred in accordance with Schedule 1, the Purchaser shall pay to Novartis or to such member of the Novartis Group as Novartis may direct by way of compensation the full amount of the Headline Price for the Relevant Option Assets which would have been payable to Novartis at Option Closing pursuant to Paragraph 3 of Schedule 1 had the relevant condition(s) been satisfied (the “Compensation Amount”).

4.1.2                   In the event that the Compensation Amount becomes payable, the Purchaser shall pay or procure the payment of the Compensation Amount within five Business Days of the Option Long Stop Date in immediately available funds (and without any deduction or withholding, save as required by law) to the bank account notified to the Purchaser by Novartis.

4.1.3                   If any deduction or withholding is required by law to be made from any payment required to be made pursuant to Clause 4.1.2 then the Purchaser shall be obliged to pay to Novartis such sum as will, after the deduction or withholding has been made, leave Novartis with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If the Purchaser thus makes an increased payment and Novartis, in respect of the Tax that gave rise to such increased payment, receives and utilises a loss, relief, allowance or credit in respect of any Tax or any deduction in computing its income, profits or gains for the purposes of any Tax, Novartis shall reimburse the Purchaser with such amount as shall leave Novartis in the same position as Novartis would have been in had no such deduction or withholding been required to be made.

4.1.4                   The parties anticipate that any payment to be made pursuant to Clause 4.1.2 would not be treated as the consideration for a taxable supply for VAT purposes. If any Tax Authority determines that any such payment (the “Relevant Payment”) is the consideration for a taxable supply then the Relevant Payment shall be inclusive of any amounts in respect of VAT but shall be subject to adjustment on the following basis:

(i)                                  if the Purchaser (or the representative member of its VAT group) is liable to account for VAT under a reverse charge mechanism, to the extent that the Purchaser (or such representative member) is not entitled to recover such VAT from the relevant Tax Authority, the Relevant Payment shall be reduced such that the aggregate of the reduced payment and any irrecoverable VAT in respect thereof equals the original amount of the Relevant Payment; and

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(ii)                               if Novartis (or the representative member of its VAT group) is liable to account for VAT, Novartis shall issue a valid VAT invoice to the Purchaser and the amount of the Relevant Payment (inclusive of amounts in respect of VAT) shall be increased by the amount which the Purchaser (or the representative member of its VAT group) is entitled to recover as an input tax in respect thereof.

4.1.5                   The parties agree that in the event the Compensation Amount becomes payable pursuant to Clause 4.1.1, Novartis shall not have any other rights or remedies under, or in connection with, this Deed against the Purchaser.

4.1.6                   The parties agree that nothing in Clauses 4.1.1 and (if applicable) 4.1.3 and 4.1.4 of this Deed shall oblige the Purchaser to pay an aggregate amount under such Clause which is more than the maximum amount permitted under the Listing Rules.

4.2                            Disposal after payment of compensation

4.2.1                   If:

(i)                                  one or more Relevant Events occurs during the Relevant Period; and

(ii)                               Novartis or any member of the Novartis Group has received from the Purchaser payment of the Compensation Amount pursuant to Clause 4.1.1,

Novartis agrees to pay or procure payment to the Purchaser by way of a refund of the Compensation Amount an amount equal to the value of any cash or non-cash consideration received by Novartis or any member of the Novartis Group in connection with such Relevant Event or Relevant Events (net of any Taxes or out-of-pocket costs or expenses incurred by Novartis and any member of the Novartis Group in connection with such Relevant Event or Relevant Events) (the “Value Received”) up to an amount equal to the Compensation Amount received, (net of any Taxes incurred by the Novartis Group in respect thereof), provided that Novartis shall not be required to make any payment pursuant to this Clause 4.2.1 unless the Value Received is equal to or in excess of US$7.5 million (or the equivalent in another currency).  Where the Value Received is equal to or in excess of US$7.5 million (or the equivalent in another currency), the liability of Novartis shall be for an amount equal to the whole of the Value Received and not just the excess.  Clauses 4.1.3 and 4.1.4 shall apply to any payment to be made pursuant to this Clause 4.2.1, mutatis mutandis.

4.2.2                   Each of the following shall constitute a “Relevant Event” for the purposes of Clause 4.2.1:

(i)                                  the sale of any (or any part of any) of the Relevant Option Assets to a Third Party Purchaser either as a single transaction or by a number of transactions, excluding a sale of any (or any part of any) of the Relevant Option Assets to another member of the Purchaser’s Group;

(ii)                               any transaction, or series of transactions, the effect of which is to transfer ownership, or the ability to direct or control the use of, or to transfer the economic benefit of, any (or any part of any) of the Relevant Option Assets from the Novartis Group to one or more Third Party Purchasers;

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(iii)                            the grant of any option or the making or signing of or entry into any agreement to effect any of the foregoing; or

(iv)                           any other transaction entered into or arrangement or agreement made by Novartis or any member of the Novartis Group that has substantially the same effect as any of the foregoing.

4.2.3                   As soon as reasonably practicable after becoming aware that a Relevant Event will or is reasonably likely to occur in the Relevant Period, Novartis shall, unless prohibited by Applicable Law, give written notice to the Purchaser setting out such details as the Purchaser may reasonably require regarding the identity of the Third Party Purchaser or Third Party Purchasers and the timetable upon which it is envisaged that the Relevant Event will or may occur.

4.2.4                   Any payment to be made pursuant to this Clause 4.2 shall be made by Novartis in immediately available funds (and without any deduction or withholding, save as required by law or provided for in Clause 4.2.1) to the bank account notified to Novartis by the Purchaser within five Business Days of Novartis having received the relevant consideration.  It is acknowledged that more than one payment may be required by this Clause 4.2.

4.2.5                   Novartis undertakes to the Purchaser that it shall act in good faith in relation to this Clause 4.2.

5                                      Sale to Third Party Purchaser and Separation

5.1                            No Restriction

5.1.1                   The Purchaser acknowledges and agrees that, subject to Clause 5.2.1, Novartis shall not be subject to any restrictions on selling any of the Option Assets to a Third Party Purchaser after the date of this Deed.

5.1.2                   Novartis agrees to use its reasonable endeavours to sell the Option Assets to one or more Third Party Purchasers prior to the start of the Exercise Period on such terms as Novartis may in its sole discretion determine.

5.1.3                   If, otherwise than pursuant to the sale of the Option 1 Assets to a Third Party Purchaser, any member of the Novartis Group disposes of or transfers (or agrees to dispose of or transfer) any Intellectual Property Rights used in or held for use in relation to any of the Option Assets to a Third Party Purchaser prior to the Option Exercise Date (“Third Party Purchaser Intellectual Property Rights”) and, after the signing of the relevant disposal or transfer agreement, Novartis exercises the Put Option in respect of any of the Option Assets (excluding the Option 1 Assets), Novartis (and any relevant member(s) of the Novartis Group) shall, or shall procure (under the relevant disposal or transfer agreement(s) or otherwise) that the Third Party Purchaser shall, upon the Option Closing Date, grant the Purchaser and each relevant member of the Purchaser’s Group a non-exclusive irrevocable, perpetual, fully paid-up, royalty-free, freely-assignable, worldwide licence or sub-licence (to the extent permissible under any relevant intellectual property rights contract), with a right to sub-license, to use the Third Party Purchaser Intellectual Property Rights in relation to the Relevant Option Assets in the manner (if any), and to the extent, that such Third Party Purchaser Intellectual Property Rights were

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used in relation to the Relevant Option Assets as at the earlier of the date of closing of the relevant disposal or transfer agreement or the Option Closing Date.

5.1.4                   If the terms of any relevant intellectual property rights contract do not permit the sub-licensing to the Purchaser’s Group as contemplated in Clause 5.1.3 above, Novartis and the Purchaser shall discuss in good faith and each use reasonable endeavours to agree an arrangement for giving the Purchaser’s Group the benefits of any such contract that would have been enjoyed by the Purchaser’s Group but for the terms of the contract not permitting such sub-licensing.

5.2                            Notification

5.2.1                   In respect of a sale of any Option Assets by Novartis or a member of the Novartis Group to a Third Party Purchaser, Novartis agrees subject to Applicable Laws, to keep the Purchaser updated as to the progress of any such sale to a Third Party Purchaser by:

(i)                                  providing updates to the Purchaser, at such times as the Purchaser may reasonably request, as to the status of Novartis’s endeavours to sell the Option Assets;

(ii)                               giving notice to the Purchaser of Novartis or any of its Affiliates providing access to business information relating to the Option Assets to a Third Party Purchaser in contemplation of a sale of any Option Assets, but without providing information as to the identity of the Third Party Purchaser;

(iii)                            providing updates to the Purchaser following the entry into force of this Deed as to the number of Third Party Purchasers that have access from time to time to business information relating to the Option Assets in contemplation of a sale of any Option Assets, but without providing information as to the identity of those Third Party Purchasers; and

(iv)                           giving notice to the Purchaser of a firm intention by Novartis or any of its Affiliates to enter into an agreement with a Third Party Purchaser in relation to the sale of any Option Assets, together with the identity of the Option Assets that are intended to form the subject of the sale and the identity of that Third Party Purchaser.

6                                      Application of provisions of Schedule 1

6.1.1                   The provisions of Schedule 1 shall become effective as if set out in this Deed and on the basis set out in Clause 6.1.2 from and including the Option Exercise Date (or as stated expressly or impliedly in Schedule 1), except that:

(i)                                  Paragraph 15 shall apply with effect from and including the date of this Deed and shall govern the operative Clauses of this Deed, as well as the provisions of Schedule 1; and

(ii)                               Paragraph 1 shall apply with effect from the date of this Deed to the extent that it contains defined terms and interpretive provisions relating to the Paragraphs of Schedule 1 that shall apply with effect from and including the date of this Deed in accordance with Clause 6.1.1.(i); and

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(iii)                            Paragraphs 2.3.5, 2.3.6, 2.4.1 (only to the extent that such paragraph applies to Paragraph 10 of Appendix 10), 5.1, 5.2, 5.3, 5.4, 9, 10, 11 and 13 shall apply with effect from and including the date of this Deed.

6.1.2                   If the Put Option is exercised in respect of the asset combination set out in Clause 2.1.1 (the Option 1 Assets), Schedule 1 shall apply without amendment.

6.1.3                   If the Put Option is exercised in respect of any of the asset combinations set out in Clauses 2.1.2 to 2.1.6, with effect from the Option Exercise Date Schedule 1 shall be amended as follows (more than one may apply):

(i)                                  if the asset combination includes the Option 2 Assets, Schedule 1 shall apply as amended on the basis set out in Schedule 2;

(ii)                               if the asset combination includes the Option 3 Assets, Schedule 1 shall apply as amended on the basis set out in Schedule 3; and

(iii)                            if the asset combination includes the Option 4 Assets, Schedule 1 shall apply as amended on the basis set out in Schedule 4.

6.1.4                   References in this Deed to Schedule 1 shall, where applicable, be construed as references to Schedule 1 as amended in accordance with Clause 6.1.3.

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IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

Executed as a Deed by	)
GLAXOSMITHKLINE PLC	)
acting by its duly appointed attorney in the presence of:	) )	Attorney

Witness’s signature:

Name (print):

Occupation:

Address:

SIGNED by

and on behalf of
NOVARTIS AG and thereby executed by it as a DEED

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Schedule 1
Influenza Business — Terms and Conditions of Sale and Purchase

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Schedule 1
Option 2 Assets

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Schedule 2
Option 3

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Schedule 3
Option 4 Products Terms

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Schedule 1
Influenza Business — Terms and Conditions of Sale and Purchase

1                                      Interpretation and amendment post signing

Clause 1 of this Deed shall apply to this Schedule 1 and, as such, capitalised terms used in this Deed shall have the meanings given to them in this Deed. In this Deed, unless the context requires otherwise, the further interpretative provisions of this Paragraph 1 apply:

1.1                            Definitions

“Accounts” means the audited financial statements of each of the Company and Novartis Vaccines and Diagnostics Limited, prepared in accordance with legislation as in force and applicable to each respective company for the accounting reference period ended on the Accounts Date, comprising the balance sheet, the profit and loss account and the notes to the accounts;

“Accounts Date” means 31 December 2012;

“Action” means the taking of any steps by any Governmental Entity to seek a Judgment which would have the effect of preventing the consummation of the transactions contemplated by this Deed by the Purchaser;

“Affiliate Contract” means a Contract between or among any member of the Novartis Group (other than the Influenza Group Companies) on the one hand, and any Influenza Group Company on the other hand, but excluding any Ancillary Agreement;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between Novartis and the Purchaser and signed for identification purposes by the Novartis’s Lawyers and the Purchaser’s Lawyers, with such alterations as may be agreed in writing between Novartis and the Purchaser from time to time;

“Allocation” has the meaning given to it in paragraph 1 of Appendix 13;

“Ancillary Agreements” means the Local Transfer Documents, Disclosure Letter, the Option Exercise Date Disclosure Letter, the Tax Indemnity, the Transitional Services Agreement, the Manufacturing and Supply Agreement, the Manufacturing, Supply and Distribution Agreement, the Purchaser Intellectual Property Licence Agreement, the Intellectual Property Assignment Agreements and the Pharmacovigilance Agreement;

“Anti-Bribery Law” means any Applicable Law that relates to bribery or corruption, including the US Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, in each case as amended, re-enacted or replaced from time to time;

“Applicable Law” means any supra-national, federal, national, state, municipal or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Governmental Entity or any rule or requirement of any national securities exchange, including all Healthcare Laws, and GCP, GLP, and GMP, each as may be amended from time to time;

“Appointment Notice” has the meaning given to it in paragraph 1.4 of Appendix 16;

“Associated Person” means, in relation to the Novartis Group, a person (including any director, officer, employee, agent or other intermediary) who performs services for or on behalf of any member of the Novartis Group or who holds shares of capital stock, partnership interests, limited liability company membership interests and units, shares, interest and other participations in any member of the Novartis Group (in each case when performing such services or acting in such capacity);

“Assumed Liabilities” means all Liabilities relating to the Influenza Group Businesses other than: (i) the Excluded Liabilities; (ii) any Relevant Pension and Employment Liability; and (iii) any Liabilities in respect of Tax (other than Tax which has been provided for or reflected in the Option Closing Statement) or which have been assumed by the Purchaser’s Group under an express provision of this Deed;

“Benefit Plans” means the US Benefit Plans and the Non-US Benefit Plans;

“Business” means the Cell-based Influenza Business and the Egg-based Influenza Business, taken together;

“Business Information” means: (i) Commercial Information; (ii) Medical Information; and (iii) any other information Predominantly Related to the Business;

“Business Sellers” means the members of the Novartis Group (other than the Influenza Group Companies) that own assets of or otherwise conduct any of the Influenza Group Businesses;

“Call for New Tender” means any calls for a tender (including any tender for a basket of products), whether a new tender or the renewal of an existing tender, which includes the Products and which is published after Option Closing of which Novartis and/or any of Novatis’s Affiliates become aware and which relates in whole or in part to the sale of Products;

“Cash Balances” means cash in hand or credited to any account with a financial institution and securities which are readily convertible into cash;

“Cash Pooling Arrangements” means the cash pooling arrangements of members of the Novartis Group in which the Influenza Group Companies participate;

“Cell-based Influenza Business” means:

(i)                                   the business conducted by the Novartis Group from time to time of research, development, manufacture, sales, distribution, marketing and commercialisation of:

(a)                            influenza Vaccines using cell-based technologies, including such business conducted at the Holly Springs Site;

(b)                            adjuvants conducted at the Holly Springs Site; and

(c)                             other Vaccines products to the extent that such business is conducted or contemplated to be conducted by the Novartis Group at the Holly Springs Site in accordance with its obligations to, or as requested by, the US government or regulatory authorities; and

(ii)                              technical development, manufacturing and supply of Enoxaparin, Copaxone or any other pharmaceutical or biological products (other than Vaccines) at the Holly Springs Site, including, but not limited to, pursuant to agreements or arrangements with Sandoz Inc. or its Affiliates;

“CFIUS” means the Committee on Foreign Investment in the United States;

“CFIUS Approval” means written notice from CFIUS that any review or investigation of the Transaction under Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. App. Section 2170), has been concluded and there are no unresolved national security concerns with respect to the Transaction or the President shall have determined not to take action with respect to the Transaction;

“CFIUS Filing” has the meaning given to it in Paragraph 4.2.3(ii);

“Clinical Trials/Data Liability” means any Liability arising out of, relating to or resulting from any breach of Applicable Law in connection with the conduct of, or reporting or data in relation to, clinical studies or trials (including post-approval studies) in relation to the Influenza Group;

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 of the United States, as amended, section 4980B of the Code, Title I Part 6 of ERISA, and any similar US state group health plan continuation law, together with its implementing regulations;

“Code” means the U.S. Internal Revenue Code of 1986, as amended, together with its implementing regulations;

“Commercial Information” means information that is, as of the Option Closing Date, owned by Novartis and/or its Affiliates and relates predominantly to the Commercialisation of any Product;

“Commercial Practices Liability” means any Liability arising out of, relating to or resulting from any breach of Applicable Law in connection with the Commercialisation of products;

“Commercialise” means to promote, market, distribute and/or sell a Product and “Commercialising” and “Commercialisation” shall be construed accordingly;

“Company” means Novartis Vaccines Holdings Limited, details of which are set out in paragraph 1 of Appendix 2;

“Company Lease” has the meaning given to it in paragraph 1.1 of Part 3 of Appendix 3;

“Company Leased Real Properties” has the meaning given to it in paragraph 1.1 of Part 3 of Appendix 3;

“Company Owned Real Properties” has the meaning given to it in paragraph 1.1 of Part 3 of Appendix 3;

“Company Real Properties” means the Company Owned Real Properties and the Company Leased Real Properties, and “Company Real Property” means any one of them;

“Contracts Liabilities” means Liabilities relating to the: (i) Transferred Contracts; (ii) Transferred Intellectual Property Contracts; and (iii) all other contracts or parts thereof transferred, assigned, novated or assumed by the Purchaser pursuant to this Deed or to which an Influenza Group Company is or was a party or under which an Influenza Group Company has any Liability, and a “Contracts Liability” shall mean any one of them;

“Co-Owned Influenza Group Intellectual Property Right” means any Influenza Group Intellectual Property Rights or any MF59® Intellectual Property Rights that are owned in part by a third party;

“Copyright” means any works of authorship, copyrights, database rights, mask work rights and registrations and applications therefor;

“Decision” means the issuing of any decision by a competition, antitrust, foreign investment, national, local, supranational or supervisory or other government, governmental, quasi-governmental, trade, or regulatory body, agency, branch, subdivision, department, commission, official or authority, including any Tax Authority and any governmental department and any court or other tribunal, that would have the effect of prohibiting the acquisition of the Influenza Group by the Purchaser;

“Deferred Employee” means any person to whom Novartis, any Influenza Group Company or any other member of the Novartis Group has made an offer of employment for a role in the Business in compliance with Paragraph 5 and whose employment in the Business will take effect on a date following the Option Closing Date, save that no person shall become a Deferred Employee unless and until Novartis has provided to the Purchaser a copy of the offer letter setting out the agreed principal terms of employment and/or employment agreement (if executed) applicable to such person;

“Disclosure Letter” means the letter dated on the same date as this Deed from Novartis to the Purchaser disclosing information constituting exceptions to Novartis’s Warranties;

“Draft Option Closing Statement” has the meaning given to it in Paragraph 7.1;

“Effective Time” means 11.59 p.m. (local time in the relevant location) on the Option Closing Date or, if the Option Closing Date is not the last day of a month but the first Business Day of a month, 11.59 p.m. on the last day of the immediately preceding month;

“Egg-based Influenza Business” means the business conducted by the Novartis Group from time to time of research, development, manufacture, sales, distribution, marketing and commercialisation of influenza Vaccines and other products using egg-based technologies and related adjuvant technologies;

“Election Date” has the meaning given in Paragraph 4.2.3(ii);

“Employee Benefit Indemnification Amount” has the meaning given to it in Appendix 11;

“Employee Benefits” has the meaning given to it in Appendix 11;

“Employees” means the Influenza Business Employees and the Influenza Group Company Employees, and “Employee” means any one of them;

“Encumbrance” means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing, and for the avoidance of doubt, shall exclude any licences of or claims of infringement relating to, Intellectual Property Rights;

“Environmental Laws” means any and all Applicable Law regulating or imposing Liability or standards of conduct concerning pollution or protection of the environment (including surface water, groundwater or soil);

“Environmental Liabilities” means any Liability arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, but excluding any Product Liability;

“Environmental Permit” means any permit, licence, consent or authorisation required by Environmental Laws issued by any relevant competent authority and used in relation to the operation or conduct of Manufacturing at each Property, and “Environmental Permit” shall be construed accordingly;

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended, together with its implementing regulations;

“Estimated Influenza Group Companies’ Cash Balances” means Novartis’s reasonable estimate of the aggregate of the Influenza Group Companies’ Cash Balances, to be notified by Novartis to the Purchaser pursuant to Paragraph 6.4;

“Estimated Employee Benefit Adjustment” means Novartis’s reasonable estimate (in so far as practicable), made in good faith after consulting with the Purchaser, of 95 per cent. of the anticipated aggregate of the Employee Benefit Indemnification Amounts, to be notified by Novartis to the Purchaser pursuant to Paragraph 6.4;

“Estimated Intra-Group Non-Trade Payables” means Novartis’s reasonable estimate of the Intra-Group Non-Trade Payables, to be notified by Novartis to the Purchaser pursuant to Paragraph 6.4;

“Estimated Intra-Group Non-Trade Receivables” means Novartis’s reasonable estimate of the Intra-Group Non-Trade Receivables, to be notified by Novartis to the Purchaser pursuant to Paragraph 6.4;

“Estimated Tax Adjustment” means Novartis’s reasonable estimate of the Tax Adjustment, to be notified by Novartis to the Purchaser pursuant to Paragraph 6.4;

“Estimated Third Party Indebtedness” means Novartis’s reasonable estimate of the Third Party Indebtedness, to be notified by Novartis to the Purchaser pursuant to Paragraph 6.4;

“Excluded Assets” means the property, rights and assets referred to in Paragraph 2.3.2;

“Excluded Contracts” means, collectively, each Contract which is not Predominantly Related to the Business;

“Excluded Employees” means any Influenza Group Company Employees who do not work wholly or substantially in the Business, and such other employees as may be agreed in writing between Novartis and the Purchaser after the date of this Deed but before the Option Closing Date;

“Excluded Liabilities” means:

(i)                                   all Liabilities

(a)                              relating to the Influenza Group Businesses other than to the extent taken into account in the Option Closing Statement; and

(b)                              of the Influenza Group Companies (other than Liabilities in respect of Tax),

in either case, to the extent that they have arisen or arise (whether before or after Option Closing) as a result of, or otherwise relate to, an act, omission, fact, matter,

circumstance or event undertaken, occurring, in existence or arising before Option Closing, other than any Relevant Pension and Employment Liability and any Liabilities in respect of Tax provided for or reflected in the Option Closing Statement; and

(ii)                              all Liabilities relating to the Novartis Group Retained Business and the Excluded Assets;

“Exclusively Related to the Business” means exclusively related to, or exclusively used or held for use exclusively, in connection with the Business;

“FDA” means the United States Food and Drug Administration (or its successor);

“Final Allocation Schedule” has the meaning given to it in paragraph 4 of Appendix 13;

“Final Payment Date” means five Business Days after the date on which the process described in Part 1 of Appendix 16 for the preparation of the Option Closing Statement is complete;

“FSAs” has the meaning given to it in paragraph 7.1 of Appendix 10;

“FSMA” means the Financial Services and Markets Act 2000;

“Full Title Guarantee” means on the basis that the covenants implied under Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 where a disposition is expressed to be made with full title guarantee are deemed to be given by Novartis (on behalf of the relevant Share Seller or Business Seller) on Option Closing;

“Governmental Entity” means any supra-national, federal, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, or any national securities exchange or automated quotation service including, any governmental regulatory authority or agency responsible for the grant approval, clearance, qualification, licensing or permitting of any aspect of the research, development, manufacture, marketing distribution or sale of the Products including the FDA, the European Medicines Agency, or any successor agency thereto;

“Governmental Liability” means any Liability arising out of, relating to or resulting from any claim, demand, action, suit, proceedings or investigation by a Governmental Entity (other than a Tax Authority) brought or undertaken in connection with products sold or developed by, or operations or practices of, the Influenza Group prior to Option Closing;

“Hazardous Substance” means any gasoline or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic substances, asbestos, pollutants, or contaminants defined as such in or regulated under any applicable Environmental Law;

“Headline Price” has the meaning given to it in Paragraph 3.1.1(i);

“Holly Springs Site” means the Properties located in Holly Springs, North Carolina, United States of America at which the Business undertakes Manufacturing activities;

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, together with its implementing regulations;

“IFRS” means International Financial Reporting Standards, comprising the accounting standards and interpretations issued, adopted and/or approved by the International Accounting Standards Board;

“In-Market Inventory” means all inventory of Products for Commercialisation that, at any particular time: (i) is beneficially owned by a member of the Novartis Group; and (ii) is in finished packed form and released for Commercialisation; and (iii) is located: (a) in (or in transit to) the relevant Market; or (b) in (or in transit to) a multi-market warehouse owned or operated by a member of the Novartis Group or by a third party; or (c) at a Property pending despatch following release by the relevant qualified person to the relevant market or multi-market warehouse;

“Indebtedness” means all loans and other financing liabilities and obligations in the nature of borrowed moneys and overdrafts and moneys borrowed, but excluding trade debt and liabilities arising in the ordinary course of business;

“Influenza Business Employees” means the employees of any member of the Novartis Group who work wholly or substantially in the Business from time to time including, for the avoidance of any doubt, the International Assignees other than the Influenza Group Company Employees, the Excluded Employees and the Shared Employees and provided that, in relation to Novartis’s Warranties only, the words “from time to time” shall be deemed to be replaced by “at the date of this Deed” or “at the Option Exercise Date” (as applicable) and “Influenza Business Employee” means any one of them;

“Influenza Group” means the Influenza Group Companies and the Influenza Group Businesses, taken as a whole;

“Influenza Group Businesses” means the assets of the Business as set out in Paragraph 2.3.1, but subject always to Paragraph 2.3.2;

“Influenza Group Companies” means the Company and the Subsidiaries, and “Influenza Group Company” means any one of them;

“Influenza Group Companies’ Cash Balances” means the aggregate amount of the Cash Balances held by or on behalf of the Influenza Group Companies at the Effective Time;

“Influenza Group Company Employees” means the employees from time to time of any of the Influenza Group Companies other than the Excluded Employees, and provided that, in relation to Novartis’s Warranties only, the words “from time to time” shall be deemed to be replaced by “at the date of this Deed” or “at the Option Exercise Date” (as applicable), and “Influenza Group Company Employee” means any one of them;

“Influenza Group Goodwill” means all goodwill of the Influenza Group Businesses, but excluding any Trademark goodwill;

“Influenza Group Information Technology” means the Transferred Information Technology and the Owned Information Technology;

“Influenza Group Insurance Policies” means all insurance policies held exclusively by and for the benefit of the Influenza Group Companies and “Influenza Group Insurance Policy” means any one of them;

“Influenza Group Intellectual Property Contracts” means the Transferred Intellectual Property Contracts and the Owned Intellectual Property Contracts;

“Influenza Group Intellectual Property Rights” means the Transferred Intellectual Property Rights and the Owned Intellectual Property Rights;

“Influenza Patent” means any Influenza Group Intellectual Property Right which is a Patent;

“Information Technology” means computer, hardware, software and network;

“Intellectual Property Assignment Agreements” means the assignments between Novartis and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates on terms consistent with the Agreed Terms, to be entered into at Option Closing, in respect of the transfer of certain Intellectual Property Rights in each of the relevant jurisdictions;

“Intellectual Property Rights” means all (i) Patents; (ii) Know-How; (iii) Trademarks; (iv) internet domain names; (v) Copyrights; (vi) rights in designs; (vii) database rights; and (viii) all rights or forms of protection, anywhere in the world, having equivalent or similar effect to the rights referred to in paragraphs (i) to (vii) above, in each case, whether registered or unregistered and including applications for registration of any such thing;

“International Assignees” means such employees as may be agreed in writing between Novartis and the Purchaser after the date of this Deed but before the Option Closing Date;

“Intra-Group Non-Trade Payables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued, dividends declared or payable but not paid) owed by an Influenza Group Company to a member of the Novartis Group (other than an Influenza Group Company) as at the Effective Time as derived from the Option Closing Statement, but excluding: (i) Intra-Group Trading Balances; and (ii) any item which falls to be included in calculating the Influenza Group Companies’ Cash Balances or the Third Party Indebtedness;

“Intra-Group Non-Trade Receivables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued, dividends declared or payable but not paid) owed by a member of the Novartis Group (other than an Influenza Group Company) to an Influenza Group Company as at the Effective Time as derived from the Option Closing Statement, but excluding: (i) Intra-Group Trading Balances; and (ii) any item which falls to be included in calculating the Influenza Group Companies’ Cash Balances or the Third Party Indebtedness;

“Intra-Group Trading Balances” means all trade accounts and notes receivable or payable arising in the ordinary course between any two members of the Novartis Group, in each case to the extent related to the Business, to which lines “BS01_630 Payables Other BU’s”, “BS01_140 Receivables Other BU’s”, “BS01_620 Payables Own BU” and “BS01_130 Receivables Own BU” of the Statement of Net Assets apply, together with any unpaid financing charges accrued thereon;

“IP Liability” means any Liability arising out of, relating to or resulting from any actual or alleged infringement, misappropriation or other violation of Intellectual Property Rights of third parties;

“Judgment” means any order, writ, judgment, injunction, decree, stipulation, determination, decision or award entered into by or with any Governmental Entity of competent jurisdiction;

“Key Sites” means the Holly Springs Site and the Liverpool Site, each being a “Key Site”;

“Know-How” means all existing and available technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data;

“Lease” has the meaning given to it in paragraph 1.1 of Part 4 of Appendix 3;

“Liabilities” means all liabilities, claims, damages, proceedings, demands, orders, suits, costs, losses and expenses of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety;

“LIBOR” means the London interbank offered rate, being the interest rate offered in the London inter-bank market for three month US dollar deposits as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen at 11 a.m. (London) on the second Business Day prior to the Option Closing Date;

“Licensed Intellectual Property Contract” means any Influenza Group Intellectual Property Contract constituting or containing a licence of Intellectual Property Rights in respect of the Business or Products;

“Liverpool Site” means the Properties located at Liverpool, United Kingdom at which the Influenza Group undertakes Manufacturing activities;

“Local Transfer Document” has the meaning given to it in Paragraph 2.6.1;

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“MA Costs” has the meaning given to it in paragraph 4 of Part 2 of Appendix 8;

“MA Documentation” has the meaning given to it in paragraph 1.4 of Part 2 of Appendix 8;

“Manufacture”, “Manufacturing” or “Manufactured” means the planning, purchasing of materials for, production, processing, compounding, storage, filling, packaging, labelling, leafleting, warehousing, quality control testing, waste disposal, quality release, sample retention and stability testing of products;

“Manufacturing and Supply Agreement” has the meaning given in the Vaccines SAPA to the term “Influenza Business Manufacturing and Supply Agreement”;

“Manufacturing Inventory” means any packed inventory of Products and/or products for Commercialisation that is: (i) in finished form (save for any secondary packaging undertaken outside of a Property); (ii) beneficially owned by any member of the Novartis Group; (iiii) held at a Property; and (iv) not yet released by the qualified person at a Property; and excluding in each case, for the avoidance of doubt, any In-Market Inventory and Manufacturing Stocks;

“Manufacturing Liability” means any Liability arising out of, relating to or resulting from any breach of Applicable Law in connection with the manufacturing of products;

“Manufacturing Licences” means any certificates, permits, licences, consents and approvals issued by any Governmental Entity, used in the operation or conduct of

Manufacturing at each Property, and “Manufacturing Licence” shall be construed accordingly;

“Manufacturing Stocks” means, as at Option Closing, all stocks of raw materials, active pharmaceutical ingredients, ingredients, adjuvants, drug substances, intermediates, packaging materials, components, devices and other production and pre-production consumables and work-in-progress that are beneficially owned by any member of the Novartis Group for use in the Manufacture of Products or Pipeline Products and held at a Property;

“Manufacturing, Supply and Distribution Agreement” means the manufacturing, supply and distribution agreement between Novartis and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates, expected to be entered into at Option Closing on the heads of terms in the Agreed Terms for the “Manufacturing, Supply and Distribution Agreement” as defined in the Vaccines SAPA (with any necessary amendments) or, if the “Manufacturing, Supply and Distribution Agreement” as defined in the Vaccines SAPA is entered into before Option Closing, on the terms of the “Manufacturing, Supply and Distribution Agreement” as defined in the Vaccines SAPA (with any necessary amendments);

“Marketing Authorisation Data” means the existing and available dossiers containing the relevant Know-How used by Novartis and/or its Affiliates to obtain and maintain the Marketing Authorisations;

“Marketing Authorisation Holder” means the holder of the relevant Marketing Authorisation;

“Marketing Authorisation Re-registration” has the meaning given to it in paragraph 1.1.2 of Part 2 of Appendix 8;

“Marketing Authorisation Re-Registration Date” means the date on which the relevant Governmental Entity approves, or is deemed to approve, the relevant Marketing Authorisation Re-registration;

“Marketing Authorisation Transfer Date” means the date on which the relevant Governmental Entity approves, or is deemed to approve, the relevant Marketing Authorisation Transfer;

“Marketing Authorisation Transfer” has the meaning given to it in paragraph 1.1.1 of Part 2 of Appendix 8;

“Marketing Authorisation Transferee” means the member of the Purchaser’s Group or, where no member of the Purchaser’s Group satisfies the requirements under Applicable Law to be transferred the relevant Marketing Authorisation, such Third Party as is nominated by the Purchaser, in either case, to whom the relevant Marketing Authorisation is to be transferred;

“Marketing Authorisations” means the marketing authorisations issued or applications for Marketing Authorisations with respect to the Products and all supplements, amendments and revisions thereto;

“Markets” means the markets in which the Products are marketed and sold under the relevant Marketing Authorisation, and “Market” shall be construed accordingly;

“Material Employee Jurisdictions” means the United Kingdom and the United States of America;

“Medical Information” means information relating to clinical and technical matters, such as therapeutic uses for the approved indications, drug-disease information, and other product characteristics Predominantly Related to the Business which is available to or used by Novartis and/or its Affiliates as of the Option Closing Date;

“MF59® Intellectual Property Rights” means the Intellectual Property Rights owned by the Novartis Group comprised within the MF59® Rights including the Intellectual Property Rights of any member of the Novartis Group set out in Part 3 of Appendix 4;

“MF59® Intellectual Property Rights Contracts” means the Contracts held by the Novartis Group relating to the Intellectual Property Rights comprised within the MF59® Rights including any such Contracts set out in Part 4 of Appendix 4;

“MF59® Rights” means all rights in the MF59® Adjuvant owned by or licensed to Novartis or its Affiliates including: (a) all stocks of the adjuvant and materials used in its production; (b) all Intellectual Property Rights in and relating to the MF59® Adjuvant; and (c) all Intellectual Property Rights in and relating to the manufacture and production or fill finish process relating to the MF59® Adjuvant;

“Novartis Group” means Novartis and its Affiliates from time to time;

“Novartis Group Insurance Policies” means all insurance policies (whether under policies maintained with third party insurers or any member of the Novartis Group), other than Influenza Group Insurance Policies, maintained by Novartis or any member of the Novartis Group in relation to the Influenza Group or under which, immediately prior to Option Closing, any Influenza Group Company or Novartis or member of the Novartis Group in relation to the Influenza Group Businesses is entitled to any benefit, and “Novartis Group Insurance Policy” means any one of them;

“Novartis Group Retained Business” means, from time to time, all businesses of the Novartis Group, excluding the Business;

“Novartis Marks” means any of the marks (including in either or both logo and local script form) “Novartis”, “Sandoz”, “Alcon” and “Ciba Vision” used alone or in combination with other words or marks;

“Novartis Restricted Marks” means any of the marks (including in either or both logo and local script form) “Novartis”, “Sandoz”, “Alcon” and “Ciba Vision”;

“Novartis’s Disagreement Notice” has the meaning given to it in paragraph 1.5 of Appendix 16;

“Novartis’s Knowledge” has the meaning given to it in Paragraph 9.1.6;

“Novartis’s Lawyers” means Linklaters LLP of One Silk Street, London EC2Y 8HQ, United Kingdom;

“Novartis’s Warranties” means the warranties given by Novartis pursuant to Paragraph 9 and Appendix 18, and “Novartis’s Warranty” means any one of them;

“Non-US Benefit Plans” has the meaning given to it in paragraph 16.3.1 of Appendix 18;

“Notice” has the meaning given to it in Paragraph 15.11.1;

“Ongoing Clinical Trials” means the ongoing clinical studies sponsored or supported by Novartis Group (including post-approval studies) or otherwise recommended by a Governmental Entity, and regulatory commitments in respect of the Products and the Pipeline Products, listed in Appendix 21 and “Ongoing Clinical Trial” shall mean any one of them;

“Option Closing” means the completion of the sale of the Shares and the Influenza Group Businesses pursuant to this Deed and any Ancillary Agreement;

“Option Closing Date” means the date on which Option Closing takes place;

“Option Closing Statement” means the statement setting out the Influenza Group Companies’ Cash Balances, the Intra-Group Non-Trade Receivables, the Third Party Indebtedness, the Intra-Group Non-Trade Payables and the Tax Adjustment, to be prepared by Novartis and agreed or determined in accordance with Paragraph 7 and Appendix 16;

“Option Exercise Date Disclosure Letter” has the meaning given in Paragraph 9.1.3;

“Out-Licensing Programme” means the out-licensing and enforcement of Intellectual Property Rights that are not used in or developed for the Business and generally relate to base technology useful in drug discovery and/or manufacturing processes, including any contracts or Intellectual Property Rights related thereto;

“Out-Licensing Programme Intellectual Property Rights” means the Intellectual Property Rights used in relation to the Out-Licensing Programme;

“Out of Scope Patent” means any Patent of the Novartis Group at the date of Option Closing, but excluding (i) the Transferred Intellectual Property Rights; (ii) any Patents licensed under the Purchaser Intellectual Property Licence Agreement; and (iii) Out-Licensing Programme Intellectual Property Rights;

“Owned Information Technology” means all Information Technology of any Influenza Group Company to the extent Exclusively Related to the Business;

“Owned Intellectual Property Contracts” means the Contracts Exclusively Related to the Business which relate to Intellectual Property Rights and that are held by the Influenza Group Companies, including any such Contracts set out in Part 2 of Appendix 4;

“Owned Intellectual Property Rights” means the Intellectual Property Rights of any Influenza Group Company to the extent Exclusively Related to the Business, including the Intellectual Property Rights of any Influenza Group Company set out in Part 1 of Appendix 4;

“Owned Plant and Equipment” means:

(i)                                the Owned Information Technology; and

(ii)                             all plant, furniture, furnishings, vehicles, equipment, tools and other tangible personal property (other than Owned Information Technology) of the Novartis Group that are Predominantly Related to the Business and held by the Influenza Group Companies;

“Patent Term Extensions” means any and all extensions of a term of a Patent granted under the Patent laws or regulations of any country, the European Union, or any other Governmental Entity;

“Patents” means patents, design patents, patent applications and any reissues, re-examinations, divisionals, continuations, continuations-in-part, provisionals, and extensions thereof or any counterparts to any of the foregoing (including rights resulting from any post-grant proceedings relating to any of the foregoing);

“PA Transfer Date” means, in relation to a Product or Product Application, the date upon which the relevant Governmental Entity approves and notifies the Product Approval or Product Application (as applicable) naming the Purchaser or the relevant Affiliate of the Purchaser (or designee thereof) as the holder of such Product Approval or Product Application in the relevant country or territory covered by that Product Approval or Product Application;

“Payment” has the meaning given to it in Paragraph 1.4;

“Permit” has the meaning given to it in paragraph 9.2 of Appendix 18;

“Permitted Encumbrance” means:

(i)                                Encumbrances imposed by Applicable Law;

(ii)                             Encumbrances imposed in the ordinary course of business which are not yet due and payable or which are being contested in good faith;

(iii)                          Encumbrances which are listed in Appendix 7;

(iv)                         pledges or deposits to secure obligations under Applicable Law relating to workers’ compensation, unemployment insurance or to secure public or statutory obligations; and

(v)                            liens, title retention arrangements or deposits to secure the performance of bids, trade contracts (other than for borrowed money), conditional sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of the Business;

“Personal Property” means all tangible personal property legally and beneficially owned by the Novartis Group which is Predominantly Related to the Business and is located at a Property at Option Closing;

“Pharmacovigilance Agreement” means the agreement between Novartis and the Purchaser, to be entered into at Option Closing, in respect of pharmacovigilance and regulatory matters relating to the Products;

“Pipeline Product” means:

(i)                                each product in development by the Business set out under the heading “Pipeline Products” in Part 3 of Appendix 8; and

(ii)                             any other product in development which is Exclusively Related to the Business;

“Pipeline Product Approvals” means the approvals in relation to the Pipeline Products;

“Predominantly Related to the Business” means exclusively or predominantly related to, or used or held for use exclusively or predominantly, in connection with the Business;

“Proceedings” means any legal actions, proceedings, suits, litigations, prosecutions, investigations, enquiries, mediations or arbitrations;

“Product Applications” means all applications for Product Approval filed with respect to Products Under Registration, with each individual application being a “Product Application”;

“Product Approvals” means all permits, licences, certificates, clearances, registrations or other authorisations or consents issued by any Governmental Entity to Novartis or one of its Affiliates with respect to the Products or the use, research, development, marketing, distribution or sale thereof, including the Marketing Authorisations;

“Product Filings” means all filings, written representations, declarations, listings, registrations, reports or submissions with or to any Governmental Entity, including adverse event reports and all submitted data relating to each Product;

“Product Liabilities” means any Liability arising out of, relating to or resulting from actual or alleged harm, injury, damage or death to persons in connection with the use of any product (including in any clinical trial or study);

“Product Liability Relevant Period” means the period of two years prior to the date of this Deed;

“Product Partners” means any third parties which pursuant to a Contract with Novartis or any Affiliate of Novartis co-develop, co-promote, co-market, or otherwise have a licence or other right to research, develop, manufacture, promote, distribute, market, or sell any Product, including all manufacturers and suppliers of any such Product;

“Products” means: (i) the products set out under the heading “Products” in Part 3 of Appendix 8; and (ii) any other products Exclusively Related to the Business;

“Products Under Registration” means:

(i)                                the products set out under the heading “Products Under Registration” in Part 3 of Appendix 8, which are pending Product Approval as of the date hereof; and

(ii)                             any other product under registration Exclusively Related to the Business;

“Properties” means the Company Real Properties and the Transferred Real Properties, and “Property” means any one of them;

“Proprietary Information” means all confidential and proprietary information of Novartis or its Affiliates that is Predominantly Related to the Business, including confidential Medical Information, confidential Know How and confidential Commercial Information;

“Purchase Price” has the meaning given to it in Paragraph 3.1.1;

“Purchase Price Bank Account” means the account notified by Novartis to the Purchaser no later than two Business Days prior to the Option Closing Date;

“Purchaser Intellectual Property Licence Agreement” means the agreement between Novartis and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates on terms consistent with the Agreed Terms attached to this Deed as Attachment 1, expected to be entered into on Option Closing, in respect of the grant of licences from Novartis to the Purchaser of certain Intellectual Property Rights;

“Purchaser’s Disagreement Notice” has the meaning given to it in paragraph 1.4 of Part 1 of Appendix 16;

“Purchaser’s Lawyers” means Slaughter and May of One Bunhill Row, London EC1Y 8YY, United Kingdom;

“Purchaser Shareholders” means the holders of ordinary shares in the capital of the Purchaser from time to time;

“Registered Intellectual Property Rights” means Intellectual Property Rights that are registered, issued, filed, or applied for under the authority of any Governmental Entity;

“Registered Influenza Group Intellectual Property Rights” means all Influenza Group Intellectual Property Rights that are Registered Intellectual Property Rights;

“Registered MF59® Intellectual Property Rights” means all MF59® Intellectual Property Rights that are Registered Intellectual Property Rights;

“Regulation” has the meaning given to it in Paragraph 4.1.1;

“Relevant Employees” means the Relevant Influenza Business Employees and the Relevant Influenza Group Company Employees and “Relevant Employee” means any one of them;

“Relevant Employers” means the Business Sellers and such other members of the Novartis Group who employ the Relevant Influenza Business Employees;

“Relevant Employer’s FSAs” has the meaning given to it in paragraph 7.1 of Appendix 10;

“Relevant Influenza Business Employees” means the Influenza Business Employees immediately prior to the Option Closing Date and “Relevant Influenza Business Employee” means any one of them;

“Relevant Influenza Group Company Employees” means the Influenza Group Company Employees immediately prior to the Option Closing Date (excluding any who do not work wholly or substantially in the Business) and “Relevant Influenza Group Company Employee” means any one of them;

“Relevant Part” means the relevant part of the Shared Business Contracts which relates exclusively to the Business (or the relevant part of the Business that is transferred to the Purchaser at Option Closing);

“Relevant Pension and Employment Liability” means (i) any Liabilities assumed by the Purchaser or a member of the Purchaser’s Group as contemplated by Appendix 10; and (ii) any Transferred Employee Benefit Liabilities (as defined in Appendix 11) which the Purchaser agrees to assume in accordance with Appendix 11;

“Relevant Persons” has the meaning given to it in Paragraph 8.2.2;

“Reorganisation” has the meaning given to it in Paragraph 2.3.5;

“Reporting Accountants” means the London office of Ernst & Young or, if that firm is unable or unwilling to act in any matter referred to them under this Deed, the London office of Deloitte or, if that firm is also unable or unwilling to act in any matter referred to them under this Deed, an internationally recognised and independent firm of accountants who does not act as auditor to Novartis or the Purchaser, to be agreed by Novartis and the Purchaser within seven days of a notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the application of either of them by or on behalf of the Institute of Chartered Accountants of England and Wales;

“Required Item” has the meaning given to it in paragraph 2 of Appendix 13;

“Required Notifications” has the meaning given to it in Paragraph 4.2.1;

“Sanctions Laws” has the meaning given to it in paragraph 9.5 of Appendix 18;

“Seller Partner” means any counterparty to a development, contract research, commercialisation, manufacturing, distribution, sales, marketing, supply, consulting or other collaboration Contract with Novartis or any Affiliate of Novartis;

“Service Provider” means an Associated Person who is a legal person;

“Share Seller” means, in relation to the Company, Novartis Pharma AG, as set out in Appendix 1;

“Shared Business Contracts” means any Contract which relates both:

(i)                                to the Business or any part of the Business to be transferred to the Purchaser at Option Closing; and

(ii)                             to any part of the Novartis Group Retained Business, any product other than the Products, or any Excluded Asset,

and to which a member of the Novartis Group is a party or in respect of which a member of the Novartis Group has any liability or obligation at Option Closing, and “Shared Business Contract” shall mean any of them;

“Shared Employees” means employees of any member of the Novartis Group who work wholly or substantially in the Business pursuant to service level agreements with the Influenza Group Companies and other members of the Novartis Group but excluding, for the avoidance of any doubt, any Influenza Group Company Employee and any employees included on the list of employees provided pursuant to paragraph 15.2 of Appendix 18;

“Shares” means the shares in the capital of the Company specified in Appendix 2;

“Sinergium Arrangements” means agreements and arrangements relating to the business and activities of the Sinergium Consortium, including agreements and arrangements between: (i) any of the Sinergium Consortium Members; (ii) any of the Sinergium Consortium Members (and/or the Sinergium Consortium) and the Argentinian Ministry of Health; and (iii) any member of the Novartis Group and any Sinergium Consortium Member (and/or the Sinergium Consortium);

“Sinergium Consortium Members” means the shareholders of Sinergium Biotech - Consorcio de Cooperación (taken together, the “Sinergium Consortium”), who as at the date of this Deed are Novartis Argentina, S.A., Biogénesis Bago, S.A., Laboratorio ELEA S.A.C.I.F. y A. and Sinergium Biotech, S.A.;

“Statement of Net Assets” has the meaning given to it in Appendix 22;

“Statement of Net Assets Date” means 31 December 2013;

“Statement of Net Assets Rules” means the rules in accordance with which the Statement of Net Assets was prepared, as set out in Part 2 of Appendix 22;

“Subsidiaries” means the companies listed in paragraph 2 of Appendix 2 and “Subsidiary” means any one of them;

“Surviving Affiliate Contracts” means any of the agreements or arrangements referred to in Paragraph 5.3.1(iii);

“Tax Adjustment” means the amount by which:

(i)                                the aggregate amount of the income taxes and sales taxes payable by the Influenza Group Companies, as at the Effective Time and as derived from the Option Closing Statement;

exceeds or is less than

(ii)                             the aggregate amount of the current income tax and, sales tax receivables of the Influenza Group Companies, as at the Effective Time and as derived from the Option Closing Statement, and any such excess amount shall be treated as a positive number and any shortfall shall be treated as a negative amount;

“Tax Consolidation” means any group, consolidation, fiscal unity or other arrangement (whether in place by law, agreement or otherwise and including any group for the purposes of VAT) under which a person is primarily responsible for paying or discharging Tax liabilities on behalf of, or attributable to the income, profits or gains of, or events affecting, one or more other persons;

“Tax Group” means any group, consolidation or fiscal unity for the purposes of any Tax, including any group for the purposes of VAT and any Tax Consolidation;

“Tax Indemnity” means the deed of covenant against taxation, in a form that applies the provisions of the “Tax Indemnity” as defined in the Vaccines SAPA in relation to the Influenza Group Companies as those provisions apply in relation to the Vaccines Group Companies, mutatis mutandis, to be entered into by Novartis and the Purchaser on the Option Closing Date;

“Tax Return” means any return, declaration, claim for refund, information return or statement, including any schedule or attachment thereto, which must be filed or lodged with, or submitted to, any Tax Authority in relation to the assessment, notification, collection or administration of any Tax, or which a taxpayer must prepare and retain;

“Tax Warranties” means Novartis’s Warranties set out in paragraph 13 of Appendix 18;

“Third Party” has the meaning given to it in Paragraph 15.4.2;

“Third Party Claim” has the meaning given to it in Paragraph 11.4;

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third parties for the assignment or transfer to the Purchaser of any of the Transferred Contracts, Transferred Intellectual Property Contracts, MF59® Intellectual Property Rights Contracts or Shared Business Contracts or Co-Owned Influenza Group Intellectual Property Rights or Transferred Plant and Equipment and “Third Party Consent” means any one of them;

“Third Party Indebtedness” means the aggregate amount as at the Effective Time of all outstanding Indebtedness owed by the Influenza Group Companies to any third party less any Indebtedness owed by any third party to any Influenza Group Company as derived from the Option Closing Statement (but excluding any item included in respect of any

Influenza Group Companies’ Cash Balances or Intra-Group Non-Trade Payables), and, for the purposes of this definition, third party shall exclude any member of the Novartis Group;

“Time-Limited Excluded Liability” means an Excluded Liability which is:

(i)                                a Contracts Liability;

(ii)                             an Environmental Liability;

(iii)                          a Manufacturing Liability; or

(iv)                         a Commercial Practices Liability,

“Trademarks” means trademarks, service marks, trade names, certification marks, service names, industrial designs, brand names, brand marks, trade dress rights, identifying symbols, logos, emblems, and signs or insignia and all goodwill of the business in relation to which any of the foregoing are used (but no other or greater goodwill);

“Transaction” has the meaning given to it in Paragraph 4.1.1;

“Transfer Regulations” means the relevant national measure by which the employment of a Relevant Influenza Business Employee automatically transfers to the Purchaser or a relevant member of the Purchaser’s Group;

“Transferred Accounts Payable” means all trade accounts and notes payable arising in the ordinary course of the Novartis Group (other than any Influenza Group Company) to the extent related to the Business, and outstanding at the Effective Time, together with any unpaid financing charges accrued thereon;

“Transferred Accounts Receivable” means all trade accounts and notes receivable arising in the ordinary course of the Novartis Group (other than any Influenza Group Company) to the extent related to the Business, and outstanding at the Effective Time, together with any unpaid financing charges accrued thereon;

“Transferred Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) to the extent of, or maintained predominantly for, the Business by the Novartis Group (excluding the Influenza Group Companies) (other than emails), but excluding:

(i)                                any such items to the extent that: (A) they are related to any Excluded Assets or Excluded Liabilities, (B) they are related to any corporate, Tax, human resources or stockholder matters of Novartis or its Affiliates (other than the Influenza Group Companies), (C) any Applicable Law prohibits their transfer or (D) any transfer thereof otherwise would subject Novartis or any of its Affiliates to any material liability; and

(ii)                             any laboratory notebooks to the extent containing research and development information unrelated to the Business;

“Transferred Contracts” means:

(i)                                the Contracts, other than Transferred Intellectual Property Contracts and the US Government Contracts, that are Predominantly Related to the Business between a member of the Novartis Group (excluding the Influenza Group Companies), on the one hand, and any third party, on the other hand (other than this Deed and any Ancillary Agreement), but excluding any Excluded Contract; and

(ii)                             subject to paragraph 1 of Appendix 9, the Relevant Part of the Shared Business Contracts;

“Transferred Employees” means (i) the Influenza Business Employees to whom the Purchaser (or a member of the Purchaser’s Group) offers employment and who accept such employment and become employed by the Purchaser (or a member of the Purchaser’s Group) in accordance with Appendix 10; (ii) any Relevant Influenza Business Employees who transfer to the Purchaser (or a member of the Purchaser’s Group) by operation of the Transfer Regulations and do not object to such transfer (to the extent permitted by the Transfer Regulations) in accordance with Appendix 10; and (iii) the Relevant Influenza Group Company Employees, and “Transferred Influenza Business Employees” means the employees in (i) and (ii), “Transferred Influenza Group Company Employees” means the employees in (iii) and “Transferred Employee”, “Transferred Influenza Business Employee” and “Transferred Influenza Group Company Employee” respectively means any one of them;

“Transferred Information Technology” means all Information Technology of any member of the Novartis Group (other than an Influenza Group Company) to the extent Exclusively Related to the Business;

“Transferred Intellectual Property Contracts” means Contracts Exclusively Related to the Business which relate to Intellectual Property Rights (but excluding the rights under any such Contracts that are held by the Influenza Group Companies), including any such Contracts set out in Part 2 of Appendix 4;

“Transferred Intellectual Property Rights” means the Intellectual Property Rights of any member of the Novartis Group (other than an Influenza Group Company) Exclusively Related to the Business, including the Intellectual Property Rights of any member of the Novartis Group (other than an Influenza Group Company) set out in Part 1 of Appendix 4;

“Transferred Inventory” means all inventories (including Manufacturing Inventory and Manufacturing Stocks and In-Market Inventory), wherever located, including all raw materials, work in progress, finished Products and packaging and labelling material in respect of the Products and otherwise Predominantly Related to the Business (but excluding any such items held by the Influenza Group Companies) whether held at any location or facility of a member of the Novartis Group or in transit to a member of the Novartis Group, in each case as of the Effective Time;

“Transferred Leased Real Properties” has the meaning given to it in paragraph 1.1 of Part 4 of Appendix 3;

“Transferred Owned Real Properties” has the meaning given to it in paragraph 1.1 of Part 4 of Appendix 3;

“Transferred Plant and Equipment” means:

(iii)                          the Transferred Information Technology; and

(iv)                         all plant, furniture, furnishings, vehicles, equipment, tools and other tangible personal property (other than Transferred Inventory or Transferred Information Technology) of the Novartis Group that are Predominantly Related to the Business (but excluding any such items owned by the Influenza Group Companies);

“Transferred Real Properties” means:

(i)                                the Transferred Owned Real Properties;

(ii)                             the Transferred Leased Real Properties; and

(iii)                          all other freehold, leasehold or other immovable property Predominantly Related to the Business, other than any freehold, leasehold or other immovable property within the definition of “Excluded Assets”, and “Transferred Real Property” means any one of them;

“Transitional Services Agreement” means the transitional services agreement expected to be entered into between Novartis and the Purchaser at Option Closing on the heads of terms in the Agreed Terms for the “Transitional Services Agreement” as defined in the Vaccines SAPA (with any necessary amendments) or, if the “Transitional Services Agreement” as defined in the Vaccines SAPA is entered into before Option Closing, on the terms of the “Transitional Services Agreement” as defined in the Vaccines SAPA (with any necessary amendments);

“US Benefit Plans” means all United States “employee benefit plans” (within the meaning of section 3(3) of ERISA), severance, change in control or employment, vacation, incentive, bonus, stock option, stock purchase, or restricted stock plans, programmes, agreements or policies benefiting the Influenza Business Employees;

“US Government Contracts” means: (i) the Contracts of Novartis Vaccines & Diagnostics, Inc. set out in Part 1 of Appendix 17; and (ii) any other Contracts that are Predominantly Related to the Business between a member of the Novartis Group (excluding the Influenza Group Companies), on the one hand, and a Governmental Entity in the United States of America on the other hand, but excluding any Excluded Contract;

“US Transferred Employees” has the meaning given to it in paragraph 7.1 of Appendix 10;

“Vaccines” means a preparation comprising (i) an antigen, (ii) an epitope of an antigen, or (iii) a polynucleotide encoding an antigen derived directly or indirectly from, or mimicking, an agent (including, but not limited to, a compound, a toxin, a microbe including a pathogen or component thereof), wherein such preparation may further comprise a composition capable of modulating an immune response, including preparations intended to improve a human’s immune response to a microbe that has been linked to cancer, wherein said preparation is intended for purposes of inducing an immune response in a human, including, but not limited to, a functional immune response or immunological memory to the particular or related antigen or agent, thereby causing or improving an immune response to a challenge by the particular or related agent. “Vaccines” shall not include preparations intended to improve a human’s immune response to or to treat other non-infectious conditions, whether or not related to pathogens, such as certain autoimmune diseases, Alzheimer’s disease and certain cancers, or non-antigen preparations comprising immune system components intended to function analogous to corresponding native components within the patient, such as antibodies or white blood cells (both unmodified or modified to better treat disease);

“Vaccines Group Companies” has the meaning given in the Vaccines SAPA; and

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 of the United States.

1.2                            Shares

References to shares shall include, where relevant, quotas.

1.3                            Reference to documents

References to any document (including this Deed), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.4                            References to “indemnify”

Unless specified to the contrary, references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and holding that person harmless on an after-Tax basis and:

1.4.1                   references to the Purchaser indemnifying each member of the Novartis Group shall constitute undertakings by the Purchaser to Novartis for itself and on behalf of each other member of the Novartis Group;

1.4.2                   references to Novartis indemnifying each member of the Purchaser’s Group shall constitute undertakings by Novartis to the Purchaser for itself and on behalf of each other member of the Purchaser’s Group;

1.4.3                   to the extent that the obligation to indemnify relates to any Shares (including any Influenza Group Companies) or other assets or liabilities transferred by a Share Seller or Business Seller (as the case may be) to a member of the Purchaser’s Group pursuant to this Deed, references to Novartis indemnifying the Purchaser and references to Novartis indemnifying the Purchaser or any member of the Purchaser’s Group shall constitute undertakings by Novartis, to indemnify or procure the indemnification of the relevant purchaser of the Shares transferred by that Share Seller or the relevant purchaser of the assets or liabilities transferred by that Business Seller (as the case may be), and references to the Purchaser indemnifying Novartis and references to the Purchaser indemnifying Novartis and each member of the Novartis Group shall constitute undertakings by the Purchaser to indemnify or procure the indemnification of the relevant member of the Novartis Group; and

1.4.4                   where under the terms of this Deed one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or any member of any group or consolidation of which it forms part for VAT purposes, subject to that party using reasonable endeavours to recover or to procure recovery of such amount of VAT as may be practicable.

For the purposes of this Paragraph 1.4, indemnifying and holding harmless a person on an “after-Tax basis” means that the amount payable pursuant to the indemnity (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)                                any Tax required to be deducted or withheld from the Payment and any additional amounts required to be paid by the payer of the Payment in consequence of such withholding;

(ii)                             the amount and timing of any additional Tax which becomes (or would, but for the use of any credit or other relief which would otherwise have been available to reduce the Tax liabilities of any member of the Novartis Group, have become) payable by the recipient of the Payment (or a member of the Novartis Group or the Purchaser’s Group, as the case may be) as a result of the Payments being subject to Tax in the hands of that person; and

(iii)                          the amount and timing of any Tax benefit which is obtained by the recipient of the Payment (or a member of the Novartis Group or the Purchaser’s Group, as the case may be) to the extent that such Tax benefit is attributable to the matter giving rise to the indemnity payment or to the receipt of the Payment, which amount and timing is to be determined by the auditors of the recipient at the shared expense of both relevant parties and is to be certified as such to the party making the Payment, the recipient of the Payment is in no better and no worse after Tax position as that in which it would have been if the matter giving rise to the indemnity payment had not occurred, provided that if either party to this Deed shall have assigned or novated the benefit of this Deed in whole or in part or shall , after the date of this Deed, have changed its Tax residence or the permanent establishment to which the rights under this Deed are allocated then no Payment to that party shall be increased by reason of the operation of paragraphs (i) to (iii) above to any greater extent than would have been the case had no such assignment, novation or change taken place.

1.5                            References to wholly or substantially in the Business

References to “wholly or substantially in the Business” in relation to any employee employed by a member of the Novartis Group means that such employee spends more than 70 per cent. of their time working in the Business at the relevant time.

2                                      Sale and Purchase of the Influenza Group

2.1                            Sale and Purchase of the Influenza Group

Subject to the valid exercise of the Put Option in accordance with Clause 2.2 of this Deed, and on and subject to the terms and conditions of this Deed and the Local Transfer Documents:

2.1.1                   Novartis shall procure that the Share Sellers and Business Sellers shall sell, and

2.1.2                   the Purchaser shall purchase, or shall procure the purchase by one or more members of the Purchaser’s Group, of the Influenza Group as a going concern.

2.2                            Sale of the Shares

2.2.1                   Novartis shall procure that the Share Seller shall sell the Shares, which shall be sold with Full Title Guarantee free from Encumbrances and together with all rights and advantages attaching to them as at Option Closing (including the right to receive all dividends or distributions declared, made or paid on or after Option Closing).

2.2.2                   Novartis shall procure that, on or prior to Option Closing, any and all rights of pre-emption over the Shares, and over the shares or equity interests in any Subsidiaries, are waived irrevocably by the persons entitled thereto.

2.3                            Sale of the Influenza Group Businesses

2.3.1                   Novartis shall procure that the Business Sellers shall sell the Influenza Group Businesses to be sold under this Deed or under the Local Transfer Documents, in each case with Full Title Guarantee (save in respect of the Transferred Intellectual Property Rights which are not Registered Intellectual Property Rights) and free from Encumbrances other than Permitted Encumbrances (save for the Transferred Real Properties, which shall be sold free from Encumbrances other than as provided in paragraph 1.9 of Part 4 of Appendix 3), such Influenza Group Businesses comprising:

(i)                                the Transferred Real Properties;

(ii)                             the Transferred Plant and Equipment;

(iii)                          the Transferred Inventory;

(iv)                         the Transferred Accounts Receivable;

(v)                            the Transferred Books and Records;

(vi)                         subject to and in accordance with Appendix 9, the Transferred Intellectual Property Rights and the MF59® Intellectual Property Rights;

(vii)                      subject to and in accordance with Appendix 9, the Transferred Intellectual Property Contracts and the MF59® Intellectual Property Rights Contracts;

(viii)                   subject to and in accordance with Appendix 9, the Transferred Contracts;

(ix)                         the US Government Contracts;

(x)                            the Manufacturing, production and research activity carried on by the Novartis Group at the Holly Springs Site;

(xi)                         the interest of the Novartis Group in the Sinergium Arrangements;

(xii)                      the Manufacturing and Supply Agreement;

(xiii)                   subject to and in accordance with Appendix 8, all Product Approvals and all Product Applications and all other permits, licences, certificates, registrations, marketing or other authorisations or consents issued by a Governmental Entity Predominantly Related to the Business and not held by the Influenza Group Companies;

(xiv)                  subject to and in accordance with Appendix 8, all Marketing Authorisation Data not held by the Influenza Group Companies;

(xv)                     all Business Information not held at Option Closing by the Influenza Group Companies;

(xvi)                  all rights of the Purchaser, its Affiliates and the Influenza Group Companies as contemplated by Appendix 10 and Appendix 11;

(xvii)               the MF59® Rights (to the extent not included within (vi) and (vii) above);

(xviii)            the Influenza Group Goodwill; and

(xix)                  all other property, rights and assets owned or held by the Novartis Group (other than the Influenza Group Companies) and Predominantly Related to the Business at Option Closing (other than any property, rights and assets of the Influenza Group expressly excluded from the sale under this Deed).

2.3.2                   There shall be excluded from the sale of the Influenza Group under this Deed and the Local Transfer Documents the following:

(i)                                the Novartis Group Retained Business;

(ii)                             Zhejiang Tianyuan Bio-Pharmaceutical Co., Ltd. and any business carried on by or on behalf of Zhejiang Tianyuan Bio-Pharmaceutical Co., Ltd.;

(iii)                          the Out-Licensing Programme;

(iv)                         any Intellectual Property Right that is not an Influenza Group Intellectual Property Right or MF59® Intellectual Property Right (subject to the Purchaser Intellectual Property Licence Agreement) and any Contract relating to Intellectual Property Rights that is not an Influenza Group Intellectual Property Contract or MF59® Intellectual Property Rights Contract or the Relevant Part of a Shared Business Contract;

(v)                            any Information Technology other than Influenza Group Information Technology;

(vi)                         the Novartis Marks;

(vii)                      any product and any permits, licences, certificates, registrations, marketing or other authorisations or consents issued by any Governmental Entity in respect of any products, or any applications therefor, other than (a) the Products, Product Approvals, Products Under Registration and Pipeline Product Approvals; and (b) Permits Predominantly Related to the Business;

(viii)                   all cash, marketable securities and negotiable instruments, and all other cash equivalents, of the Novartis Group (other than the Influenza Group Companies);

(ix)                         all real property and any leases thereof and interests therein other than the Properties;

(x)                            the land and buildings of the Novartis Group at 4560 Horton Street, Emeryville CA, United States of America;

(xi)                         the land and buildings of the Novartis Group at Jaboatão dos Guararapes, State of Pernambuco (Brazil), together with all, buildings, fixtures and improvements erected thereon and any other assets, rights and Contracts related thereto;

(xii)                      the company seal, minute books, charter documents, stock or equity record books and such other books and records pertaining to Novartis or its Affiliates (other than the Influenza Group Companies and the Transferred Books and Records), as well as any other records or material relating to Novartis or its Affiliates (other than Influenza Group Companies) generally and not involving or related to the Influenza Group;

(xiii)                   any right of Novartis or its Affiliates to be indemnified in respect of Assumed Liabilities;

(xiv)                  all Tax assets (including Tax refunds and prepayments), other than Tax Assets of any Influenza Group Company;

(xv)                     all Tax Returns of the Novartis Group (other than the Influenza Group Companies) and all Tax Returns relating to Tax Groups of which persons other than Influenza Group Companies are members and, in each case, all books and records (including working papers) related thereto;

(xvi)                  any rights in respect of any insurance policies of the Novartis Group, as provided in Paragraph 14;

(xvii)               all artwork, paintings, drawings, sculptures, prints, photographs, lithographs and other artistic works of the Novartis Group that are not embodiments of Influenza Group Intellectual Property Rights;

(xviii)            any rights of the Novartis Group (other than the Influenza Group Companies) under any Intra-Group Non-Trade Payables or Intra-Group Non-Trade Receivables (excluding Transferred Accounts Receivable);

(xix)                  any rights of Novartis or its Affiliates (other than the Influenza Group Companies) contemplated by Appendix 10 and Appendix 11;

(xx)                     any equity interest in any person other than an Influenza Group Company;

(xxi)                  the Excluded Contracts;

(xxii)               all rights of the Novartis Group under this Deed and the Ancillary Agreements; and

(xxiii)            the Purchase Price Bank Account; and

(xxiv)           the lease in respect of the 884 rentable square feet located at 7030 Kit Creek Road, Research Triangle Park, North Carolina, US.

2.3.3                   Novartis agrees to procure the transfer (to the extent it is able so to do) and the Purchaser agrees to accept (or procure the acceptance by another member of the Purchaser’s Group of) the transfer of, and to assume, pay, satisfy, discharge, perform or fulfil (or procure that another member of the Purchaser’s Group will assume, pay, satisfy, discharge, perform or fulfil) the Assumed Liabilities with effect from Option Closing.

2.3.4                   Paragraph 2.3.3 shall not apply to, and the Purchaser shall not be obliged to accept (or procure the acceptance by another member of the Purchaser’s Group of), the transfer of or to assume, pay, satisfy, discharge, perform or fulfil, or procure that another member of the Purchaser’s Group will assume, pay, satisfy, discharge, perform or fulfil:

(i)                                any Excluded Liability; or

(ii)                             any Liability to the extent it relates to an Excluded Asset.

2.3.5                   Without prejudice to Clauses 2.1 to 2.3 and Paragraphs 2.1, 2.2, 2.3.1 to 2.3.4, 2.4 and 2.5 of this Deed, on or prior to Option Closing, Novartis may:

(i)                                assign or otherwise transfer assets, liabilities and (only where in compliance with Paragraph 5 (other than Paragraph 5.3.1(ii)) employees between members of the Novartis Group as may be reasonably required to facilitate the separation of the Business from any other business or activities of the Novartis Group; and

(ii)                             otherwise, carry out or procure one or more reorganisations of the Novartis Group (including assigning or otherwise transferring assets and liabilities between members of the Novartis Group but excluding assigning or otherwise transferring assets or liabilities to Influenza Group Companies) as may reasonably be required to facilitate the Transaction, each, a “Reorganisation”,

2.3.6                   In respect of any Reorganisation:

(i)                                Novartis shall notify the Purchaser of any proposed Reorganisation, the steps proposed to be implemented and such other information as the Purchaser may reasonably request regarding the proposed Reorganisation in advance of it being implemented;

(ii)                             Novartis shall, in good faith, consult with, and take into account the reasonable views of, and any reasonable requests made by the Purchaser in relation to any Reorganisation before it is implemented, including any proposals to reduce or avoid Liability or cost being suffered or incurred by any member of the Purchaser’s Group or any Influenza Group Company; and

(iii)                          all fees, costs and expenses of implementing any Reorganisation (or any part thereof) shall be borne by the Novartis Group.

2.3.7                   Novartis undertakes to the Purchaser (for itself and as trustee for each other member of the Purchaser’s Group and each Influenza Group Company) that, with effect from Option Closing, Novartis will indemnify on demand and hold harmless the relevant member of the Purchaser’s Group (including each Influenza Group Company) against and in respect of any and all Liabilities arising in connection with any Reorganisation (or part thereof) undertaken by Novartis, other than:

(i)                                  any Liabilities of any Influenza Group Company in respect of Tax (which shall be dealt with under the Tax Indemnity); and

(ii)                               any Liabilities in connection with this Deed or any document entered into as provided by this Deed or any Ancillary Agreement.

2.4                           Employees and Employee Benefits

2.4.1                   The provisions of Appendix 10 shall apply in respect of the Employees.

2.4.2                   The provisions of Appendix 11 shall apply in respect of Employee Benefits.

2.5                            Properties

The provisions of Appendix 3 shall apply in respect of the Properties.

2.6                            Local Transfer Documents

2.6.1                   On Option Closing or at such other time as agreed between the parties, Novartis shall procure that the Share Seller and Business Sellers execute, and the Purchaser shall execute (or procure the execution by one or more other members of the Purchaser’s Group of), such agreements, transfers, conveyances and other documents, as may be required pursuant to the relevant local law and otherwise as may be agreed between Novartis and the Purchaser to implement the transfer of (i) the Shares and (ii) the Influenza Group Businesses, in each case on Option Closing (the “Local Transfer Documents” and each, a “Local Transfer Document”). The parties do not intend this Deed to transfer title to any of the Shares. Title shall be transferred by the applicable Local Transfer Document.

2.6.2                   To the extent that the provisions of a Local Transfer Document are inconsistent with or (except to the extent they implement a transfer in accordance with Deed) additional to the provisions of this Deed:

(i)                                the provisions of this Deed, shall prevail; and

(ii)                             so far as permissible under the laws of the relevant jurisdiction, Novartis and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Deed or, to the extent this is not permissible, Novartis shall indemnify the Purchaser against all Liabilities suffered by the Purchaser or its Affiliates or, as the case may be, the Purchaser shall indemnify Novartis against all Liabilities suffered by Novartis or its Affiliates, in either case through or arising from the inconsistency between the Local Transfer Document and this Deed or the additional provisions (except to the extent they implement a transfer in accordance with this Deed).

2.6.3                   If there is an adjustment to the Purchase Price under Paragraph 7.3 which relates to a part of the Influenza Group which is the subject of a Local Transfer Document, then, if required to implement the adjustment and so far as permissible under Applicable Law, the Purchaser shall (or shall procure that the relevant member of the Purchaser’s Group will), and Novartis shall procure that its relevant Affiliate shall, enter into a supplemental agreement reflecting such adjustment and the allocation of such adjustment.

2.6.4                   Novartis shall not, and shall procure that none of its Affiliates shall, bring any claim against the Purchaser or any member of the Purchaser’s Group in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or Influenza Group Businesses as contemplated by this Deed. To the extent that Novartis or a member of the Novartis Group does bring a claim in breach of this Paragraph, Novartis shall indemnify the Purchaser and each member of the Purchaser’s Group against all Liabilities which the Purchaser or that member of the Purchaser’s Group may suffer through or arising from the bringing of such a claim.

2.6.5                   The Purchaser shall not, and shall procure that none of its Affiliates shall, bring any claim against Novartis or any member of the Novartis Group in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or Influenza Group Businesses as contemplated by this Deed. To the extent that the Purchaser or a member of the Purchaser’s Group does bring a claim in breach of this Paragraph, the Purchaser shall indemnify Novartis and each member of the Novartis Group against all Liabilities which Novartis or any member of the Novartis Group may suffer through or arising from the bringing of such a claim.

3                                      Consideration

3.1                            Amount

3.1.1                   The aggregate consideration for the purchase of the Influenza Group under this Deed and the Local Transfer Documents (the “Purchase Price”) shall be an amount in US dollars equal to the sum of:

(i)                                US$250,000,000 (the “Headline Price”);

plus

(ii)                             the Influenza Group Companies’ Cash Balances and the Intra-Group Non-Trade Receivables;

minus

(iii)                          the Third Party Indebtedness;

minus

(iv)                         the Intra-Group Non-Trade Payables;

minus

(v)                            any Employee Benefit Indemnification Amount paid in accordance with Appendix 11;

minus

(vi)                         the Tax Adjustment.

3.2                            Payment of Purchase Price

The Purchase Price shall be paid by the Purchaser (for itself and on behalf of each relevant member of the Purchaser’s Group) by way of cash payments to the Purchase Price Bank Account pursuant to Paragraphs 6.3 and 7.6.

3.3                            Allocation of Purchase Price

The Purchase Price shall be allocated in accordance with Appendix 13.

3.4                            VAT

3.4.1                   The provisions of Appendix 14 shall apply in respect of VAT.

3.4.2                   Novartis and the Purchaser agree that the consideration given under this Deed in respect of the sale of the Influenza Group Businesses and the Shares is exclusive of any VAT.

3.4.3                   To the extent that VAT is chargeable in respect of that sale or any part thereof, the Purchaser shall, against delivery of a valid VAT invoice (or equivalent, if any), in addition to any other amount expressed in this Deed to be payable by the Purchaser, pay or procure the payment to Novartis (on behalf of the relevant

Business Seller or Share Seller as applicable) any amount of any VAT so chargeable for which Novartis (or the relevant Share Seller or Business Seller, as the case may be) is liable to account, in accordance with Appendix 14.

3.5                            Treatment of Payments

3.5.1                   If any payment is made or procured (i) by Novartis to the Purchaser or relevant member of the Purchaser’s Group, or (ii) by a Purchaser to Novartis or a member of the Novartis Group, in either case in respect of any claim under or for any breach of this Deed, or pursuant to an indemnity (or equivalent covenant to pay) under this Deed, the payment shall be treated, so far as possible, as an adjustment of the consideration paid by the relevant member of the Purchaser’s Group for the Shares or the particular part of the Influenza Group to which the payment and/or claim relates under this Deed and the consideration shall be deemed to be increased or reduced (as applicable) by the amount of such payment, provided that this Paragraph 3.5.1 shall not require any amount to be treated as an amount in respect of the Purchase Price for the purposes of Paragraph 15.10 if it would not otherwise have been so treated.

3.5.2                   If:

(i)                                the payment and/or claim relates to the shares in more than one Influenza Group Company or to more than one category of Influenza Group Business, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the shares in the Influenza Group Companies or Influenza Group Businesses concerned by reference to the proportions in which the consideration is allocated in accordance with Appendix 13; or

(ii)                             the payment and/or claim relates to no particular shares in any Influenza Group Company or no particular category of Influenza Group Business, it shall be allocated rateably to all the Shares and all the Influenza Group Businesses by reference to the proportions in which the consideration is allocated in accordance with Appendix 13, and in each case the consideration shall be deemed to have been reduced by the amount of such payment.

4                                      Conditions

4.1                            Conditions Precedent

The sale and purchase of the Influenza Group is conditional upon satisfaction or, where applicable, waiver of the following conditions, or their satisfaction subject only to Option Closing:

4.1.1                   to the extent that the proposed acquisition of all or any of the Shares or Influenza Group Businesses (the “Transaction”) either constitutes (or is deemed to constitute under Article 4(5) and/or Article 5(2)) a concentration with a Community dimension within the meaning of Council Regulation (EC) 139/2004 (as amended) (the “Regulation”) or is to be examined by the European Commission as a result of a decision under Article 22(3) of the Regulation:

(i)                                the European Commission taking a decision (or being deemed to have taken a decision) under Article 6(1)(b) or, if the Commission has initiated proceedings pursuant to Article 6(1)(c), under Article 8(1) or 8(2) of the Regulation declaring the Transaction compatible with the common market; or

(ii)                             the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Transaction to the competent authorities of one or more Member States under Article 4(4) or 9(3) of the Regulation; and

(a)                       each such authority taking a decision with equivalent effect to Paragraph 4.1.1(i) with respect to those parts of the Transaction referred to it; and

(b)                       the European Commission taking any of the decisions under Paragraph 4.1.1(i) with respect to any part of the Transaction retained by it;

4.1.2                   any waiting period (and any extension thereof) under the HSR Act applicable to the Transaction having expired;

4.1.3                   any additional clearances, approvals, waivers, no-action letters and consents required or otherwise agreed between the Parties as appropriate to be obtained having been obtained, or any waiting periods required to have expired having expired, in each case under applicable antitrust, merger control or foreign investment rules and which are, in each case: (i) necessary (or mutually agreed as appropriate) to permit Novartis and the Purchaser to consummate the Transaction; and (ii) following consultation with Novartis, notified by the Purchaser to Novartis in the period from and including the Option Exercise Date and ending on and including the twentieth Business Day after the Option Exercise Date;

4.1.4                   any additional clearances, approvals and consents having been obtained from any Governmental Entity, which are mandatory and necessary to permit Novartis and the Purchaser to lawfully consummate the Transaction;

4.1.5                   receipt of CFIUS Approval if CFIUS has initiated a review of the transactions contemplated by this Deed, whether pursuant to Paragraph 4.2.3 or otherwise;

4.1.6                   in relation to all US Government Contracts which require formal novation pursuant to 48 C.F.R. Subpart 42.12 in connection with the consummation of the Transaction, no relevant Governmental Entity within the United States Government having stated that it will not, or intends not to, grant such consents, unless such statement or indication has been withdrawn as at the proposed Option Closing Date;

4.1.7                   no Governmental Entity having enacted, issued, promulgated, enforced or entered any Applicable Law or Judgment (whether temporary, preliminary or permanent) that is in effect at the Option Closing Date and that has the effect of making the transactions contemplated by this Deed illegal or otherwise restraining or prohibiting the consummation of such transactions; and

4.1.8                   the passing at a duly convened and held general meeting of the Purchaser Shareholders of an ordinary resolution as contemplated by clause 2.1 of the Implementation Agreement.

4.2                            Responsibility for Satisfaction

4.2.1                   The Purchaser and Novartis shall prepare and file the notifications necessary for the fulfilment of the conditions in Paragraphs 4.1.1 to 4.1.4 (the “Required Notifications”) as soon as reasonably practicable after the Option Exercise Date (with any necessary notifications under the HSR Act to be filed within 15 Business Days after the Option Exercise Date). Notwithstanding anything to the contrary contained in this Deed, the Purchaser shall have primary responsibility for obtaining all consents, approvals or actions of any Governmental Entity which are required in connection with the Required Notifications.

4.2.2                   The Purchaser shall be responsible for payment of all filing and other fees and expenses in connection with the Required Notifications and the satisfaction of the conditions in Paragraphs 4.1.1 to 4.1.4.

4.2.3                   CFIUS:

(i)                                Novartis and the Purchaser shall consult, cooperate and keep each other reasonably informed regarding communications with, and requests for additional information from, CFIUS with respect to the Transaction. Novartis and the Purchaser shall use their respective reasonable best efforts to provide promptly all information that is pursuant to a request by CFIUS.

(ii)                             Within 60 calendar days after the Option Exercise Date, any party wishing to submit a formal joint voluntary notice to CFIUS pursuant to 31 C.F.R. Section 800.401, et. seq. (“CFIUS Filing”) shall provide the other party with written notice of its intent to make a CFIUS Filing (“Election Date”). Prior to making its election to submit a CFIUS Filing, the party wishing to make a CFIUS Filing shall consult in good faith with senior executives of the other party. If neither Novartis nor the Purchaser provides notice to submit a formal joint voluntary notice to CFIUS, a CFIUS Filing will not be made unless requested by CFIUS.

(iii)                          If either Novartis or the Purchaser elects to make a CFIUS Filing following the procedures and consultations in Clause 4.2.3(i) or if CFIUS requires a filing, then:

(a)                       Novartis and the Purchaser shall use their respective reasonable best efforts to submit a draft CFIUS Filing no later than 15 Business Days following the Election Date, and a final CFIUS Filing the earlier of (1) five business days after submitting the draft CFIUS filing or (2) five calendar days after the receipt of any comments from CFIUS staff regarding the draft CFIUS Filing;

(b)                       Novartis and the Purchaser will provide each other with the reasonable opportunity to review and comment on any information provided to CFIUS to the extent permitted by Applicable Law, with the exception of personal identifier information required under Section 800.402(c)(6)(vi)(B) of the CFIUS regulations, 31 C.F.R.. Competitively sensitive information, or information not related to the transactions contemplated by this Deed, may be restricted to each party’s external counsel to the extent reasonably considered necessary or advisable by the providing party;

(c)                        Novartis and the Purchaser shall each have an opportunity to approve and mutually agree on the joint contents of the CFIUS Filing and shall be jointly responsible for the accuracy of such contents. Novartis and the Purchaser respectively, shall each be responsible for the accuracy of contents of the CFIUS Filing that exclusively relate to itself, its business, and any subsidiaries, parents or other related parties; and

(d)                       Novartis and the Purchaser shall use their respective reasonable best efforts to obtain CFIUS Approval as promptly as practicable and shall consult with each other on strategic matters related to obtaining such CFIUS Approval, provided that the Purchaser shall have no obligation to agree to any mitigation or other restrictive provision that could reasonably be considered to have a substantial impact on either the Business or the Purchaser.

4.2.4                   The party responsible for satisfaction of each condition pursuant to this Paragraph 4 shall give notice to the other party of the satisfaction of the relevant condition within one Business Day of becoming aware of the same.

4.2.5                   The parties shall cooperate with each other in connection with the satisfaction of the conditions in Paragraphs 4.1.1 to 4.1.4. The parties will consult and cooperate reasonably with one another, consider in good faith the views of one another, and provide to the other party in advance any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals they or their agents make or submit to a Governmental Entity. Without limiting the foregoing, the parties agree to: (a) give each other reasonable advance notice of all meetings with any Governmental Entity; (b) give each other an opportunity to participate in each of such meetings; (c) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Entity; (d) if any Governmental Entity initiates a substantive oral communication, promptly notify the other party of the substance of such communication; (e) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity; (f) provide each other with copies of all written communications to or from any Governmental Entity; and (g) not advance arguments in connection with any regulatory review or litigation proceeding related to this Deed, (other than litigation between the parties) over the objection of the other party that would reasonably be likely to have a significant adverse impact on that other party, provided however, that neither party shall be required to comply with sub-Paragraph (b) above to the extent that the Governmental Entity objects to the participation of a party, or with sub-Paragraph (e) or (f) above to the extent that such disclosure may raise regulatory concerns (in which case, the disclosure may be made on an outside counsel basis).

4.2.6                   The Purchaser shall and, shall cause its Affiliates to use reasonable endeavours to procure the satisfaction of the conditions in Paragraphs 4.1.1 to 4.1.4 as soon as reasonably possible (and, in any event, not later than the Option Long Stop Date).

For the avoidance of doubt, nothing in this Deed shall require the Purchaser to propose, negotiate, offer to commit or effect any sale, divestiture, licence or other remedy in order to procure the satisfaction of the conditions in Paragraphs 4.1.1 to 4.1.4.

4.2.7                   Novartis shall, and shall cause the Influenza Group to use reasonable endeavours to cooperate with the Purchaser in connection with procuring the satisfaction of the conditions in Paragraphs 4.1.1 to 4.1.4 as soon as reasonably possible (and, in any event, not later than the Longstop Date), including providing to the Purchaser such information with respect to the Influenza Group as the Purchaser may reasonably require in connection with satisfaction of its obligations under this Paragraph.

4.2.8                   The Purchaser and Novartis shall cooperate, in the manner contemplated in Paragraph 4.2.5, and use reasonable endeavours to ensure that no Governmental Entity shall enact, issue, promulgate, enforce or enter any Applicable Law or Judgment as contemplated under Paragraph 4.1.7. In the event that any Governmental Entity enacts, issues, promulgates, enforces or enters any Applicable Law or Judgment as contemplated under Paragraph 4.1.7, the Purchaser and Novartis shall cooperate and use reasonable endeavours to put in place arrangements that would allow the Transaction to complete to the greatest possible extent in compliance with the relevant Applicable Law or Judgment.

4.3                            Waiver

4.3.1                   The Purchaser may at any time in whole or in part (and conditionally or unconditionally) waive the conditions set out in Paragraph 4.1.4, in each case with Novartis’s prior written consent, such consent not to be unreasonably withheld or delayed.

4.3.2                   The Purchaser may at any time in whole or in part (and conditionally or unconditionally) waive the condition set out in Paragraph 4.1.6 by notice in writing to Novartis.

5                                      Pre-Option Closing

5.1                            General

Subject to the terms and conditions of this Deed and subject to the Put Option being exercised, Novartis and the Purchaser shall use reasonable endeavours to cooperate with each other on and after the date of this Deed to consummate the transactions contemplated in it.

5.2                            Novartis’s Obligations in Relation to the Business

5.2.1                   Novartis undertakes to procure that between the date of this Deed and Option Closing, so far as permitted by Applicable Law, the Business is carried on by the Influenza Group as a going concern in the ordinary course as carried on immediately prior to the date of this Deed, save in so far as agreed in writing by the Purchaser (such consent not to be unreasonably withheld or delayed) or as provided in Paragraph 5.3.

5.2.2                   Without prejudice to the generality of Paragraph 5.2.1 and subject to Paragraph 5.3, Novartis undertakes to procure that, with respect to the Business, between the date of this Deed and Option Closing, no member of the Novartis Group shall, except as may be required to comply with this Deed, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), take any of the actions listed in Part 1 of Appendix 20.

5.2.3                   Without prejudice to the generality of Paragraph 5.2.1 and subject to Paragraph 5.3, Novartis shall, in each case with respect to the Business: (i) undertake to procure the satisfaction of its obligations listed in paragraph 1, Part 2 of Appendix 20; and (ii) procure that the Influenza Group shall, between the date of this Deed and Option Closing, comply with the requirements of paragraph 2, Part 2 of Appendix 20.

5.3                            Exceptions to Novartis’s Obligations in Relation to the Conduct of Business

5.3.1                   Paragraphs 5.1 and 5.2 shall not operate so as to prevent or restrict:

(i)                                subject to Paragraph 5.3.2, the disposal or transfer by Novartis or any other member of the Novartis Group of all or any part of the Business to a Third Party Purchaser or to another member of the Novartis Group;

(ii)                             any matter undertaken by any member of the Novartis Group to facilitate or implement any Reorganisation in accordance with Paragraph 2.3.5;

(iii)                          the entry into of any agreements or arrangements on arm’s length terms with respect to the supply by the Influenza Group of Enoxaparin, Copaxone and any other products to Sandoz Inc. or its Affiliates;

(iv)                         the closure of any production lines or facilities where the manufacture or production is transferred to another site within the Novartis Group, provided that such closure does not adversely affect (i) the ability of the Business to operate in a similar form as at the date of this Deed or (ii) the Purchaser’s rights under this Deed;

(v)                            the technology transfer of any production line between manufacturing sites, provided that such transfer does not adversely affect (i) the ability of the Business to operate in a similar form as at the date of this Deed or (ii) the Purchaser’s rights under this Deed;

(vi)                         any matter undertaken by any member of the Influenza Group that is set out in Part 3 of Appendix 20;

(vii)                      any action relating to the Business required to be undertaken to comply with Applicable Law or requests from, and any dealings or other arrangements with, any Governmental Entity including, for the avoidance of doubt, the tender for, or re-negotiation of, Contracts with Governmental Entities in the ordinary course of business;

(viii)                   any matter reasonably undertaken in relation to the Business in an emergency or disaster situation with the intention of minimising any adverse effect of such situation on the Business, provided that Novartis shall notify the Purchaser as soon as reasonably practicable of any action taken or proposed to be taken as described in this Paragraph (viii), shall provide to the Purchaser all such information as the Purchaser may reasonably request and use reasonable endeavours to consult with the Purchaser in respect of any such action; or

(ix)                         anything provided for under Clause 5 of this Deed.

5.3.2                   Notwithstanding any other provision of this Deed if, at any time after the date of this Deed, Novartis and / or any other member of the Novartis Group disposes of or transfers assets to a Third Party Purchaser such that:

(i)                                it or they would no longer be able to sell and transfer all or substantially all of the Business as at the date of this Deed to the Purchaser at Option Closing, Clause 2.1.1 shall no longer apply with the effect that Novartis (and the members of the Novartis Group) may no longer exercise the Put Option with respect to the Option 1 Assets;

(ii)                             it or they would no longer be able to sell and transfer all or substantially all of the Cell-based Influenza Business as at the date of this Deed to the Purchaser at Option Closing, Clauses 2.1.2 and 2.1.4 shall no longer apply with the effect that Novartis (and the members of the Novartis Group) may no longer exercise the Put Option with respect to the Option 2 Assets, or a combination of the Option 2 Assets and some or all of the Option 4 Assets; and / or

(iii)                          it or they would no longer be able to sell and transfer all or substantially all of the Egg-based Influenza Business as at the date of this Deed to the Purchaser at Option Closing, Clauses 2.1.3 and 2.1.5 shall no longer apply with the effect that Novartis (and the members of the Novartis Group) may no longer exercise the Put Option with respect to the Option 3 Assets, or a combination of the Option 3 Assets and some or all of the Option 4 Assets.

5.4                            Novartis’s obligations in relation to insurance

Without prejudice to the generality of Paragraph 5.2.1, between the date of this Deed and Option Closing, Novartis shall or shall procure that the relevant members of the Novartis Group shall maintain in force all Influenza Group Insurance Policies and all Novartis Group Insurance Policies for the benefit of the Influenza Group Businesses and Influenza Group Companies.

5.5                            Novartis’s obligations in relation to cash, Intra-Group Non-Trade Payables and Receivables and Third Party Indebtedness

From the Option Exercise Date and prior to Option Closing, Novartis shall seek to minimise the amounts which would, but for this Paragraph 5.5, otherwise fall to be treated as:

(i)                                Intra-Group Non-Trade Payables;

(ii)                             Intra-Group Non-Trade Receivables;

(iii)                          Influenza Group Companies Cash Balances; and

(iv)                         Third Party Indebtedness.

in each case to the extent reasonably possible, taking into account the consequences of any such reduction for the Novartis Group.

5.6                            Novartis’s Obligations in Relation to Books and Records

Without prejudice to the generality of Paragraph 5.2.1, from the Option Exercise Date and prior to Option Closing, Novartis shall, and shall procure that its Affiliates shall, allow the

Purchaser and its respective agents, upon reasonable notice, reasonable access to, and to take copies of, the books, records and documents of or relating in whole or in part to the Influenza Group, provided that the obligations of Novartis under this Paragraph shall not extend to allowing access to information which is: (i) reasonably regarded as confidential to the activities of Novartis and the Novartis Group otherwise than in relation to the Influenza Group; or (ii) commercially sensitive or other information relating to the Option Assets if such information cannot be shared with the Purchaser prior to Option Closing in compliance with Applicable Law (though Novartis shall seek to share such information with the Purchaser to the extent and in such a manner as would comply with Applicable Law).

5.7                            Affiliate Contracts

5.7.1                   Other than as provided in the Ancillary Agreements and subject to Paragraph 8.6, Novartis and the Purchaser shall procure that:

(i)                                the Cash Pooling Arrangements; and

(ii)                             each Affiliate Contract in force immediately prior to Option Closing, other than any Surviving Affiliate Contract,

shall terminate prior to Option Closing and each counterparty thereto shall, effective as of Option Closing, settle all outstanding financial obligations arising out of such Affiliate Contracts and unconditionally release and irrevocably discharge each other party thereto from (i) any and all further obligations to perform or any further performance of the various covenants, undertakings, warranties and other obligations contained in such Affiliate Contract and (ii) any and all claims and Liabilities whatsoever arising out of, in any way connected with, as a result of or in respect of such Affiliate Contract.

5.7.2                   As soon as practicable following the Option Exercise Date, and in any event within one month of the Option Exercise Date, Novartis shall provide a copy of each Affiliate Contract that is material to the Influenza Group and is in writing to the Purchaser. Within two months of the Option Exercise Date, the Purchaser shall notify Novartis of the services provided under the Affiliate Contracts from the Novartis Group which the Purchaser reasonably requires in order to operate the business of the Influenza Group as it is carried on at the Option Exercise Date to continue to receive on the same terms as contained in the relevant Affiliate Contract for a maximum period of 6 months following Option Closing provided that such services are not addressed by the Ancillary Agreements.

5.8                            Tax Groups

5.8.1                   Novartis shall take all reasonable steps to procure that any Tax Consolidation existing between any member of the Novartis Group and any Influenza Group Company be terminated on or before Option Closing, so far as permitted by the applicable law, or otherwise on the earliest date on which such termination is permitted under applicable law, and Novartis and the Purchaser shall take such action as is necessary to procure or effect this, including timely submitting any necessary Tax documents.

5.8.2                   Pending the taking effect of the action referred to in Paragraph 5.8.1, and for so long thereafter as may be necessary, the Purchaser shall (subject to the provisions of the Tax Indemnity) procure that such information is provided to Novartis as may reasonably be required to enable any relevant member of the Novartis Group to make all Tax Returns and other filings required of it in respect of the Tax Consolidation.

5.8.3                   Novartis and the Purchaser shall cooperate in good faith to take, and procure that each member of the Novartis Group and the Purchaser’s Group takes, all reasonable procedural or administrative steps (including the making of elections and filings with relevant Tax Authorities) which are reasonably necessary to procure the minimisation of the extent to which Tax liabilities of members of the Novartis Group (other than Influenza Group Companies) can be assessed on members of the Purchaser’s Group or on Influenza Group Companies.

5.8.4                   Novartis shall take all reasonable steps to ensure that Chiron Technologies Limited and Chiron Pharmaceuticals Limited are finally liquidated, and cease to exist, before the Option Closing Date.

6                                      Option Closing

6.1                            Date and Place

Option Closing shall take place at 11.59 p.m. (Central European Time) in at the offices of Freshfields Bruckhaus Deringer, 65 Fleet Street, London EC4Y 1HS (other than in respect of any Local Transfer Documents agreed between the parties to be executed in another jurisdiction) on the last Business Day of the month in which fulfilment or waiver of the last of the condition(s) set out in Paragraph 4.1 to be fulfilled or waived takes place, except that:

6.1.1                   where the last day of such month is not a Business Day, the Option Closing shall instead take place on the first Business Day of the following month; and

6.1.2                   where less than five Business Days remain between such fulfilment or waiver and the last Business Day of the month, Option Closing shall take place:

(i)                                on the last Business Day of the following month;

(ii)                             where the last day of such month is not a Business Day, the Option Closing shall instead take place on the first Business Day of the month following the month referred to in Paragraph 6.1.2(i); or

(iii)                          at such other location, time or date as may be agreed between the Purchaser and Novartis in writing,

provided that in determining the date on which the last of the conditions set out in Paragraph 4.1 is fulfilled or waived, the date shall be the date on which the last of the conditions set out in Paragraphs 4.1.1, 4.1.2, 4.1.3, 4.1.4, 4.1.5 and 4.1.8 is fulfilled or waived unless any of the conditions set out in Paragraphs 4.1.6 and 4.1.7 is not fulfilled or waived on that date, in which case the date shall then be the first following date on which all of the conditions set out in Paragraphs 4.1.6 and 4.1.7 are fulfilled or waived.

6.2                            Option Closing Events

6.2.1                   On Option Closing, the parties shall comply with their respective obligations specified in Appendix 15. Novartis may waive some or all of the obligations of the

Purchaser as set out in Appendix 15 and the Purchaser may waive some or all of the obligations of Novartis as set out in Appendix 15.

6.2.2                   The parties acknowledge that the transfer of Product Approvals and Product Applications to the Purchaser or other members of the Purchaser’s Group may be subject to the approval of applicable Governmental Entities, and that, notwithstanding anything in this Deed to the contrary, each Product Approval and Product Application shall continue to be held by the relevant member of the Novartis Group from the Option Closing Date until the relevant PA Transfer Date.

6.2.3                   The parties shall perform their respective obligations with respect to:

(i)                                the transfer of the Product Approvals, Product Applications and Pipeline Product Approvals as set out in Appendix 8;

(ii)                             the transfer of Contracts (other than Product Approvals, Product Applications and Pipeline Product Approvals) and the Transferred Intellectual Property Contracts as set out in Appendix 9 and the treatment of Shared Business Contracts; and

(iii)                          to the extent the Purchaser has elected to have the Relevant Part of a Shared Business Contract transferred to it, the separation of each Shared Business Contract as set out in Appendix 9.

6.3                            Payment on Option Closing

6.3.1                   On Option Closing the Purchaser shall pay (for itself and on behalf of each relevant member of the Purchaser’s Group in accordance with Paragraph 15.6) an amount in cleared funds, to Novartis to the Purchase Price Bank Account, which is equal to the sum of:

(i)                                the Headline Price;

plus

(ii)                             the Estimated Influenza Group Companies’ Cash Balances and the Estimated Intra-Group Non-Trade Receivables;

minus

(iii)                          the Estimated Third Party Indebtedness;

minus

(iv)                         the Estimated Intra-Group Non-Trade Payables;

minus

(v)                            any Estimated Employee Benefit Adjustment;

minus

(vi)                         the Estimated Tax Adjustment.

6.4                            Notifications to determine payments on Option Closing

6.4.1                   Five Business Days prior to Option Closing, Novartis shall notify the Purchaser of

(i)                                the Estimated Influenza Group Companies’ Cash Balances;

(ii)                             the Estimated Third Party Indebtedness;

(iii)                          the Estimated Intra-Group Non-Trade Receivables;

(iv)                         the Estimated Intra-Group Non-Trade Payables;

(v)                            any Estimated Employee Benefit Adjustment; and

(vi)                         the Estimated Tax Adjustment,

and shall at the same time provide to the Purchaser reasonable supporting calculations and information to enable the Purchaser to review the basis on which the estimates have been prepared.

6.4.2                   Novartis’s notification pursuant to Paragraph 6.4.1 shall specify the relevant debtor and creditor for each Estimated Intra-Group Payable and Estimated Intra-Group Receivable.

6.4.3                   Immediately following Option Closing:

(i)                                the Purchaser shall procure that each Influenza Group Company repays to the relevant member of the Novartis Group the amount of any Estimated Intra-Group Non-Trade Payables and shall acknowledge on behalf of each Group Company the payment of the Estimated Intra-Group Non-Trade Receivables in accordance with Paragraph 6.4.3(ii); and

(ii)                             Novartis shall procure that each relevant member of the Novartis Group repays to the relevant Influenza Group Company the amount of any Estimated Intra-Group Non-Trade Receivables and shall acknowledge on behalf of each relevant member of the Novartis Group the payment of the Estimated Intra-Group Non-Trade Payables in accordance with Paragraph 6.4.3(i).

6.4.4                   The repayments made pursuant to Paragraph 6.4.3 shall be adjusted in accordance with Paragraphs 7.3 and 7.4 when the Option Closing Statement becomes final and binding in accordance with Paragraph 7.2.1.

6.5                            Breach of Option Closing Obligations

6.5.1                   If any party fails to comply with any material obligation in Paragraphs 6.2 or 6.3 or Appendix 15 in relation to Option Closing, the Purchaser, in the case of non-compliance by Novartis, or Novartis, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available) by written notice to Novartis or the Purchaser to fix a new date for Option Closing which, except as agreed by the parties, shall be the last day of the month next ending or, if that day is not a Business Day, the first Business Day falling after that day, in which case the provisions of Appendix 15 shall apply to Option Closing as so deferred, but provided such deferral may only occur once.

6.5.2                   Option Closing shall occur only once and shall only be effective if it is in respect of all of the Business to be transferred to the Purchaser under this Deed.

7                                      Post-Option Closing Adjustments

7.1                            Option Closing Statements

7.1.1                   Novartis shall procure that as soon as practicable following Option Closing there shall be drawn up a draft of the Option Closing Statement (the “Draft Option Closing Statement”) in accordance with Appendix 16 in relation to the Influenza Group Companies and Influenza Group Businesses, on a combined basis.

7.1.2                   The Option Closing Statement shall be drawn up as at the Effective Time.

7.2                            Determination of Option Closing Statement

7.2.1                   The Draft Option Closing Statement as agreed or determined pursuant to paragraph 1 of Part 1 of Appendix 16:

(i)                                shall constitute the Option Closing Statement for the purposes of this Deed; and

(ii)                             shall be final and binding on the parties.

7.2.2                   The Influenza Group Companies’ Cash Balances, the Third Party Indebtedness, the Intra-Group Non-Trade Receivables, the Intra-Group Non-Trade Payables and the Tax Adjustment shall be derived from the Option Closing Statement.

7.3                            Adjustments to Purchase Price

7.3.1                   Influenza Group Companies’ Cash Balances:

(i)                                if the Influenza Group Companies’ Cash Balances are less than the Estimated Influenza Group Companies’ Cash Balances, Novartis shall repay to the Purchaser an amount equal to the deficiency; or

(ii)                             if the Influenza Group Companies’ Cash Balances are greater than the Estimated Influenza Group Companies’ Cash Balances, the Purchaser shall pay to Novartis an additional amount equal to the excess.

7.3.2                   Intra-Group Non-Trade Receivables:

(i)                                if the Intra-Group Non-Trade Receivables are less than the Estimated Intra-Group Non-Trade Receivables, Novartis shall repay to the Purchaser an amount equal to the deficiency; or

(ii)                             if the Intra-Group Non-Trade Receivables are greater than the Estimated Intra-Group Non-Trade Receivables, the Purchaser shall pay to Novartis an additional amount equal to the excess.

7.3.3                   Third Party Indebtedness

(i)                                if the Third Party Indebtedness is greater in magnitude than the Estimated Third Party Indebtedness, Novartis shall repay to the Purchaser an amount equal to the excess; or

(ii)                             if the Third Party Indebtedness is less in magnitude than the Estimated Third Party Indebtedness, the Purchaser shall pay to Novartis an additional amount equal to the deficiency.

7.3.4                   Intra-Group Non-Trade Payables:

(i)                                if the Intra-Group Non-Trade Payables are greater in magnitude than the Estimated Intra-Group Non-Trade Payables, Novartis shall repay to the Purchaser an amount equal to the excess; or

(ii)                             if the Intra-Group Non-Trade Payables are less in magnitude than the Estimated Intra-Group Non-Trade Payables, the Purchaser shall pay to Novartis an additional amount equal to the deficiency.

7.3.5                   Tax Adjustment

(i)                                if the Tax Adjustment is greater than the Estimated Tax Adjustment, Novartis shall repay to the Purchaser an amount equal to the difference; or

(ii)                             if the Tax Adjustment is less than the Estimated Tax Adjustment, the Purchaser shall pay to Novartis an additional amount equal to the difference.

7.4                            Adjustments to repayment of Intra-Group Non-Trade Payables and Intra-Group Non-Trade Receivables

Following the determination of the Option Closing Statement pursuant to Paragraph 7.2 and paragraph 1 of Part 1 of Appendix 16, if the amount of any Intra-Group Non-Trade Payable and/or any Intra-Group Non-Trade Receivable contained in the Option Closing Statement is greater or less than the amount of the corresponding Estimated Intra-Group Non-Trade Payable or Estimated Intra-Group Non-Trade Receivable, then Novartis and the Purchaser shall procure that such adjustments to the repayments pursuant to Paragraph 6.4.3 are made as are necessary to ensure that (taking into account such adjustments) the actual amount of each Intra-Group Non-Trade Payable and each Intra-Group Non-Trade Receivable has been repaid by each Group Company to the relevant member of the Novartis Group or by the relevant member of the Novartis Group to the relevant Group Company, as the case may be.

7.5                            Interest

Any payment to be made in accordance with Paragraph 7.3 shall include interest thereon calculated from the Option Closing Date to the date of payment at a rate per annum of LIBOR.

7.6                            Payment

7.6.1                   Any payments pursuant to Paragraph 7.3 or 7.4, and any interest payable pursuant to Paragraph 7.5, shall be made on or before the Final Payment Date.

7.6.2                   Where any payment is required to be made pursuant to Paragraph 7.3 or Paragraph 7.5 (in relation to a payment pursuant to Paragraph 7.3) the payment made on account of the Purchase Price shall be reduced or increased accordingly.

7.6.3                   Where any payment is required to be made pursuant to Appendix 12, the payment made shall be deemed to be a reduction to the Purchase Price.

8                                      Post-Option Closing Obligations

8.1                            Indemnities

8.1.1                   Indemnity by the Purchaser against Assumed Liabilities

The Purchaser hereby undertakes to Novartis (for itself and on behalf of each other member of the Novartis Group and their respective directors, officers, employees and agents) that, with effect from Option Closing, the Purchaser will indemnify on demand and hold harmless each member of the Novartis Group and their respective directors, officers, employees and agents against and in respect of any and all Assumed Liabilities.

8.1.2                   Indemnities by Novartis

Subject to Paragraph 8.1.3, Novartis hereby undertakes to the Purchaser (for itself and on behalf of each other member of the Purchaser’s Group and their respective directors, officers, employees and agents) that, with effect from Option Closing, Novartis will indemnify on demand and hold harmless each member of the Purchaser’s Group and their respective directors, officers, employees and agents against and in respect of any and all:

(i)                                Excluded Liabilities; and

(ii)                             Liabilities, including legal fees, to the extent they have arisen or arise (whether before or after Option Closing) as a result of or otherwise relate to any act, omission, fault, matter, circumstance or event undertaken, occurring or in existence or arising before Option Closing so far as related to: (A) any breach of any anti-bribery warranty, including without limitation those set forth in paragraphs 9.1 through 9.6 of Appendix 18, not being true and correct when made; (B) any government inquiries or investigations involving Novartis, its Affiliates or its associated persons; (C) save to the extent in existence as at the date of this Deed any limitation, restriction or other reduction in drug registrations, licenses, listings or marketing approvals, government pricing or reimbursement rates relating to the Products including specifically the value of lost future profits as a result of any such limitation, restriction or reduction; or (D) any other claim, litigation, investigation or proceeding to the extent related to any of the foregoing (A) to (C), including but not limited to costs of investigation and defense and legal fees.

8.1.3                   Limitations on Indemnities

Subject to Paragraph 8.1.4, Novartis shall not be liable under Paragraph 8.1.2 in respect of:

(i)                                any Time-Limited Excluded Liability unless a notice of a claim in respect of the matter giving rise to such liability is given by the Purchaser to Novartis within ten years of Option Closing, provided that this sub-Paragraph (i) shall not apply in respect of any claim by the Purchaser which relates to:

(a)                       a Product Liability;

(b)                       a Governmental Liability;

(c)                        a Clinical Trials/Data Liability;

(d)                       an IP Liability; or

(e)                        an Excluded Asset;

(ii)                             any claim if and to the extent that the relevant Liability is included in the Option Closing Statement; or

(iii)                          any individual claim (or a series of claims arising from similar or identical facts or circumstances) where the liability (disregarding the provisions of this Paragraph 8.1.3(iii)) in respect of any such claim or series of claims does not exceed US$10 million, provided that, for the avoidance of doubt, where the Liability in respect of any such claim or series of claims exceeds US$10 million, the Liability of Novartis shall be for the whole amount of such claim(s) and not just the excess.

8.1.4                   Disapplication of limitations

None of the limitations contained in Paragraph 8.1.3 shall apply to any claim to the extent that such claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud by any member of the Novartis Group or any director, officer or employee of any member of the Novartis Group.

8.2                            Conduct of Claims

8.2.1                   Assumed Liabilities

(i)                                If Novartis becomes aware after Option Closing of any claim by a third party which constitutes or may constitute an Assumed Liability, Novartis shall as soon as reasonably practicable:

(a)                       give written notice thereof to the Purchaser, setting out such information as is available to Novartis as is reasonably necessary to enable the Purchaser to assess the merits of the potential claim;

(b)                       take all appropriate actions to preserve evidence; and

(c)                        provide the Purchaser with periodic updates on the status of the claim upon request and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior written agreement of the Purchaser (such agreement not to be unreasonably withheld or delayed).

(ii)                               Novartis shall, and shall procure that each Share Seller and Business Seller shall, take such action as the Purchaser may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Assumed Liability subject to Novartis and each Share Seller and Business Seller being indemnified and secured to their reasonable satisfaction by the Purchaser against all Liabilities which may thereby be incurred. In connection therewith, Novartis shall make or procure to be made available to the Purchaser or their duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Influenza Group Businesses which have been retained by the Novartis Group (and shall permit the Purchaser to take copies thereof at its expense) for the purposes of enabling the Purchaser to ascertain or extract any information relevant to the claim.

8.2.2                   Excluded Liabilities

(i)                                If the Purchaser becomes aware after Option Closing of any claim by a third party which constitutes or may constitute an Excluded Liability or relates to an Excluded Liability or any investigations related thereto, regardless of whether the Purchaser believes that such claim would be made against a member of the Purchaser’s Group or a member of the Novartis Group, the Purchaser shall as soon as reasonably practicable:

(a)                       give written notice thereof to Novartis, setting out such information as is available to the Purchaser as is reasonably necessary to enable Novartis to assess the merits of the potential claim;

(b)                       take all appropriate actions to preserve evidence; and

(c)                        provide Novartis with periodic updates on the status upon request and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior written agreement of Novartis (such agreement not to be unreasonably withheld or delayed).

(ii)                             The Purchaser shall take such action as Novartis may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Excluded Liability subject to the Purchaser being indemnified and secured to its reasonable satisfaction by Novartis against all Liabilities which may thereby be incurred.

(iii)                          In addition, where any such claim or investigation involves a Governmental Entity, the Purchaser shall, subject to Applicable Law, the requirements of the Relevant Governmental Entity and Novartis providing any appropriate confidentiality undertaking in favour of the Purchaser’s Group, provide to Novartis, at least five Business Days in advance (or, where not possible, as soon as reasonably possible), any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals they or their agents make or submit to a Governmental Entity. Without limiting the foregoing, the parties agree, subject to the Applicable Law and the requirements of the relevant Governmental Entity and Novartis providing an appropriate confidentiality undertaking in favour of the Purchaser’s Group, to:

(a)                       give Novartis reasonable advance notice of all meetings with any Governmental Entity;

(b)                       give Novartis an opportunity to participate in each of such meetings;

(c)                        to the extent practicable, give Novartis reasonable advance notice of all substantive oral communications with any Governmental Entity;

(d)                       if any Governmental Entity initiates a substantive oral communication, promptly notify Novartis of the substance of such communication;

(e)                        provide Novartis with a reasonable advance opportunity to review and comment upon all substantive written communications (including any substantive correspondence, analyses, presentations, memoranda, briefs, arguments, opinions and proposals) that the Purchaser or its agents intend to make or submit to a Governmental Entity in connection with such claim;

(f)                         provide Novartis with copies of all substantive written communications to or from any Governmental Entity; and

(g)                        not advance arguments with the Governmental Entity without prior agreement of Novartis that would reasonably be likely to have a significant adverse impact on Novartis,

provided however, that the Purchaser shall not be required to comply with paragraph (b) above to the extent that the Governmental Entity objects to the participation of a party, or with paragraph (e) or (f) above to the extent that such disclosure may raise regulatory concerns (in which case, the disclosure may be made on an outside counsel basis).

(iv)                         Other than in respect of any claim to the extent it relates to an IP Liability, a Commercial Practices Liability or a Governmental Liability (other than in respect of any Liability arising solely by virtue of a breach of any Contract with any Governmental Entity which breach does not also constitute a breach of Applicable Law), Novartis shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest any such claim (including making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or other member of the Purchaser’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals. In taking action on behalf of any member of the Purchaser’s Group as permitted by this Paragraph 8.2, Novartis shall, in good faith, take into account and have due regard to any reputational matters or issues arising out of the claim for any member of the Purchaser’s Group or any of their respective directors, officers, employees or agents which are brought to its attention by the Purchaser or a member of the Purchaser’s Group.

(v)                            Without limitation to Novartis’s rights pursuant to Paragraph 8.10, the Purchaser shall make or procure to be made available to the Novartis or its duly authorised agents on reasonable notice during normal business hours full and free access to all relevant books of account, records and correspondence relating to the Influenza Group which are in the possession of the Purchaser or any member of the Purchaser’s Group (and shall permit Novartis to take copies thereof) for the purposes of enabling Novartis to ascertain or extract any information relevant to the claim.

(vi)                           The Purchaser shall, and shall procure that each other member of the Purchaser’s Group shall, on reasonable notice from Novartis, give such assistance to Novartis as it may reasonably require in relation to the claim including providing Novartis or any member of the Novartis Group and its representative and advisers with access to and assistance from directors, officers, managers, employees, advisers, agents or consultants of the Purchaser and/or of each other member of the Purchaser’s Group (collectively, the “Relevant Persons”) and the Purchaser will use its reasonable endeavours to procure that such Relevant Persons comply with any reasonable requests from Novartis and generally co-operates with and assists Novartis and other members of Novartis Group.

(vii)                        When seeking assistance under Paragraph 8.2.2(v) and (vi), Novartis, or any other relevant member of the Novartis Group, shall use reasonable endeavours to minimise interference with the Purchaser and the Purchaser’s Group’s conduct of the relevant business or the performance by the Relevant Persons of their employment duties.

8.3                            Release of Guarantees

8.3.1                   The Purchaser shall use reasonable endeavours to procure as soon as reasonably practicable after Option Closing, the release of Novartis or any member of the Novartis Group from any securities, guarantees or indemnities given by or binding upon Novartis or any member of the Novartis Group in respect of the Assumed Liabilities or in connection with a liability of any of the Influenza Group Companies (other than an Excluded Liability). Pending such release, the Purchaser shall indemnify Novartis and any member of the Novartis Group against all amounts paid by any of them (acting reasonably) pursuant to any such securities, guarantees or indemnities in respect of such Assumed Liabilities or such liability of the Influenza Group Companies (other than an Excluded Liability).

8.3.2                   Novartis shall use reasonable endeavours to procure by Option Closing or, to the extent not done by Option Closing, as soon as reasonably practicable after Option Closing, the release of the Influenza Group Companies from any securities, guarantees or indemnities given by or binding upon the Influenza Group Companies in respect of any liability of Novartis or any member of the Novartis Group. Pending such release, Novartis shall indemnify the Influenza Group Companies against all amounts paid by any of them (acting reasonably) pursuant to any such securities, guarantees or indemnities in respect of such liability of Novartis which arises after Option Closing.

8.4                            Transferred Accounts Payable

If at any time after Option Closing, Novartis or any of its Affiliates pays any monies in respect of any Transferred Accounts Payable, then the Purchaser shall pay or procure payment to Novartis (for the relevant Business Seller), as soon as reasonably practicable the amount paid, plus any Taxation suffered or incurred by the Novartis Group which would not have arisen but for the payment and receipt of such monies.

8.5                            Transferred Accounts Receivable

If at any time after Option Closing, a Business Seller receives any monies in respect of any Transferred Accounts Receivable, then the Business Seller shall pay or procure payment to the Purchaser, as soon as reasonably practicable the amount recovered, less any Taxation suffered or incurred by the Novartis Group which would not have arisen but for the receipt and payment of such monies.

8.6                            Intra-Group Trading Balances

Any Intra-Group Trading Balances shall be settled after Option Closing in the ordinary course of business and in any event within 60 days of Option Closing.

8.7                            Transfer of Marketing Authorisations

8.7.1                   The transfer of the Marketing Authorisations following Option Closing shall take place in accordance with Part 2 of Appendix 8 and the terms of the Manufacturing, Supply and Distribution Agreement.

8.7.2                   Between the Option Closing Date and the Marketing Authorisation Transfer Date, Novartis agrees to assist the Purchaser in accordance with Part 4 of Appendix 8 in respect of any tenders relating to the Products.

8.8                            Wrong Pockets Obligations

8.8.1                   Except as provided in Appendices 3, 8, 9, 10 and 11, if any property, right or asset forming part of the Influenza Group (other than any property, right or asset expressly excluded from the sale under this Deed) has not been transferred to the Purchaser or to another member of the Purchaser’s Group and should have transferred pursuant to the terms of this Deed, Novartis shall procure that such property, right or asset (and any related liability which is an Assumed Liability) is transferred to the Purchaser, or to such other member of the Purchaser’s Group as the Purchaser may nominate which is reasonably acceptable to Novartis, as soon as practicable and at no cost to the Purchaser.

8.8.2                   If, following Option Closing, any property, right or asset not forming part of the Influenza Group (other than any property, right or asset expressly included in the sale under this Deed) is found to have been transferred to the Purchaser or to another member of the Purchaser’s Group and should not have transferred pursuant to the terms of this Deed, the Purchaser shall procure that such property, right or asset is transferred to the transferor or another member of the Novartis Group nominated by Novartis which is reasonably acceptable to the Purchaser as soon as practicable and at no cost to Novartis.

8.9                            Covenant not to sue

8.9.1                   Novartis hereby undertakes not to enforce, at any time after Option Closing, any Out of Scope Patent against the Purchaser’s Group in relation to the Purchaser’s Group carrying on the Business as at the date of Option Closing.

8.9.2                   The Purchaser hereby undertakes not to enforce, at any time after Option Closing, any Influenza Patent against the Novartis Group in relation to the Novartis Group carrying on the Novartis Group Retained Business as at the date of Option Closing.

8.10                     The Purchaser’s Continuing Obligations

8.10.1            The Purchaser shall procure that as soon as practicable after Option Closing, each of the Influenza Group Companies shall change its name so that it does not contain any of the Novartis Restricted Marks or any name which is likely to be confused with the same and shall provide Novartis with appropriate evidence of such change of name.

8.10.2            Except as provided in the Ancillary Agreements, the Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, after Option Closing, use any of the Novartis Restricted Marks or any confusingly similar name or mark, any extensions thereof or developments thereto in any business which competes with Novartis’s business, or any other business of Novartis or any member of the

Novartis Group in which the Novartis Restricted Marks are used for a minimum period of five (5) years following Option Closing and thereafter for so long as any member of the Novartis Group continues to retain an interest in the relevant Novartis Restricted Marks.

8.10.3            The Purchaser shall, and shall procure that the relevant Influenza Group Companies shall, retain for a period of 10 years from Option Closing (and, upon notice from Novartis between 9 and 10 years from Option Closing, for a further period of 5 years), and not dispose of or destroy the books, records and documents of the Influenza Group to the extent they relate to the period prior to Option Closing and shall, and shall procure that the relevant Influenza Group Companies shall, if reasonably requested by Novartis, allow Novartis reasonable access to such books, records and documents (including the right to take copies at Novartis’s expense) and to the employees of the Influenza Group or former employees of the Influenza Group who are employees of any member of the Purchaser’s Group.

8.10.4            During the 90 days following the Option Closing Date, the Purchaser shall provide and cause to be provided to Novartis the information reasonably required to enable Novartis to prepare and audit the standard monthly reporting forms of the Novartis Group, to the extent that such financial reporting relates to the Influenza Group, in respect of the period prior to the Option Closing and in respect of the calendar month in which the Option Closing occurs. The Purchaser shall provide such financial reporting in respect of the calendar month in which Option Closing occurs to Novartis within six Business Days of the last day of the relevant month.

8.11                     Novartis’s Continuing Obligations

For a period of 10 years from Option Closing (and, upon notice from the Purchaser between 9 and 10 years from Option Closing, for a further period of 5 years), Novartis shall make or procure to be made available to the Purchaser or their duly authorised agents on reasonable notice during normal business hours:

8.11.1            all relevant books, accounts, other records and correspondence relating to the Influenza Group which have been retained by the Novartis Group (and shall permit the Purchaser to take copies thereof); and

8.11.2            reasonable access to employees of the Novartis Group who have knowledge relating to any of the Products (including any inventor of the Products) for the purposes of the defence, prosecution or enforcement of any Influenza Group Intellectual Property Rights, or as required by law or a Governmental Entity, provided that the Purchaser shall promptly reimburse Novartis for expenses reasonably incurred by Novartis in relation to providing such access if it exceeds 25 man hours in aggregate per annum.

8.12                    Manufacturing, Supply and Distribution Agreement

If the Manufacturing, Supply and Distribution Agreement has not been entered into at Option Closing, the provisions of the heads of terms in the Agreed Terms for the “Manufacturing, Supply and Distribution Agreement” as defined in the Vogel SAPA (with any necessary amendments) shall be binding on the Seller and Purchaser until the earlier of: (i) the date on which the Manufacturing, Supply and Distribution Agreement (as defined in this Deed) is entered into; or (ii) the date on which the Seller no longer manufactures and supplies Products to the Seller for distribution.

8.13                     Transitional Services Agreement

If the Transitional Services Agreement has not been entered into at Option Closing, the provisions of the heads of terms in the Agreed Terms for the “Transitional Services Agreement” as defined in the Vogel SAPA (with any necessary amendments) shall be binding on the Seller and Purchaser until the earlier of: (i) the date on which the Transitional Services Agreement (as defined in this Deed) is entered into; or (ii) the date on which Novartis no longer provides such transitional services to the Purchaser.

8.14                     Novartis’s Licence under the Out-Licensing Programme

Novartis grants (and shall procure the grant) to the Purchaser of a non-exclusive, irrevocable, royalty-free, non-assignable, sub-licensable licence of the Out-Licensing Programme Intellectual Property Rights solely for use in relation to the Business which shall be sub-licensable by the Purchaser solely (i) to members of the Purchaser’s Group and (ii) to third parties working with it on the development of the Products.

8.15                     Holly Springs Facility

Novartis and the Purchaser shall perform their respective obligations with respect to the transfer of the facility at the Holly Springs Site as set out in Part 2 of Appendix 17.

9                                      Warranties

9.1                            Novartis’s Warranties

9.1.1                   Subject to Paragraph 9.2, Novartis warrants (on behalf of the relevant Business Sellers or Share Seller as applicable) to the Purchaser and each member of the Purchaser’s Group to which Shares or other assets are transferred pursuant to this Deed or any Local Transfer Document, that the statements set out in Appendix 18 are true and accurate as at the date of this Deed.

9.1.2                   Subject to Paragraph 9.2, Novartis warrants that that the statements set out in Appendix 18 will be true and accurate as at the Option Exercise Date as if repeated immediately before the Option Exercise Date by reference to the facts and circumstances subsisting at that date on the basis that any reference in Novartis’s Warranties, whether express or implied, to the date of this Deed (other than any reference to the Disclosure Letter) is substituted by a reference to the Option Exercise Date.

9.1.3                   Novartis may, solely in respect of Novartis’s Warranties given pursuant to Paragraph 9.1.2, make specific disclosures against such Novartis’s Warranties by providing a further letter addressed from it to the Purchaser (an “Option Exercise Date Disclosure Letter”), provided that any such Option Exercise Date Disclosure Letter:

(i)                                shall be delivered to the Purchaser’s Lawyers in substantially final form no less than two Business Days before the intended Option Exercise Date;

(ii)                             (x) may only contain specific disclosures against Novartis’s Warranties in relation to facts, matters or circumstances occurring or arising after the date of this Deed; and (y) shall not contain any disclosures against Novartis’s Warranties set out in paragraphs 1, 2.2, 8.2 to 8.4 and 18 of Appendix 18; and

(iii)                          shall, save for the restrictions on its contents as set out in this Paragraph 9.1.3, be in substantially the same form and written on substantially the same basis as the Disclosure Letter.

9.1.4                   Each of Novartis’s Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Appendix 18 or by anything in this Deed or any Local Transfer Document or in the Tax Indemnity.

9.1.5                   Novartis does not give or make any warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of its directors, officers, employees, agents or advisers on or prior to the date of this Deed.

9.1.6                   Any Novartis Warranty qualified by the expression “so far as Novartis is aware” or to “Novartis’s Knowledge” or any similar expression shall, unless otherwise stated, be deemed to refer to the knowledge of the following persons: [***] such persons having made due and reasonable enquiry.

9.2                            Novartis’s Disclosures

9.2.1                   Novartis’s Warranties are subject to all matters which are fairly disclosed in:

(i)                                this Deed;

(ii)                               the Disclosure Letter, in respect of the Novartis’s Warranties given pursuant to Paragraph 9.1.1; or

(iii)                          the Disclosure Letter and the Option Exercise Date Disclosure Letter, in respect of the Novartis’s Warranties given pursuant to Paragraph 9.1.2.

9.2.2                   References in the Disclosure Letter or the Option Exercise Date Disclosure Letter to paragraph numbers shall be to the paragraphs in Appendix 18 to which the disclosure is most likely to relate. Such references are given for convenience only and, shall not limit the effect of any of the disclosures, all of which are made against Novartis’s Warranties as a whole.

9.3                            The Purchaser’s Warranties

9.3.1                   The Purchaser warrants to Novartis that the statements set out in Appendix 19 are true and accurate as of the date of this Deed.

10                               Limitation of Liability

10.1                    Application

10.1.1            In respect of the Tax Indemnity, the provisions of this Paragraph 10 shall operate to limit the liability of Novartis only in so far as any provision in this Paragraph 10 is expressed to be applicable to the Tax Indemnity, and the provisions of the Tax Indemnity shall further operate to limit the liability of Novartis in respect of any claims thereunder.

10.1.2            References to Novartis’s Warranties in Paragraphs 10.2 to 10.5 and 10.7 to 10.9 shall not include the Tax Warranties and the Tax Indemnity shall operate to limit the liability of Novartis and to govern the claims procedure in respect of any claim under the Tax Warranties in respect of a liability for Tax as if such claim had been a claim in respect of a Tax Liability (as defined in the Tax Indemnity) under the Tax Indemnity.

10.2                     Time Limitation for Claims

Novartis shall not be liable under this Deed or any Local Transfer Document for breach of any Novartis’s Warranty or under the Tax Indemnity in respect of any claim unless a notice of the claim is given by the Purchaser to Novartis specifying the matters set out in Paragraph 11.2:

10.2.1            in the case of a claim under paragraphs 1, 2.1, 2.2.1, 2.2.3 or 2.3 of Appendix 18, within the applicable statutory limitation period;

10.2.2            in the case of any claim under paragraphs 4.1 to 4.10 of Appendix 18, within 6 years of Option Closing;

10.2.3            in respect of claims under the Tax Warranties or the Tax Indemnity, before the date falling six months after the expiry of the period specified by statute during which an assessment of the relevant liability to tax may be issued by the relevant Tax Authority; and

10.2.4            in the case of any other claim, within two years of Option Closing.

10.3                     Minimum Claims

10.3.1            Novartis shall not be liable under:

(i)                                this Deed or any Local Transfer Document for breach of any Novartis’s Warranty in respect of any individual claim (or a series of claims arising from similar or identical facts or circumstances) where the liability agreed or determined (disregarding the provisions of this Paragraph 10.3) in respect of any such claim or series of claims does not exceed US$250,000; or

(ii)                             this Deed for breach of any Tax Warranty or under the Tax Indemnity in respect of any individual claim (or series of claims arising from similar or identical facts or circumstances) where the liability agreed or determined (disregarding the provisions of this Clause 10.3) in respect of any such claim or series of claims does not exceed US$50,000;

10.3.2            Where the liability agreed or determined in respect of any such claim or series of claims exceeds US$250,000 (in the case of claims falling within paragraph 10.3.1(i)) or US$50,000 (in the case of claims falling within paragraph 10.3.1(ii)), the liability of Novartis shall be for the whole amount of such claim(s) and not just the excess.

10.4                     Aggregate Minimum Claims

10.4.1            Novartis shall not be liable under this Deed or any Local Transfer Document for breach of any Novartis’s Warranty in respect of any claim unless the aggregate amount of all claims for which Novartis would otherwise be liable under this Deed or any Local Transfer Document for breach of any Novartis’s Warranty (disregarding the provisions of this Paragraph 10.4) exceeds US$2.5 million.

10.4.2            Where the liability agreed or determined in respect of all claims exceeds US$2.5 million, Novartis shall be liable for the aggregate amount of all claims as agreed or determined and not just the excess.

10.4.3            For the avoidance of doubt, the Purchaser may give notice of any single claim in accordance with and for the purposes of Paragraph 10.2, irrespective of whether, at the time the notice is given, the amount set out in Paragraph 10.4.2 has been exceeded.

10.5                     Maximum Liability

The aggregate liability of Novartis in respect of:

10.5.1            any breaches of Novartis’s Warranties (other than Novartis’s Warranties contained in paragraphs 1, 2.1, 2.2.1, 2.2.3, 2.3 or 4.1 to 4.10 of Appendix 18) shall not exceed an amount equal to thirty per cent. of the Headline Price;

10.5.2            any breaches of Novartis’ Warranties contained in paragraphs 4.1 to 4.10 of Appendix 18 shall not exceed an amount equal to sixty per cent. of the Headline Price; and

10.5.3            any breaches of Novartis’s Warranties contained in paragraphs 1, 2.1, 2.2.1, 2.2.3 or 2.3 of Appendix 18 shall not exceed the Headline Price.

10.6                     Contingent Liabilities

The Novartis shall not be liable under this Deed or any Local Transfer Document for breach of any Novartis’s Warranty in respect of which the liability is contingent, unless and until such contingent liability becomes an actual liability and is due and payable (but the Purchaser has the right under Paragraph 11.1 to give notice of such claim before such time).  For the avoidance of doubt, the fact that the liability may not have become an actual liability by the relevant date provided in Paragraph 10.2 shall not exonerate Novartis in respect of any claim properly notified before that date.

10.7                     Provisions

Novartis shall not be liable under this Deed or any Local Transfer Document, in either case, in respect of any claim for breach of any Novartis’s Warranty, if and to the extent that any allowance, provision or reserve has been properly made in the Option Closing Statement or Statement of Net Assets for the matter giving rise to the claim and Novartis can demonstrate that the allowance, provision or reserve so made was in respect of such matter.

10.8                     Matters Arising Subsequent to this Deed

Subject to Paragraph 8.1.2, Novartis shall not be liable under this Deed or any Local Transfer Document, in either case in respect of any claim for breach of any Novartis’s Warranty, in respect of any matter, act, omission or circumstance (or any combination thereof), to the extent that the same would not have occurred but for:

10.8.1           Agreed matters

any matter or thing done or omitted to be done by Novartis or any member of the Novartis Group before Option Closing pursuant to and in compliance with this Deed or any Local Transfer Document or otherwise at the request in writing of the Purchaser; or

10.8.2           Changes in legislation

the passing of, or any change in, after the Option Closing Date, any Applicable Law or administrative practice of any government, governmental department, agency or regulatory body having the force of the law including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not in force at the Option Closing Date.

10.9                     Insurance

Without prejudice to Paragraph 14, Novartis’s Liability under this Deed for breach of any Novartis’s Warranty shall be reduced by an amount equal to any loss or damage to which such claim related which has actually been recovered under a policy of insurance held by the Purchaser or an Influenza Group Company (after deducting any reasonable costs incurred in making such recovery including the amount of any excess or deductible).

10.10              Purchaser’s Right to Recover

If Novartis has paid an amount in discharge of any claim under this Deed for breach of any Novartis’s Warranty and subsequently the Purchaser recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser shall pay to Novartis as soon as practicable after receipt an amount equal to (i) the sum recovered from the third party less any costs and expenses incurred in obtaining such recovery and any Tax on any amounts recovered (or Tax that would have been payable on such amounts but for the availability of any Tax relief), or if less (ii) the amount previously paid by Novartis to the Purchaser. Any payment made by the Purchaser to Novartis under this Paragraph shall be made or procured by way of further adjustment of the consideration paid by the Purchaser and the provisions of Paragraph 3.3 shall apply mutatis mutandis.

10.11              No Double Recovery and no Double Counting

A party shall be entitled to make more than one claim under this Deed arising out of the same subject matter, fact, event or circumstance but shall not be entitled to recover under this Deed or any Local Transfer Document or the Tax Indemnity or otherwise more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim (or part of such Losses or amount), regardless of whether more than one claim arises in respect of it. No amount (including any relief) (or part of any amount) shall be taken into account, set off or credited more than once under this Deed or any Local Transfer Document or the Tax Indemnity or otherwise, with the intent that there will be no double counting under this Deed or any Local Transfer Document and the Tax Indemnity or otherwise.

10.12              Fraud

None of the limitations contained in this Paragraph 10 shall apply to any claim to the extent that such claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud by any director or officer of any member of the Novartis Group.

11                               Claims

11.1                     Notification of Potential Claims

Without prejudice to the obligations of the Purchaser under Paragraph 11.2, if the Purchaser becomes aware of any fact, matter or circumstance that may give rise to a claim against Novartis under this Deed or any Local Transfer Document for breach of any Novartis’s Warranty other than a Tax Warranty (ignoring for these purposes the application of Paragraph 11.2 or 11.3), the Purchaser shall as soon as reasonably practicable give a notice in writing to Novartis of such facts, matters or circumstances as are then available regarding the potential claim. Failure to give notice within such period shall not affect the rights of the Purchaser to make a relevant claim under this Deed or any Local Transfer Document for breach of any Novartis’s Warranty, except that the failure shall be taken into account in determining the liability of Novartis for such claim to the extent Novartis establishes that the amount of it is increased, or is not reduced, as a result of such failure.

11.2                     Notification of Claims under this Deed

Notices of claims under this Deed or any Local Transfer Document for breach of any Novartis’s Warranty (other than a Tax Warranty) shall be given by the Purchaser to Novartis within the time limits specified in Paragraph 10.2 and shall specify information (giving reasonable detail) in relation to the basis of the claim and setting out the Purchaser’s estimate of the amount of Losses which are, or are to be, the subject of the claim.

11.3                     Commencement of Proceedings

Any claim notified pursuant to Paragraph 11.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn 9 months after the relevant time limit set out in Paragraph 10.2 unless, at the relevant time, legal proceedings in respect of the relevant claim have been commenced by being both issued and served except:

11.3.1            where the claim relates to a contingent liability, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served with 9 months of it having become an actual liability; or

11.3.2            where the claim is a claim for breach of a Novartis’s Warranty of which notice is given for the purposes of Paragraph 10.2 at a time when the amount set out in Paragraph 10.4.2 has not been exceeded, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within 9 months of the date of any subsequent notification to Novartis pursuant to Paragraph 11.1 of one or more claims which result(s) in the total amount claimed in all claims notified to Novartis pursuant to Paragraph 10.2 exceeding the amount set out in Paragraph 10.4.2 for the first time.

11.4                     Conduct of Third Party Claims

If the matter or circumstance that may give rise to a claim against Novartis under this Deed or any Local Transfer Document for breach of any Novartis’s Warranty (other than a Tax

Warranty) is a result of or in connection with a claim by a third party (a “Third Party Claim”) then:

11.4.1            the Purchaser shall as soon as reasonably practicable give written notice thereof to Novartis and thereafter shall provide Novartis with periodic updates upon reasonable request and shall consult with Novartis so far as reasonably practicable in relation to the conduct of the Third Party Claim and shall take reasonable account of the views of Novartis in relation to the Third Party Claim;

11.4.2            the Third Party Claim shall not be admitted, compromised, disposed of or settled without the written consent of Novartis (such consent not to be unreasonably withheld or delayed); and

11.4.3            subject to Novartis indemnifying the Purchaser or other member of the Purchaser’s Group concerned against all reasonable costs and expenses (including legal and professional costs and expenses) that may be incurred thereby, the Purchaser shall, or the Purchaser shall procure that any other members of the Purchaser’s Group shall, take such action as Novartis may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim, provided that this Paragraph 11.4.3 shall not apply where the claim by the third party relates to matters or circumstances referred to in paragraphs 4 or 9 of Appendix 18 and the Purchaser shall then have the right to conduct the claim at its discretion (subject to Paragraphs 11.4.1 and 11.4.2), provided that failure to give notice in accordance with Paragraph 11.4.1 shall not affect the rights of the Purchaser to make a relevant claim under this Deed for breach of any Novartis’s Warranty, except that the failure shall be taken into account in determining the liability of Novartis for such claim to the extent Novartis establishes that the amount of it is increased, or is not reduced, as a result of such failure.

12                               Restrictive Covenants

12.1                     Non-compete

Novartis will not, and undertakes to procure that each member of the Novartis Group will not, for the period from Option Closing until three years after the Option Closing Date:

12.1.1            be engaged (directly or indirectly) in any business which competes with the Business as it is carried on at the Option Closing Date (the “Restricted Business”), provided that commercial transactions outside the Restricted Business with a client, customer, supplier, licensor or distributor that is not a member of the Novartis Group shall not be deemed to indirectly violate this Paragraph 12.1.1 by reason of such person being engaged in the Restricted Business or taking any other action prohibited hereunder; or

12.1.2            solicit the custom of any person to whom goods or services have been sold by any member of the Influenza Group in the course of its business during the two years before the Option Closing Date, in each case only to the extent that such solicitation is in competition with the Business of the Influenza Group as it is carried on at the Option Closing Date.

12.2                     Exceptions to the non-compete

The restrictions in Paragraph 12.1 shall not apply to:

12.2.1            the Specified Excluded Businesses;

12.2.2            any activities of any nature undertaken or developed by the Novartis Group (other than the Influenza Group) in relation to oncology;

12.2.3            any activities of any nature (or any assets related thereto) contributed by the Novartis Group pursuant to the Consumer Contribution Agreement;

12.2.4            any supply agreements between the Novartis Group (other than the Influenza Group) and the Business, the Vaccines Group Businesses (as defined in the Vaccines SAPA) or GlaxoSmithKline Constellation Limited (or its Affiliates);

12.2.5            any person at such time as it is no longer a member of the Novartis Group, and any person that purchases assets, operations, subsidiaries or businesses from the Novartis Group if such Person is not a member of the Novartis Group after such transaction is consummated;

12.2.6            any Affiliate of Novartis in which a person who is not a member of the Novartis Group holds equity interests and with respect to whom a member of the Novartis Group has existing contractual or legal obligations limiting its discretion to impose non-competition obligations;

12.2.7            the holding of shares in a company or other entity for investment purposes provided Novartis does not exercise, directly or indirectly, Control over that company or entity;

12.2.8            any business activity that would otherwise violate Paragraph 12.1 that is acquired in connection with an acquisition so long as the relevant member of the Novartis Group divests all or substantially all of the business activity that would otherwise violate Paragraph 12.1 or otherwise terminates or disposes of such business activity, product line or assets of such acquired business that would otherwise violate Paragraph 12.1 within nine months after the consummation of the relevant acquisition, or such longer period as may reasonably be necessary to comply with Applicable Law (provided that in those circumstances Novartis shall procure that the Restricted Business is disposed of as soon as reasonably practicable);

12.2.9            passive investments by a pension or employee benefit plan or trust for present or former employees;

12.2.10     financial investments by the Novartis Venture Funds;

12.2.11     investments by the Novartis Foundation for Sustainable Development, or a similar non-profit-based organization;

12.2.12     performance of any obligation of the Novartis Group under the Transaction Documents, as amended from time to time in accordance with their terms; or

12.2.13     provision of data or other content to or in connection with business conducted by any person, in each case as required by Applicable Law.

12.3                     Non-solicit

Novartis will not, and undertakes to procure that each member of the Novartis Group will not, for a period of two years after the Option Closing Date, solicit or induce any Restricted Influenza Group Employee to become employed or engaged whether as employee, consultant or otherwise by any member of the Novartis Group.

12.4                     Exceptions to the non-solicit

The restrictions in Paragraph 12.3 shall not apply to the solicitation, inducement or recruitment of any person:

12.4.1            through the placing of advertisements of posts available to the public generally;

12.4.2            through an employment agency, provided that no member of the Novartis Group encourages or advises such agency to approach any such person; or

12.4.3            who is no longer employed by the Purchaser’s Group.

12.5                     Reasonableness of Restrictions

Each undertaking contained in this Paragraph 12 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind Novartis.

12.6                     Definitions

For the purposes of this Paragraph:

“Restricted Influenza Group Employee” means any Transferred Employee who has access to trade secrets or other confidential information of the Influenza Group with an annual basic salary in excess of US$150,000; and;

“Specified Excluded Businesses” means the businesses and activities of: (i) Roche Holding AG and (ii) Novartis Institutes for BioMedical Research (and other activities of a similar type to those currently conducted by Novartis Institutes for BioMedical Research).

13                               Confidentiality

13.1                     Announcements

No announcement, communication or circular concerning the existence or the subject matter of this Deed shall be made or issued by or on behalf of any member of the Novartis Group or the Purchaser’s Group without the prior written approval of Novartis and the Purchaser (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, communication or circular required by law or any governmental or regulatory body or the rules of any stock exchange on which the shares of any party (or its holding company) are listed but the party with an obligation to make an announcement or communication or issue a circular (or whose holding company has such an obligation) shall consult with the other parties (or shall procure that its holding company consults with the other parties) insofar as is reasonably practicable before complying with such an obligation.

13.2                     Confidentiality

13.2.1            Subject to Paragraph 13.1 and Paragraph 13.2.2, each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Deed, the Ancillary Agreements or any agreement entered into pursuant to this Deed which relates to:

(i)                                the existence and provisions of this Deed, the Ancillary Agreements and of any other agreement entered into pursuant to this Deed;

(ii)                             the negotiations relating to this Deed, the Ancillary Agreements and any such other agreement;

(iii)                          (in the case of Novartis) any information relating to the Influenza Group Companies and Influenza Group Businesses following Option Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; or

(iv)                         (in the case of the Purchaser) any information relating to the business, financial or other affairs (including future plans and targets) of the Novartis Group including, prior to Option Closing, the Influenza Group Companies and Influenza Group Businesses.

13.2.2            Paragraph 13.2.1 shall not prohibit disclosure or use of any information if and to the extent:

(i)                                the disclosure or use is required by law, any governmental or regulatory body or any stock exchange on which the shares of any party (or its holding company) are listed;

(ii)                               the disclosure or use is required to vest the full benefit of this Deed or the Ancillary Agreements in any party;

(iii)                          the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Deed, the Ancillary Agreements or any other agreement entered into under or pursuant to this Deed or to enable a determination to be made by the Reporting Accountants under this Deed;

(iv)                         the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(v)                            the disclosure is made to a ratings agency on a confidential basis in connection with the affairs of the disclosing party;

(vi)                         the disclosure is made to professional advisers of any party on a need to know basis and on terms that such professional advisers undertake to comply with the provisions of Paragraph 13.2.1 in respect of such information as if they were a party to this Deed;

(vii)                      the information was lawfully in the possession of that party without any obligation of secrecy prior to its being received or held, in either case as evidenced by written records;

(viii)                   the information is or becomes publicly available (other than by breach of this Deed);

(ix)                         the other party has given prior written approval to the disclosure or use; or

(x)                            the information is independently developed,

provided that prior to disclosure or use of any information pursuant to Paragraph 13.2.2(i), (ii) or (iii), the party concerned shall, where not prohibited by law, promptly notify the other parties of such requirement with a view to providing the other parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

14                               Insurance

14.1                     No cover under Novartis Group Insurance Policies from Option Closing

The Purchaser acknowledges and agrees that following Option Closing:

14.1.1            neither the Purchaser nor any Influenza Group Company shall have or be entitled to the benefit of any Novartis Group Insurance Policy in respect of any event, act or omission that takes place after Option Closing and it shall be the sole responsibility of the Purchaser to ensure that adequate insurances are put in place for those Influenza Group Companies and Influenza Group Businesses with effect from Option Closing;

14.1.2            neither Novartis nor any member of the Novartis Group shall be required to maintain any Novartis Group Insurance Policy for the benefit of the Influenza Group;

14.1.3            no Influenza Group Company shall make or shall be entitled to make or notify a claim under any Novartis Group Insurance Policy in respect of any event, act or omission that occurred prior to the Option Closing Date.

14.2                     Existing claims under Novartis Group Insurance Policies

With respect to any claim made before the Option Closing Date under any Novartis Group Insurance Policy by or on behalf of any Influenza Group Company or in relation to any Influenza Group Business, to the extent that:

14.2.1           neither the Purchaser nor the Influenza Group Companies have been indemnified by Novartis prior to the Option Closing Date in respect of the matter in respect of which the claim was made; or

14.2.2           the Liability in respect of which the claim was made has not been properly provided for in the Option Closing Statement,

Novartis shall use reasonable endeavours after Option Closing to recover all monies due from insurers and shall pay any monies received (after taking into account any deductible under the Novartis Group Insurance Policies and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by Novartis or any member of the Novartis Group in connection with the claim) to the Purchaser or, at the Purchaser’s written direction, the relevant Influenza Group Company as soon as practicable after receipt.

15                               Other Provisions

15.1                     Further Assurances

15.1.1            Without prejudice to any restriction or limitation on the extent of any party’s obligations under this Deed, each of the parties shall from time to time, so far as each is reasonably able, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as they may reasonably consider necessary to transfer the Influenza Group to the Purchaser or otherwise to give the other party the full benefit of this Deed.

15.1.2            The parties shall negotiate in good faith to agree definitive and legally binding documentation in respect of each of the Ancillary Agreements for which heads of terms are in the Agreed Terms on the date of this Deed, and shall duly execute and deliver such definitive and legally binding documentation in respect of the Ancillary Agreements at Option Closing.

15.2                     Whole Agreement

15.2.1            This Deed and the Ancillary Agreements contain the whole agreement between the parties relating to the subject matter of this Deed at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Deed.

15.2.2            The Purchaser acknowledges that, in entering into this Deed, it is not relying on any representation, warranty or undertaking not expressly incorporated into it.

15.2.3            Each of the parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Deed shall be for breach of the terms of this Deed and each of the parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

15.2.4            In Paragraphs 15.2.1 to 15.2.3, “this Deed” includes the Ancillary Agreements and all other documents entered into pursuant to this Deed.

15.2.5            Nothing in this Paragraph 15.2 excludes or limits any liability for fraud.

15.3                     No Assignment

No party may without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Deed.

15.4                     Third Party Rights

15.4.1            Subject to Paragraph 15.4.2, the parties to this Deed do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

15.4.2            Certain provisions of this Deed confer benefits on the Affiliates of the Purchaser and the Affiliates of Novartis (each such Affiliate being, for the purposes of this Paragraph 15.4, a “Third Party”) and, subject to Paragraph 15.4.3, are intended to be enforceable by each Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

15.4.3            Notwithstanding Paragraph 15.4.2, this Deed may be varied in any way and at any time without the consent of any Third Party.

15.5                     Variation or waiver

15.5.1            No variation of this Deed shall be effective unless in writing and signed by or on behalf of each of the parties.

15.5.2            No failure or delay by a party in exercising any right or remedy provided by Applicable Law or under this Deed or any Ancillary Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

15.6       Method of Payment and set off

15.6.1    Except as set out in Paragraph 15.6.2, payments (including payments pursuant to an indemnity, compensation or reimbursement provision) made or expressed to be made by the Purchaser and Novartis pursuant to this Deed or any claim for breach of this Deed shall, insofar as the payment or claim relates to or affects any Shares (including the underlying Influenza Group Companies transferred (directly or indirectly) by reason of the transfer of those Shares), assets or liabilities, transferred pursuant to this Deed and the Local Transfer Documents, be made or received (as the case may be) by:

(i)           Novartis, for itself or as agent on behalf of the relevant Share Seller or the Business Seller (each in respect of the Shares and/or assets and liabilities to be transferred by it pursuant to this Deed and the Local Transfer Documents); and

(ii)          the Purchaser, for itself or as agent on behalf of the relevant members of the Purchaser’s Group (each in respect of Shares and/or the assets and liabilities to be transferred by it pursuant to this Deed and the Local Transfer Documents).

15.6.2    The repayment of the Estimated Intra-Group Non-Trade Receivables and the Estimated Intra-Group Non-Trade Payables pursuant to Paragraph 6.4.3 and any adjustments to such repayment pursuant to Paragraph 7.4 shall be settled by payments between Novartis, on behalf of the relevant members of the Novartis Group, and the Purchaser, on behalf of the relevant Influenza Group Companies.

15.6.3    Any payments pursuant to this Deed shall be made in full, without any set-off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by law or as otherwise agreed), except that payments due between Novartis and the Purchaser:

(i)           in relation to repayments of the Estimated Intra-Group Non-Trade Payables and Estimated Intra-Group Non-Trade Receivables pursuant to Paragraph 6.4.3; or

(ii)          in relation to adjustments to those repayments pursuant to Paragraph 7.4,

respectively, shall be discharged to the fullest extent possible by way of set-off against each other.

15.6.4    Any payments pursuant to this Deed shall be effected by crediting for same day value the account specified by Novartis or the Purchaser (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

15.6.5    Payment of a sum in accordance with this Paragraph 15.6 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

15.7       Costs

15.7.1    Subject to Paragraph 15.8, Novartis shall bear all costs incurred by it and its Affiliates in connection with the preparation and negotiation of, and the entry into, this Deed, the Local Transfer Documents, the Tax Indemnity and the sale of the Influenza Group.

15.7.2    The Purchaser shall bear all such costs incurred by it and its Affiliates in connection with the preparation and negotiation of, and the entry into, this Deed, the Local Transfer Documents, the Tax Indemnity and the purchase of the Influenza Group.

15.8       Notarial Fees, Registration, Stamp and Transfer Taxes and Duties

15.8.1    Subject to Paragraph 2.3.5, 2.3.6 and 15.8.2, the Purchaser or the relevant member of the Purchaser’s Group:

(i)           shall bear the cost of half of all notarial fees and all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Deed the other half of such cost to be borne by Novartis;

(ii)          shall be responsible for arranging the payment of all such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment; and

(iii)         shall indemnify Novartis or any other member of the Novartis Group against any Losses suffered by Novartis or that member of the Novartis Group as a result of the Purchaser failing to comply with its obligations under this Paragraph 15.8.

15.8.2    The Purchaser and Novartis shall make or procure the making of such payments to each other (and to each other’s Affiliates) as are necessary to ensure the sharing of cost provided for under Paragraph 15.8.1.

15.9       Interest

If any party defaults in the payment when due of any sum payable under this Deed, the Local Transfer Documents or the Tax Indemnity the liability of that party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of two per cent. above LIBOR. Such interest shall accrue from day to day.

15.10     Grossing-up

15.10.1  All sums payable under this Deed, the Local Transfer Documents and the Tax Indemnity shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be permitted by Paragraph 15.6.3 or required by law. Subject to Paragraphs 15.10.3 to 15.10.7 if any deductions or withholdings are required by law the party making the payment shall (except in the case of any interest payable under Paragraph 7.5 or 15.9) be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if either party to this Deed shall have assigned or novated the benefit in whole or in part of this Deed or shall, after the date of this Deed, have changed its tax residence or the permanent establishment to which the rights under this Deed are allocated then the liability of the other party under this Paragraph 15.10.1 shall be limited to that (if any) which it would have been had no such assignment, novation or change taken place.

15.10.2  If either party is or becomes aware of any facts making it reasonably likely that the Purchaser, or any relevant member of the Purchaser’s Group, will be required to deduct or withhold any amount in respect of the Purchase Price (a “Relevant Tax Deduction”), then that party shall, as soon as reasonably practicable, give notice to the other party (including details of the relevant facts and, so far as possible, details of the rate and basis of such withholding) provided that for the purposes of this Paragraph 15.10.2, Novartis may assume that the Purchase Price will be paid by (and for) a company resident for Tax purposes only in Belgium.

15.10.3  Novartis and the Purchaser shall, and shall procure that the members of their respective groups shall (at Novartis’s cost), co-operate with each other in good faith and use all reasonable efforts to reduce or mitigate any Relevant Tax Deduction (or its amount) and/or to enable Novartis or the relevant Share Seller or Business Seller to obtain any available credit or refund in respect of such Relevant Tax Deduction, including, without limitation, making any available claim under an applicable double taxation treaty.

15.10.4  Without prejudice to the generality of Paragraph 15.10.3, Novartis and the Purchaser shall co-operate in good faith to establish or agree the amount or basis of calculation of any Relevant Tax Deduction prior to Option Closing (and in this regard the Purchaser shall consider reasonably any relevant information or evidence provided or obtained by Novartis) including, if requested by Novartis and at the Novartis’s expense, by seeking to obtain a ruling or confirmation from a relevant Tax Authority, or obtaining an opinion from reputable local tax counsel or a firm of accountants of international standing satisfactory to the Purchaser (acting reasonably) and instructed jointly by Novartis and the Purchaser.

15.10.5  The Purchaser shall, or shall procure that the relevant member of the Purchaser’s Group shall, make any Relevant Tax Deduction in the minimum amount required by Applicable Law, provided that:

(i)           if a double taxation treaty between the jurisdiction under the laws of which the Relevant Tax Deduction is required and the jurisdiction of residence of Novartis or the relevant Share Seller or Business Seller is in force, the Purchaser shall (and shall procure that any relevant member of the Purchaser’s Group shall) make any Relevant Tax Deduction in an amount not exceeding the rate specified in such double taxation treaty (which may be nil), provided that Novartis has provided the Purchaser with such evidence as is required under Applicable Law to establish the entitlement of Novartis (or relevant Share Seller or Business Seller) to the benefit of the applicable treaty; and

(ii)          if an opinion from reputable local counsel or a firm of accountants of international standing has been obtained at the request of Novartis as envisaged by Paragraph 15.10.4, the Purchaser shall (and shall procure that any relevant member of the Purchaser Group shall) make such Relevant Tax Deduction in an amount or on a basis which is consistent with that opinion (which may result in no withholding or deduction), provided that Novartis has indemnified the Purchaser and any relevant member of the Purchaser’s Group, to the Purchaser’s reasonable satisfaction, against any Liabilities arising (including any interest and penalties) should such opinion be wholly or partly incorrect.

15.10.6  The Purchaser shall promptly provide Novartis with evidence reasonably satisfactory to Novartis that a Relevant Tax Deduction has been made and an appropriate amount paid to the relevant Tax Authority.

15.10.7  If any Relevant Tax Deduction is required an additional sum shall be payable in accordance with Paragraph 15.10.1 only if and to the extent that such deduction or withholding would not have been required had the Purchaser and each member of the Purchaser’s Group making such payment or to which such payment relates been resident for Tax purposes only in Belgium.

15.11     Notices

15.11.1  Any notice or other communication in connection with this Deed (each, a “Notice”) shall be:

(i)           in writing in English; and

(ii)          delivered by hand, fax, or by courier using an internationally recognised courier company.

15.11.2  A Notice to Novartis shall be sent to such party at the following address, or such other person or address as Novartis may notify to the Purchaser from time to time:

Novartis AG

Postfach
CH-4002 Basel
Switzerland

Fax: +41 613244300

Attention: Head of M&A Legal

with a copy to Novartis’s Lawyers, marked for the urgent attention of James Inglis (delivery of such copy shall not in itself constitute valid notice).

15.11.3  A Notice to the Purchaser shall be sent to such party at the following address, or such other person or address as the Purchaser may notify to Novartis from time to time:

GlaxoSmithKline PLC

980 Great West Road
Brentford
Middlesex TW8 9GS
United Kingdom

Fax: +44 (0)208 0476904

Attention: The Company Secretary

with a copy to the Purchaser’s Lawyers, marked for the urgent attention of Simon Nicholls (delivery of such copy shall not in itself constitute valid notice).

15.11.4  A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)           at the time of delivery, if delivered by hand or courier;

(ii)          at the time of transmission in legible form, if delivered by fax.

15.12     Invalidity or Conflict

15.12.1  If any provision in this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

15.12.2  To the extent it is not possible to delete or modify the provision, in whole or in part, under Paragraph 15.12.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Deed and the legality, validity and enforceability of the remainder of this Deed shall, subject to any deletion or modification made under Paragraph 15.12.1, not be affected.

15.12.3  If there is any conflict between the terms of this Deed and any of the Ancillary Agreements this Deed shall prevail (as between the parties between this Deed and as between any member of Novartis Group and any member of the Purchaser Group) unless (i) such Ancillary Agreement expressly states that it overrides this Deed in the relevant respect and (ii) Novartis and the Purchaser are either also parties to that Ancillary Agreement or otherwise expressly agree in writing that such Ancillary Agreement shall override this Deed in that respect.

15.13     Counterparts

This Deed may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Deed by executing any such counterpart. Delivery of a counterpart of this Deed by email attachment shall be an effective mode of delivery.

15.14     Governing Law and Submission to Jurisdiction

15.14.1  This Deed and the documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with the Deed and such documents shall be governed by and construed in accordance with English law.

15.14.2  Each of the parties irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Deed and the documents to be entered into pursuant to it save as expressly referred to therein, and that accordingly any proceedings arising out of or in connection with this Deed and the documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

15.15     Appointment of Process Agent

15.15.1  Novartis hereby irrevocably appoints Hackwood Secretaries Limited of One Silk Street, London EC2Y 8HQ as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Deed, service upon whom shall be deemed completed whether or not forwarded to or received by Novartis.

15.15.2  Novartis agrees to inform the Purchaser in writing of any change of address of such process agent within 28 days of such change.

15.15.3  If such process agent ceases to be able to act as such or to have an address in England and Wales, Novartis irrevocably agrees to appoint a new process agent in England and Wales and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the process agent.

15.15.4  Nothing in this Deed shall affect the right to serve process in any other manner permitted by law.

Appendix 1
Details of the Share Seller, Shares etc.
(Paragraph 2.1)

(1) Name of Share Seller	(2) Name of Company	(3) Shares

Novartis Pharma AG	Novartis Vaccines Holdings Limited	92 shares (100%)

Appendix 2
Company and Subsidiaries

1                                      Particulars of the Company

Name of Company:	Novartis Vaccines Holdings Limited

Registered Number:	4679458

Registered Office:	C/O Novartis Pharmaceuticals UK Limited, Frimley Business Park, Frimley, Camberley, GU16 7SR, United Kingdom

Date and place of incorporation:	26 February 2003, England and Wales

Issued share capital:	GBP 92 divided into 92 shares of GBP 1 each

Shareholders and shares held:	Novartis Pharma AG	92 (100%)

2                                      Particulars of the Subsidiaries

Name of Subsidiary:	Chiron Technologies Limited

Registered Number:	02977138

Registered Office:	3 Rivergate, Temple Quay, Bristol, BS1 6GD, United Kingdom

Date and place of incorporation:	10 October 1994, England and Wales

Issued share capital:	GBP 2 divided into 2 shares of GBP 1 each

Shareholders and shares held:	Novartis Vaccines Holdings Ltd	2 (100%)

Name of Subsidiary:	Novartis Vaccines and Diagnostics Limited

Registered Number:	3970089

Registered Office:	C/O Novartis Pharmaceuticals UK Ltd, Frimley Business Park, Frimley, Camberley, Surrey, GU16 7SR, United Kingdom

Date and place of incorporation:	11 April 2000, England and Wales

Name of Subsidiary:	Novartis Vaccines and Diagnostics Limited

Issued share capital:	GBP 100 divided into 100 shares of GBP 1 each

Shareholders and shares held:	Novartis Vaccines Holdings Limited	100 (100%)

Name of Subsidiary:	Chiron Pharmaceuticals Limited

Registered Number:	3321428

Registered Office:	3 Rivergate, Temple Quay, Bristol, BS1 6GD, United Kingdom

Date and place of incorporation:	14 February 1997, England and Wales

Issued share capital:	GBP 9,858,543.50 divided into 98,585,435 shares of GBP 0.1 each

Shareholders and shares held:	Novartis Vaccines Holdings Limited	144,000,000 (100%)

Appendix 3
The Properties
Part 1
(Company Real Property)

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Appendix 3
The Properties
Part 2
(Transferred Real Property)

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Appendix 3
The Properties
Part 3
Terms relating to the Company Real Property

1                                      General Provisions relating to the Company Real Property

1.1                            Interpretation

The following further definitions apply in this Part 3 of Appendix 3:

“Company Landlord” means the person for the time being entitled to the reversion immediately expectant on the termination of the term granted by a Company Lease;

“Company Leased Real Properties” means the leasehold properties identified in Part B of Part 1 of this Appendix 3, and “Company Leased Real Property” means any one of them;

“Company Leases” means the leases, licence documents or tenancy agreements under which the Company Leased Real Properties are held, including all documents supplemental to them, and “Company Lease” means any one of them;

“Company Owned Real Properties” means the owned properties as identified in Part A of Part 1 of this Appendix 3 together with all buildings, structures, fixed plant, fixed machinery and fixed equipment thereon (except as excluded in Paragraph 2.3.2), and “Company Owned Real Property” means any one of them;

“Company Real Property Longstop Date” means the date on which a court of competent jurisdiction finally determines that a Company Third Party Consent has been lawfully refused or cannot be obtained and/or that the Purchaser may not acquire (directly or indirectly, acting through a subsidiary) the relevant Company Real Property; and

“Company Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from any Company Landlord, superior landlord and/or other third party, including any consents, licences, approvals, permits, authorisations or waivers required by any legislation or regulation or by any statutory, governmental, state, provincial or municipal bodies or authorities which are required under a Company Lease or otherwise in relation to any change of control, shareholders or directors of the Influenza Group Companies, and “Company Third Party Consent” means any one of them.

1.2                            Company Third Party Consents

1.2.1                   This paragraph 1.2.1 of Part 3 of Appendix 3 applies to those Company Real Properties in relation to which a Company Third Party Consent is required and if such Company Third Party Consent remains to be obtained as at the Option Closing Date this paragraph 1.2.1 of Part 3 of Appendix 3 shall continue to apply until the relevant Company Third Party Consent shall have been obtained or until the Company Real Property Longstop Date.  If any Company Third Party Consents are required:

(i)                                  Novartis shall make an application for, and shall use all reasonable endeavours to obtain each Company Third Party Consent as soon as reasonably practicable following the Option Exercise Date and shall at all times keep the Purchaser informed of progress in obtaining such Company Third Party Consents;

(ii)                               the Purchaser shall supply such information and references as may reasonably be required by a Company Landlord, any superior landlord or other relevant third party in connection with a Company Third Party Consent;

(iii)                            the Purchaser shall be responsible for and undertake to pay, or procure the giving of undertakings to pay the professional and other fees of any Company Landlord, any superior landlord or other relevant person (including any Tax or disbursements in respect of such fees but excluding any Tax on the actual net income, profit or gains of the Company Landlord, any superior landlord or any other relevant person) properly incurred in connection with any application for Company Third Party Consents, whether or not such Company Third Party Consents are given; and

(iv)                           in respect of the period after Option Closing only, the Purchaser shall enter into such covenants for the payment of the rent under the Company Lease and for the observance and performance of the covenants and conditions contained in the Company Lease as may reasonably be required by the Company Landlord, any superior landlord or other relevant third party.

1.2.2                   Each party shall give written notice to the other party as soon as reasonably practicable after obtaining any Company Third Party Consents which shall be accompanied by a copy of such consent.

1.2.3                   Save as set out in paragraph 1.2.1(iii) of this Part 3 of Appendix 3, Novartis shall pay any moneys or provide or procure the giving of any guarantees or other security, in each case as may be lawfully required by a Company Landlord, superior landlord or other relevant third party in connection with the obtaining of the Company Third Party Consents, provided that the Purchaser shall indemnify and keep indemnified Novartis in an amount equal to:

(i)                                  any moneys required to be paid by Novartis pursuant to this paragraph; and

(ii)                               any Liabilities under any guarantees or other security given or procured by Novartis pursuant to this paragraph and arising out of, or in connection with, an act or omission on the part of the Purchaser or (following Option Closing) the relevant Influenza Group Company, and where the Company Landlord, superior landlord or other relevant third party lawfully requires any guarantees or other security to be given by the person who is acquiring a membership interest in respect of the relevant Influenza Group Company, the Purchaser shall provide or procure the giving of any such guarantees or security.

Company Third Party Consent not obtained

1.2.4                   If a Company Third Party Consent has been refused or otherwise not obtained within twelve months following the Option Closing Date, Novartis and the Purchaser may (acting reasonably) agree that an application is to be made to a court of competent jurisdiction that the relevant Company Third Party Consent has been unreasonably withheld or delayed.

1.2.5                   If an application is to be made to a court of competent jurisdiction pursuant to paragraph 1.2.4 of this Part 3 of Appendix 3:

(i)                                     the proceedings shall be brought by, and prosecuted at the expense of, the Purchaser;

(ii)                                  Novartis shall provide all such assistance in connection with such proceedings as the Purchaser (acting reasonably) may require in the interests of obtaining the Company Third Party Consent; and

(iii)                               provided that Novartis has complied with its obligation under paragraph 1.2.1(i) of this Part 3 of Appendix 3, the Purchaser shall indemnify and keep indemnified Novartis for any costs and expenses properly incurred in connection with any such assistance provided by Novartis.

1.2.6                   If a Company Third Party Consent has not been obtained by the Company Real Property Longstop Date then Novartis and the Purchaser shall each bear fifty per cent. of any Losses of Novartis and the Purchaser arising out of or in connection with the failure to obtain such Company Third Party Consent.

Appendix 3
The Properties
Part 4
Terms relating to the Transferred Real Property

1                                      General Provisions Relating to the Transferred Real Property

1.1                            Interpretation

The following further definitions apply in this Part 4 of Appendix 3:

“Landlord” means the person for the time being entitled to the reversion immediately expectant on the termination of the term granted by a Lease;

“Leases” means the leases, licences or tenancy agreements under which the Transferred Leased Real Properties are held by the relevant member of the Novartis Group, including all documents supplemental to them, and “Lease” means any one of them;

“Letting Document” means any lease, licence or tenancy agreement to which a Transferred Real Property is subject;

“Licence” means a right in favour of the Purchaser and all persons authorised by it to occupy the Licensed Premises during the Licence Period pursuant to this Part 4 of Appendix 3;

“Licence Fee” means the payments to be made by the Purchaser to the Novartis Group pursuant to paragraph 1.4.4 of this Part 4 of Appendix 3;

“Licence Period” means a period, which may be different for each of the Licensed Premises, commencing on the Option Closing Date and ending on the earliest of the following dates:

(iv)                            the date on which this Deed is terminated by whatever means whether in whole or in relation to the relevant Licensed Premises;

(v)                               the date immediately preceding the date on which the term of the relevant Lease ends by whatever means;

(vi)                            the date of Property Transfer Completion in relation to the relevant Transferred Real Property; and

(vii)                         the Property Longstop Date;

“Licensed Premises” means any of the Transferred Real Properties for which all relevant Property Third Party Consents have not been obtained prior to, or at, the Option Closing Date;

“Property Agreed Terms” means a transfer in the terms agreed between the relevant Business Seller, the Purchaser and any relevant third party or determined pursuant to paragraph 1.3.2 of this Part 4 of Appendix 3 and signed for identification by or on behalf of the Business Seller and by or on behalf of the Purchaser from time to time before or after the date of this Deed, with such alterations as may be agreed from time to time in writing between the relevant Business Seller, the Purchaser and any relevant third party;

“Property Longstop Date” means the date on which a court of competent jurisdiction finally determines that a Property Third Party Consent has been lawfully refused;

“Property Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from any Landlord, superior landlord and/or other third party, including any consents, licences, approvals, permits, authorisations or waivers required by any legislation or regulation or by any statutory, governmental, state, provincial or municipal bodies or authorities for or in connection with the transfer of a Transferred Real Property by the Business Sellers to the Purchaser and includes (where the context so admits) Sublease Consents;

“Property Transfer Completion” means the completion of the transfer of a Transferred Real Property under this Deed, where such completion does not take place on the Option Closing Date because any relevant Property Third Party Consents have not been obtained on or prior to such date;

“Property Transfer Completion Date” means the date of Property Transfer Completion in accordance with paragraph 1.7 of this Part 4 of Appendix 3;

“Registered Title” means the registered title relating to a Transferred Real Property;

“Sublease Consent” has the meaning given to it in paragraph 1.11.2 of this Part 4 of Appendix 3;

“transfer”, for the purposes of this Part 4 of Appendix 3 only, means in respect of a Transferred Leased Real Property, the transfer or assignment of the relevant Lease or Leases, and in the case of a Transferred Owned Real Property the transfer thereof, and “a transfer” means and includes any instruments, deeds or agreements effecting such transfer;

“Transferred Leased Real Properties” means the leasehold properties held by a Business Seller and identified in Part B of Part 2 of this Appendix 3 and “Transferred Leased Real Property” means any one of them; and

“Transferred Owned Real Properties” means the owned properties identified in Part A of Part 2 of this Appendix 3 together with all buildings, structures, fixed plant, fixed machinery and fixed equipment thereon (except as excluded in Paragraph 2.3.2, and “Transferred Owned Real Property” means any one of them.

1.2                           Each of the Transferred Real Properties and/or the Leases thereof shall be transferred subject to the terms set out in this Part 4 of Appendix 3 and all other applicable terms of this Deed.

1.3                            Pre-Option Closing

1.3.1                   Prior to Option Closing, the Business Sellers and the Purchaser shall agree (acting reasonably) the form of all documents on Property Agreed Terms necessary for the transfer of each of the Transferred Real Properties pursuant to the terms set out in this Part 4 of Appendix 3 and all other applicable terms of this Deed.

1.3.2                   Any dispute arising out of or connected with paragraph 1.3.1 of this Part 4 of Appendix 3 which is not resolved by agreement between the parties within nine months of such dispute arising shall be referred for and resolved by expert determination as follows:

(i)                                  either the relevant Business Seller or the Purchaser may initiate an expert reference under this provision by proposing to the other party the appointment of an expert (the “Expert”);

(ii)                               the Expert shall either be the nearest equivalent to a chartered surveyor in the relevant jurisdiction or (in relation to legal issues) a single QC (or equivalent), in each case with no less than 15 years’ post-qualification experience in commercial real estate in the relevant jurisdiction chosen by agreement between the relevant Business Seller and the Purchaser or, failing agreement within 14 days of the initiation of the reference, by the President for the time being of the relevant professional body to which the Expert belongs (the “President”) on the application of either the relevant Business Seller or the Purchaser;

(iii)                            the relevant Business Seller and the Purchaser shall request that the Expert determines the referred dispute within 10 days of receiving the reference;

(iv)                           if the Expert has been appointed but is unable or unwilling to complete the reference, another Expert shall be appointed by agreement between the relevant Business Seller and the Purchaser or, failing agreement within 7 days of the parties being notified that the Expert is unable or unwilling to complete the reference, by the President on the application of either party;

(v)                              the Expert shall act as an expert and not as an arbitrator;

(vi)                           the relevant Business Seller and the Purchaser shall have the right to make representations and submissions to the Expert, but there will be no formal hearing;

(vii)                        the relevant Business Seller and the Purchaser shall make all relevant documents and information within their control available to the Expert;

(viii)                     the costs of the Expert shall be borne equally by the relevant Business Seller and the Purchaser; and

(ix)                           the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the parties.

1.3.3                   This paragraph 1.3.3 of Part 4 of Appendix 3 applies to those Transferred Real Properties in relation to which a Property Third Party Consent is required and if such Property Third Party Consent remains to be obtained as at the Option Closing Date this paragraph 1.3.3 of Part 4 of Appendix 3 shall continue to apply until the relevant Property Third Party Consent shall have been obtained or until the Property Longstop Date. If any Property Third Party Consents are required:

(i)                                  Novartis or relevant Business Seller shall make an application for, and shall use all reasonable endeavours to obtain each Property Third Party Consent as soon as reasonably practicable following the Option Exercise Date for the transfer of the Transferred Real Property and shall, at all times, keep the Purchaser informed of progress in obtaining such Property Third Party Consents;

(ii)                               the Purchaser shall:

(a)                       supply such information and references as may reasonably be required by a Landlord, any superior landlord or other relevant third party in connection with a Property Third Party Consent;

(b)                       in respect of the period after Option Closing only, enter into such covenants for the payment of the rent in respect of the Transferred Leased Real Properties and for the observance and performance of the covenants and conditions on the part of the lessee contained in any Lease as may reasonably be required by the Landlord, any superior landlord or other relevant third party;

(c)                        if reasonably required by the Landlord, any superior landlord or other relevant third party, provide a rent deposit or procure that a surety acceptable to such person guarantees the Purchaser’s obligations under the Lease following the transfer of the relevant Transferred Leased Real Property; and

(d)                       be responsible for and undertake to pay, or procure the giving of undertakings to pay the professional and other fees of any Landlord, any superior landlord or other relevant person (including any Tax or disbursements in respect of such fees but excluding any Tax on the actual net income, profit or gains of the Landlord, any superior landlord or any other relevant person) properly in connection with any application for Property Third Party Consents, whether or not such Property Third Party Consents are given.

1.3.4                   Each party shall give written notice to the other party as soon as reasonably practicable after obtaining any Property Third Party Consents which shall be accompanied by a copy of such consent.

1.3.5                   Subject to the Purchaser complying with its obligations under paragraphs 1.3.3(ii)(b) to (d) of this Part 4 of Appendix 3, Novartis shall pay, or shall procure that a member of the Novartis Group pays, any moneys or provide or procure the giving of any guarantees or other security, in each case as may be lawfully required by a Landlord, superior landlord or other relevant third party in connection with the obtaining of the Property Third Party Consents, provided that the Purchaser shall indemnify and keep indemnified Novartis in an amount equal to:

(i)                                  any moneys required to be paid, or procured to be paid, by Novartis pursuant to this paragraph; and

(ii)                               any Liabilities under any guarantees or other security given or procured by Novartis pursuant to this paragraph and arising out of, or in connection with, an act or omission on the part of the Purchaser.

1.4                           Licence

1.4.1                   In the event that any Property Third Party Consents are not obtained on or before the Option Closing Date, notwithstanding the terms of the Leases, Novartis shall procure that the relevant Business Seller allows the Purchaser to occupy the Licensed Premises for the Licence Period relating to the relevant Licensed Premises on the terms set out in this paragraph 1.4 of Part 4 of Appendix 3.

1.4.2                   The Purchaser acknowledges that the grant of each Licence may amount to a breach of the terms of the relevant Lease.

1.4.3                   The Licence of each Licensed Premises is granted:

(i)                                  subject to all of the matters to which the relevant Leases relating to the Transferred Leased Real Property are subject;

(ii)                               subject to the matters referred to in the Registered Title and the Letting Documents;

(iii)                            out of whatever right, title and interest that the relevant Business Seller has in the Licensed Premises and/or under the Leases;

(iv)                           in such state of repair and condition as the Licensed Premises may be in as at the date on which the relevant Licence is granted; and

(v)                              without making any statement or representation that the relevant Business Seller is entitled to grant it.

1.4.4                   From Option Closing and pending Property Transfer Completion, the Purchaser shall pay to the relevant Business Seller a “Licence Fee” equivalent to:

(i)                                  all rents and other charges (including VAT due thereon under the relevant Lease where payable at the date of this Deed by the relevant Business Seller) payable in respect of the Licensed Premises; and

(ii)                               all outgoings (including VAT due thereon under the relevant Lease) (including, but not limited to, rates, service charges, management charges, levies, air-conditioning charges, insurance, heating, electricity, gas, telecommunications and other services and the cost of complying with fire and other statutory regulations) payable by the relevant Business Seller in respect of the Licensed Premises or charged upon the owner or occupier of the Licensed Premises, such payments to be made not less than 10 Business Days before any such sum falls due subject to the relevant Business Seller giving the Purchaser not less than 10 Business Days’ prior written notice to that effect. To the extent that there has been a prepayment at the Option Closing Date of the amounts in paragraphs 1.4.4(i) and (ii) of this Part 4 of Appendix 3 by the Novartis Group which is not otherwise accounted for in the Option Closing Statement, the Purchaser shall pay to the relevant member of the Novartis Group within 10 Business Days of written demand an amount equal to the amount of such prepayment in respect of any period after the Option Closing Date.

1.4.5                   Throughout the Licence Period, the Purchaser shall, in respect of the Licensed Premises only:

(i)                                  keep the Licensed Premises in no worse a state of repair than they are in at the Option Closing Date, fair wear and tear excepted;

(ii)                               observe and perform the covenants and conditions on the part of the lessee in the relevant Lease under which the relevant Business Seller holds the Licensed Premises (other than in relation to the payment of rent and other charges paid to the relevant Business Seller as part of the Licence Fee and subject to paragraph 1.4.5(i) of this Part 4 of Appendix 3); and

(iii)                            use the Licensed Premises only in accordance with the terms of the Lease of the relevant Licensed Premises and in compliance with the law and regulations where the relevant Licensed Premises is located (save for any such law or regulation that prohibits the use of the Licensed Premises without a Property Third Party Consent having been obtained).

1.4.6                   The Purchaser and each Business Seller agree that:

(i)                                  the Licence is personal to the Purchaser and may only be exercised by the Purchaser and those authorised by it;

(ii)                               (subject to paragraph 1.4.5 of this Part 4 of Appendix 3) the Purchaser and all persons authorised by it are permitted to have the unrestricted use and occupation of the Licensed Premises; and

(iii)                            no relationship of landlord and tenant is created as a result of the Licence.

1.4.7                   If a Landlord or any other relevant third party commences proceedings, raises any lawful objection or takes any other action in connection with the Purchaser’s occupation or use of any of the Licensed Premises pending the obtaining of the relevant Property Third Party Consents, the Purchaser and the relevant Business Seller shall meet and negotiate in good faith in order to determine which steps should be taken in respect of the relevant Transferred Real Property.

1.4.8                   Throughout the Licence Period, the Purchaser shall, in respect of the Licensed Premises only, indemnify and keep indemnified each member of the Novartis Group from and against any Licence Fee and any Losses arising from the Licence and/or as a result of the occupation of the Licensed Premises by the Purchaser.

1.4.9                   The Purchaser and the Business Sellers shall each inform the other forthwith of any notice received by it in relation to any of the Licensed Premises from the Landlord or any other third party.

1.5                            Determination of Licence

1.5.1                   The Licence in relation to any one or more of the Licensed Premises shall determine:

(i)                                  immediately if the Property Longstop Date occurs; or

(ii)                               by the relevant Business Seller giving at least three months’ prior written notice to the Purchaser if the Purchaser fails to make the payment of the Licence Fee for a period of one month or is otherwise in material breach of the provisions of the Licence for a continuous period of one month following written notification by the relevant Business Seller to the Purchaser of the same, and in either case the Purchaser has failed to remedy the relevant failure to pay or to remedy the breach prior to the expiry of the three month notice period (or, if the breach is not capable of remedy within such three month period, the Purchaser has failed to commence to remedy the breach within that period and thereafter failed diligently to continue with such remedy); or

(iii)                            if the relevant Landlord in relation to a Transferred Leased Real Property prosecutes forfeiture proceedings (or the nearest local law equivalent) as a result of the occupation by the Purchaser of the Licensed Premises then the parties shall either:

(a)                       agree that the Licence shall determine on a date to be agreed between the parties (acting reasonably); or

(b)                       in the absence of such agreement, either party may require a QC (or equivalent) with no less than 15 years’ post-qualification experience in commercial real estate in the relevant jurisdiction to be appointed (such appointment to be by agreement between Novartis and the Purchaser or, failing agreement, within 14 days, by the President (as defined in paragraph 1.3.2(ii) of this Part 4 of Appendix 3)). Should the QC determine that there is more than a 50% chance of the proceedings in question resulting in the Lease in question being forfeited (or equivalent), then the Licence shall determine on a date to be agreed between the parties (acting reasonably) in order to afford Novartis the opportunity to apply for relief from forfeiture or otherwise challenge the proceedings in question on the basis that any breach resulting from the grant of the Licence has been cured, provided that this paragraph 1.5.1(iii) shall at all times operate without prejudice to paragraphs 1.4.7, 1.5.1(i) and 1.12.

1.5.2                   If, for whatever reason, the Licence Period comes to an end in relation to any of the Licensed Premises then:

(i)                                  the Licence insofar as it relates to the relevant Licensed Premises shall be severable from the remainder of this Deed and this Deed shall otherwise remain in full force and effect;

(ii)                               the Purchaser shall not be entitled to any refund, abatement or reduction of the Purchase Price but shall be entitled to a refund in respect of any Licence Fee prior to the termination of the Licence for the Licensed Premises and which relates to the period following termination of the Licence;

(iii)                            it shall not prejudice or affect any claim by any relevant Business Seller in respect of any prior breach of this Deed by the Purchaser in respect of that Licensed Premises; and

(iv)                           unless the Licence Period comes to an end due to Property Transfer Completion in respect of the relevant Licensed Premises taking place, the Purchaser shall:

(a)                       vacate the Licensed Premises forthwith;

(b)                       remove from the Licensed Premises all items belonging to it;

(c)                        leave the Licensed Premises in a clean and tidy condition; and

(d)                       at the request of the relevant Business Seller, reinstate the Licensed Premises or any part or parts thereof to at least as good a state of repair or condition as at Option Closing, fair wear and tear excepted.

1.6                            Option Closing

1.6.1                   The transfer of the Transferred Real Property shall only take place on Option Closing to the extent that all necessary Property Third Party Consents in respect of the relevant transfer have been obtained prior to the Option Closing Date.

1.6.2                   The Purchase Price shall be paid on the Option Closing Date in accordance with this Deed even if any necessary Property Third Party Consents have not then been obtained and not all the Transferred Real Property is transferred on the Option Closing Date.

1.6.3                   Completion of the transfer of the Transferred Real Property shall take place at such place (or places) as the parties may agree.

1.7                            Property Transfer Completion

Property Transfer Completion in respect of a Transferred Real Property shall take place on the date falling 15 Business Days following the grant of all relevant Property Third Party Consents for such Transferred Real Property or on such other date as the parties shall agree acting reasonably (but not before the Option Closing Date).

1.8                            General Transfer Provisions

1.8.1                   Novartis shall procure that the relevant members of the Novartis Group shall transfer the Transferred Real Property to the Purchaser subject to the terms set out in this Part 4 of Appendix 3 and all other applicable terms of this Deed on the Option Closing Date or (if later) Property Transfer Completion.

1.8.2                   The Transferred Real Property is sold subject to the Letting Documents (if any) but otherwise with vacant possession together with all buildings, structures, fixed plant, fixed machinery and fixed equipment thereon except as excluded in Paragraph 2.3.2.

1.8.3                   The transfer of each Transferred Real Property shall contain covenants with the relevant Business Seller by the Purchaser to comply with:

(i)                                  the obligations arising from the matters mentioned in the Registered Title; and

(ii)                               obligations on the part of the landlord arising under the Letting Documents (if any),

insofar as the relevant Business Seller may remain liable directly or indirectly for them after the Option Closing Date or Property Transfer Completion (as the case may be) and to indemnify the relevant member of the Novartis Group against any non-compliance and a further covenant by the Purchaser to indemnify the relevant Business Seller against any liability arising under an authorised guarantee agreement (or equivalent) entered into by the relevant member of the Novartis Group.

1.8.4                   The transfer of each Transferred Real Property shall be on the nearest equivalent terms that exist under local (national) law to a transfer of real property in England and Wales made with full title guarantee save that where it is a Transferred Leased Real Property the covenant set out in Section 4(2)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not extend to the imposition on the transferor of liability for any subsisting breach of obligation relating to the physical state of the Transferred Leased Real Property.

1.8.5                   On the Option Closing Date or Property Transfer Completion (as the case may be) in respect of each of the Transferred Real Properties:

(i)                                  Novartis shall procure that the relevant Business Seller delivers to the Purchaser a duly executed transfer in respect of the relevant Transferred Real Property on Property Agreed Terms; and

(ii)                               the Purchaser shall deliver to Novartis a duly executed transfer in respect of the relevant Transferred Real Property on Property Agreed Terms.

1.8.6                   The Purchaser shall, at its own cost and expense, procure that all transfers are duly stamped, filed or registered at the relevant registries on a timely basis and within the statutory period (if any) and the relevant Business Seller shall promptly assist the Purchaser with any requisitions or enquiries raised in relation thereto.

1.9                            Subjections

Notwithstanding anything contained in this Deed:

1.9.1                   Each of the Transferred Real Properties is transferred subject to and (where appropriate) with the benefit of the following matters (to the extent applicable under the laws of the relevant jurisdiction):

(i)                                  any unregistered interest which overrides first registration under Schedule 1 of the Land Registration Act 2002 (the “2002 Act”) and any interest which fall within Section 11(4)(c) of the 2002 Act and any unregistered interests which override registered dispositions under Appendix 3 of the 2002 Act or their local jurisdiction equivalent (if any);

(ii)                               such unregistered interests as may affect that Transferred Real Property to the extent and for so long as they are preserved by the transitional provisions of Schedule 12 of the 2002 Act or its local jurisdiction equivalent (if any);

(iii)                            all matters contained or referred to in the Letting Documents;

(iv)                           all matters contained or referred to in the Property, Proprietorship and Charges registers (or equivalent entries and registers) of the Registered Title relating to that Transferred Real Property (except fixed and floating charges securing money or liabilities);

(v)                              all exceptions, reservations, rights, easements, quasi-easements, wayleaves, rent charges, covenants, conditions, declarations, leases, tenancies (including statutory tenancies), licences and agreements affecting the same;

(vi)                           (in the case of a leasehold property) the rents, covenants and conditions reserved by or contained in the Lease under which the same is respectively held;

(vii)                        all local land charges (whether or not registered before the date of this Deed) and all matters capable of registration as local land charges (whether or not actually registered) or their local jurisdiction equivalent (if any);

(viii)                     all notices served and orders, demands, proposals, or requirements made by any local or other public or competent authority;

(ix)                           all actual or proposed orders, directions, plans, notices, instruments, charges, restrictions, conditions, agreements or other matters arising under any statute relating to town and country planning and any laws and regulations intended to control or regulate the construction, demolition, alteration or change of use of land or buildings or to preserve or protect the environment; and

(x)                              matters which are fairly disclosed by the Disclosure Letter.

1.9.2                   The Purchaser is deemed to acquire with full knowledge of the matters referred to in paragraph 1.9.1 of this Part 4 of Appendix 3.

1.9.3                   The Business Sellers shall procure that any and all financial charges affecting the Transferred Real Properties will be discharged on or before the date on which such Transferred Real Property is to be transferred to the Purchaser, and shall provide to the Purchaser such evidence as the Purchaser may reasonably require in order to satisfy itself that such discharge has been effected and to remove any notices or entries in respect of such charges from any relevant register.

1.9.4                   The Business Sellers do not give any warranty as to the use or area of any of the Transferred Real Properties and shall not be required to define the boundaries of any of the Transferred Real Properties. The transfer of the Transferred Real Properties shall not be annulled, nor shall any compensation be allowed or payable, in respect of any error in respect of any such matters.

1.9.5                   On the date on which the transfer of each Transferred Real Property is completed, Novartis shall deliver, to the Purchaser (or such other third party as the Purchaser may reasonably direct) all of the original documents in the possession of the Business Sellers or relevant member of the Novartis Group in respect of each of the Transferred Real Properties.

1.9.6                   The Purchaser shall not raise any requisition on matters arising after the date of this Deed, except where the subject matter of the requisition is registered at the Land Registry (or equivalent local registry) after the date of this Deed and does not relate to any matter referred to in paragraph 1.9.1 of this Part 4 of Appendix 3.

1.9.7                   To the extent that deposit guarantees have been given by the Novartis Group in respect of any Transferred Real Property and/or insofar as the Novartis Group retains any residual or ongoing liabilities or obligations (including performance guarantees) in connection with the Transferred Real Property, the Purchaser shall use all reasonable endeavours to procure that the Novartis Group is released from all deposit guarantees and all other residual or ongoing liabilities or obligations and, insofar as the counterparties thereto shall properly and lawfully refuse to give any such release, the Purchaser shall indemnify and keep indemnified Novartis (or the relevant member of the Novartis Group) in an amount equal to any Liabilities under any such residual or ongoing liabilities or obligations arising out of, or in connection with, an act or omission on the part of the Purchaser.

1.10                     Insurance

The Business Sellers shall maintain their existing insurance (if any) on the Transferred Real Properties and shall cancel such insurance with effect from the Option Closing Date or, if later, the date of Property Transfer Completion (as the case may be) unless agreed otherwise with the Purchaser.

1.11                     Grant of Sublease

If a Business Seller is unable to obtain a Property Third Party Consent from a Landlord for the transfer of a Transferred Leased Real Property the provisions of this paragraph 1.11 of Part 4 of Appendix 3 shall apply:

1.11.1            where a Lease permits a sublease to be granted without the requirement for any Property Third Party Consent from the Landlord, the relevant Business Seller shall grant to the Purchaser a sublease of the Transferred Leased Real Property on the same rent and other terms and conditions as the Lease of the Transferred Leased Real Property with such changes as are appropriate and agreed between the relevant Business Seller and the Purchaser acting reasonably and the term of the sublease shall be the term of such Lease less one day; and

1.11.2            where the Transferred Leased Real Property is held by the relevant Business Seller from a Landlord on terms which require the consent of the Landlord to:

(i)                                  the grant of a sublease; or

(ii)                               the terms on which a sublease is granted,

Novartis or the relevant Business Seller shall use all reasonable endeavours to obtain such consent (“Sublease Consent”) from such Landlord. Where the relevant Business Seller is able to obtain the appropriate Sublease Consent (or, where applicable, the court of competent jurisdiction referred to in paragraph 1.12.1 of this Part 4 of Appendix 3 declares that the Sublease Consent has been unreasonably withheld or delayed), the relevant Business Seller shall grant to the Purchaser a sublease of the Transferred Leased Real Property on the same rent and other terms and conditions as the Lease of the Transferred Leased Real Property with such changes as are appropriate and agreed between the relevant Business Seller and the Purchaser acting reasonably and the term of the sublease shall be the term of such Lease less one day.

1.12                     Property Third Party Consent not obtained

1.12.1            If a Property Third Party Consent (and, where applicable, a Sublease Consent) has been refused or otherwise not obtained within twelve months following the Option Closing Date, Novartis and the Purchaser may (acting reasonably) agree that an application is to be made to a court of competent jurisdiction that the relevant Property Third Party Consent has been unreasonably withheld or delayed.

1.12.2            If an application is to be made to a court of competent jurisdiction pursuant to paragraph 1.12.1 of this Part 4 of Appendix 3:

(i)                                  the proceedings shall be brought and prosecuted by Novartis; and

(ii)                               the Purchaser shall provide all such assistance in connection with such proceedings as Novartis (acting reasonably) may require in the interests of obtaining the Property Third Party Consent; and

(iii)                            provided that Novartis has complied with its obligations under paragraphs 1.3.3(i) and 1.11.2 of this Part 4 of Appendix 3, the Purchaser shall indemnify and keep indemnified Novartis for any costs and expenses properly incurred by Novartis in bringing and prosecuting proceedings under this paragraph.

1.12.3            If a Property Third Party Consent has not been obtained by the Property Longstop Date then Novartis and the Purchaser shall each bear fifty per cent. of any Losses of Novartis and the Purchaser arising out of or in connection with the failure to obtain such Property Third Party Consent.

1.13                     Obligations on the Business Sellers

In this Part 4 of Appendix 3, any reference to an obligation on the part of the Business Sellers (or any of them, as the case may be) shall be read as if it were an obligation on the part of Novartis to procure performance of such obligation by the Business Seller or Business Sellers in question.

Appendix 4
Influenza Group Intellectual Property Rights and Influenza Group Intellectual Property Contracts
(Paragraph 2.3)

[This appendix has been intentionally left blank as at the date of this Deed. This appendix shall be populated prior to the Option Exercise Date]

Part 1

Influenza Group Intellectual Property Rights

Part 2

Influenza Group Intellectual Property Contracts

Part 3

MF59® Intellectual Property Rights

Part 4

MF59® Intellectual Property Rights Contracts

Appendix 5
[Intentionally Left Blank]

Appendix 6
[Intentionally Left Blank]

Appendix 7
Permitted Encumbrances
(Paragraph 1.1)

1                                      Co-owned Influenza Group Intellectual Property Rights.

Appendix 8
Product Approvals and Product Applications
Part 1
Terms relating to the Product Approvals and Product Applications

1                                      General Provisions

1.1                            The Purchaser shall do all things necessary to effect the transfer of each Product Approval and Product Application, including complying with requirements and requests of Governmental Entities with respect to the transfer of each Product Approval and Product Application.

1.2                            The Marketing Authorisations shall be transferred in accordance with Part 2 of this Appendix 8.

2                                      Product Applications

2.1                            The Purchaser shall file or cause to be filed applications for the transfer of each Product Application in each country or territory in which such transfer is required to be submitted as soon as possible after the Option Closing Date.

2.2                            Pending the transfer of each Product Application Novartis shall, and shall cause the relevant members of the Novartis Group to:

2.2.1                   upon reasonable request from the Purchaser and at the Purchaser’s expense, reasonably cooperate and coordinate with the Purchaser in relation to the transfer of the Product Applications, including by providing the Purchaser with regulatory documentation concerning the Products owned or controlled by Novartis or any of its Affiliates;

2.2.2                   perform such acts and services as may be requested by the Purchaser that are reasonably necessary or required by any Governmental Entity to maintain or renew any Product Application or are reasonably necessary for the Purchaser to pursue the regulatory approval for any Product Application, including conducting any studies, including clinical and stability studies, concerning the Products; and

2.2.3                   notify the Purchaser as soon as is reasonably practicable of any written communication received by Novartis or any member of the Novartis Group with respect to any Product Application and shall consult with the Purchaser with respect to such communication and take into account the Purchaser’s views as to the form and content of any communication with any Governmental Entity concerning such Product Application.

3                                      Fees and expenses

From and after the Option Closing Date, the Purchaser shall promptly reimburse the relevant members of the Novartis Group for all maintenance and renewal fees and similar fees paid, and all out of pocket expenses reasonably incurred in connection with the satisfaction of any commitments or obligations by such members of the Novartis Group with respect to each Product Approval and each Product Application.

4                                      Notification

As soon as Novartis or the Purchaser or any of their respective Affiliates receives notification, if any, of impending approval or approval of the transfer of a Product Application from a Governmental Entity, the notified party or the party whose Affiliate was notified shall inform the other party of the expected date of appointment or transfer and actual date of appointment or transfer of that Product Application.

5                                      Responsibility for transfer

Notwithstanding any other provision of this Deed, neither Novartis nor any of its Affiliates shall have any Liability to the Purchaser in the event that the transfer of any Product Application alone results in any further obligations, commitments or Liabilities in relation to such Product Application.

Appendix 8
Product Approvals and Product Applications
Part 2
Transfer of Marketing Authorisations

1                                      Marketing Authorisation Transfer and Marketing Authorisation Re-registration

1.1                            Novartis and the Purchaser hereby agree they will each use, and will procure that their respective Affiliates will use, all reasonable endeavours to ensure that, as soon as reasonably practicable after the Option Closing Date:

1.1.1                   subject to paragraph 1.1.2, each Marketing Authorisation shall be transferred in accordance with Applicable Law by the Marketing Authorisation Holder to the Marketing Authorisation Transferee (“Marketing Authorisation Transfer”); and

1.1.2                   where Applicable Law does not permit Marketing Authorisation Transfer, a new marketing authorisation shall be registered in the name of the Marketing Authorisation Transferee to replace the existing Marketing Authorisation (“Marketing Authorisation Re-registration”) and Novartis shall procure that the relevant Marketing Authorisation Holder takes all necessary steps to withdraw, abandon, cancel or allow to lapse the superseded Marketing Authorisation as soon as practicable after the Marketing Authorisation Re-registration Date.

1.2                            Any Marketing Authorisation Transfer or Marketing Authorisation Re-registration (as applicable) shall each be effected on a Market-by-Market basis (such that there shall not be any staggered Marketing Authorisation Transfer or Marketing Authorisation Re-registration (as the case may be) on a Product-by-Product basis in any Market), unless otherwise agreed between Novartis and the Purchaser.

1.3                            With effect from the Option Closing Date until the Marketing Authorisation Transfer Date or the Marketing Authorisation Re-registration Date (as applicable), Novartis shall procure that each Marketing Authorisation Holder shall hold the Marketing Authorisation(s) in its name but for the account, risk and benefit of the relevant Marketing Authorisation Transferee.

Submission of MA Documentation

1.4                            Without prejudice to paragraph 1.5, the Purchaser shall be responsible for preparing and submitting, or for procuring that there is prepared and submitted (in any such case at the Purchaser’s cost and expense), all notices, applications, submissions, reports and any other instruments, documents, correspondence or filings necessary to complete Marketing Authorisation Transfer or Marketing Authorisation Re-registration (as applicable) (the “MA Documentation”). The MA Documentation shall be prepared in accordance with Applicable Law as soon as reasonably practicable.

1.5                            At Novartis’s election, the Purchaser shall procure that advanced drafts of the MA Documentation are submitted to Novartis so as to allow Novartis and/or the Marketing Authorisation Holder a reasonable opportunity to provide comments on such MA Documentation before it is submitted to the relevant Governmental Entity. The Purchaser shall incorporate all comments on such drafts as may reasonably be made by Novartis and/or the Marketing Authorisation Holder PROVIDED THAT the Purchaser shall not be obliged to incorporate any comments if the Purchaser considers, acting reasonably that to do so would materially delay Marketing Authorisation Transfer or Marketing Authorisation Re-registration (as applicable).

1.6                            Where under Applicable Law the MA Documentation is required to be submitted to the relevant Governmental Entity:

1.6.1                   by the Marketing Authorisation Holder, the Purchaser shall procure that the finalised MA Documentation is provided to Novartis after such MA Documentation is finalised in accordance with paragraph 1.5 above and Novartis shall, in turn, procure that the Marketing Authorisation Holder submits such MA Documentation to the relevant Governmental Entity (the timing and date of such submission to be agreed with the Purchaser) and Novartis shall promptly thereafter advise the Purchaser of such submission and provide a copy of the relevant MA Documentation (in the form submitted) to the Purchaser; and

1.6.2                   by the Marketing Authorisation Transferee, the Purchaser shall procure that the relevant Marketing Authorisation Transferee submits the finalised MA Documentation to the relevant Governmental Entity as soon as reasonably practicable after such MA Documentation is finalised in accordance with paragraph 1.5 above and the Purchaser shall promptly thereafter advise Novartis of such submission and provide a copy of the relevant MA Documentation (in the form submitted) to Novartis.

1.7                            From the Option Closing Date, Novartis shall procure that the relevant Marketing Authorisation Holder shall, as soon as reasonably practicable, sign any notices, applications, submissions, reports and other instruments, documents, correspondence or filings presented to it by the Purchaser or the relevant Marketing Authorisation Transferee that are necessary to effect Marketing Authorisation Transfer or Marketing Authorisation Re-registration (as applicable). The Marketing Authorisation Holder shall:

1.7.1                   provide notice of its consent to a Marketing Authorisation Transfer or Marketing Authorisation Re-registration if required by any Governmental Entity;

1.7.2                   provide to the Purchaser or the relevant Marketing Authorisation Transferee any information or other data or technical or other information in its possession that relates to the relevant Marketing Authorisation and that is required by a relevant Governmental Entity or otherwise reasonably required by the Purchaser or the relevant Marketing Authorisation Transferee to assist the Purchaser or the relevant Marketing Authorisation Transferee to effect the relevant Marketing Authorisation Transfer or Marketing Authorisation Re-registration; and

1.7.3                   in the event of any request for information or any query from any relevant Governmental Entity in respect of Marketing Authorisation Transfer or the Marketing Authorisation Re-registration (as applicable), the relevant party receiving such request or query shall provide copies of any such request or query to Novartis or, as the case may be, to the Purchaser. The Purchaser shall be responsible for preparing, or shall be responsible for procuring that there is prepared, (at the Purchaser’s cost and expense) any response to such a request or query with the intention that such request or query shall be dealt with as promptly and efficiently as possible. In advance of finalising any such response, the Purchaser shall procure that the relevant response is submitted to the Novartis so as to allow Novartis and/or the relevant Marketing Authorisation Holder a reasonable opportunity to provide comments on such response before it is submitted to the

Governmental Entity. The Purchaser shall procure that relevant Marketing Authorisation Transferee (i) shall submit the response to the relevant Governmental Entity as soon as reasonably practicable after the same has been finalised in accordance with this paragraph 1.7.3 and (ii) shall provide a copy of the relevant response (in the form submitted) to Novartis.

2                                      Obligations Pending Marketing Authorisation Transfer Or Marketing Authorisation Re-Registration

2.1                            Unless otherwise required by Applicable Law or a relevant Governmental Entity (or unless otherwise agreed in writing by Novartis and the Purchaser), from the Option Closing Date until the applicable Marketing Authorisation Transfer Date or Marketing Authorisation Re-registration Date:

2.1.1                   Novartis shall:

(i)                                  maintain in force (or procure that there is maintained in force) each Marketing Authorisation, and shall not voluntarily amend, cancel or surrender any Marketing Authorisation unless requested to do so in writing by the Purchaser or required to do so by any Applicable Law or any Governmental Entity;

(ii)                               with the Purchaser’s consent (not to be unreasonably withheld or delayed) progress (or procure that there is progressed) any registrations, variations or renewals to Marketing Authorisations initiated by Novartis (or any other member of Novartis’s Group) prior to the Option Closing Date or withdraw them upon the request of the Purchaser;

(iii)                            procure that each Marketing Authorisation Holder shall comply with the terms of any Marketing Authorisation and shall notify the Purchaser as soon as reasonably practicable of the details of any variations or renewals initiated following the Option Closing Date;

(iv)                           inform the Purchaser of any impending renewals of Marketing Authorisations as at the Option Closing Date and the parties shall discuss in good faith to what extent any such renewal will be pursued or withdrawn (it being agreed that the Purchaser shall have the final decision in any such matter);

(v)                              not without the consent of the Purchaser, initiate any additional variations or amendments to the Marketing Authorisations, except to the extent required by any Governmental Entity or where failure to do so would breach Applicable Law; and

(vi)                           consider in good faith any request by the Purchaser to apply for a new marketing authorisation in respect of a Product PROVIDED THAT if Novartis agrees to submit such application, any costs or expenses incurred by Novartis in making such application shall be for the Purchaser’s account and shall constitute MA Costs;

2.1.2                   without prejudice to the generality of the foregoing paragraph 2.1.1(iii), the Purchaser acknowledges and agrees that each Marketing Authorisation Holder shall be entitled to do (or to procure that there is done) any or all of the following (and the Purchaser acknowledges that, where the relevant Marketing Authorisation

Holder so chooses and unless otherwise agreed, responsibility for each of the following activities shall rest with the relevant Marketing Authorisation Holder):

(i)                                  pharmacovigilance activities related to the Marketing Authorisations, which activities shall be conducted in accordance with Applicable Law, the Pharmacovigilance Agreement and the standards, policies and procedures of Novartis’s Group from time to time in force; and

(ii)                               conducting any and all communications with a Governmental Entity in respect of a Marketing Authorisation (including, without limitation to the generality of the foregoing, attending any meetings with relevant Governmental Entities and filing and submitting all reports and other documents which it reasonably considers necessary to be submitted in order to comply with Applicable Law or its obligations under this Deed), PROVIDED THAT responsibility for (a) the costs of preparation of any such documents, reports and/or filings shall be borne by the Purchaser (or the relevant Marketing Authorisation Transferee) to the extent such costs are reasonably necessary, and (b) the submission of MA Documentation shall be the responsibility of the Purchaser in accordance with paragraph 1.4 above, PROVIDED THAT Novartis shall ensure that the Purchaser is kept fully and promptly informed of any such communications or submissions in advance, to the extent reasonably practicable; and

2.1.3                   Novartis shall procure that each Marketing Authorisation Holder shall act in accordance with the reasonable instructions of the Purchaser or the Marketing Authorisation Transferee in respect of each Marketing Authorisation in respect of which such Marketing Authorisation Holder is the holder, PROVIDED THAT no Marketing Authorisation Holder shall be obliged to comply with such instructions to the extent the same: (i) infringe the terms of the relevant Marketing Authorisation(s); or (ii) are otherwise inconsistent with the provisions of the Pharmacovigilance Agreement relating to Novartis;

2.1.4                   the Purchaser shall only request artwork changes to the extent such changes are required in order to comply with Applicable Law;

2.1.5                   the Purchaser shall submit to Novartis (or shall procure that there is submitted) written details (in such form and with such supporting materials as Novartis may reasonably request) of any new, amended or proposed advertising and promotional activity or training materials in respect of any Product Commercialised pursuant to any Marketing Authorisation (including (without limitation) any material reasonably requested by Novartis in order to validate new and/or amended promotional or training materials), and the Purchaser acknowledges and agrees that no such advertising, promotional or training activity shall be implemented, undertaken or otherwise commenced without the prior written consent of Novartis (for itself and on behalf of the relevant Marketing Authorisation Holder), such consent not to be unreasonably withheld. The Purchaser further agrees and acknowledges that, if it so chooses, Novartis shall be entitled to assume responsibility for obtaining (or procuring that there is obtained) the consent(s) and approval(s) of any relevant Governmental Entity required for such new, amended or proposed advertising and promotional activity or training activity; and

2.1.6                   to the extent permitted by the terms of the relevant Marketing Authorisation, the Purchaser or any other member of the Purchaser’s Group shall Commercialise the

Product(s) which are the subject of such Marketing Authorisation (notwithstanding that such Marketing Authorisation is held in the name of the relevant Marketing Authorisation Holder and, for the avoidance of doubt, the proceeds of any such Commercialisation shall be for the benefit of the Purchaser’s Group) and the Purchaser shall:

(i)                                  indemnify each member of Novartis’s Group against any and all actions, claims, demands, investigations, judgments, proceedings, liabilities, loss, damages, payments, costs and expenses arising in relation to the Commercialisation of the Products by the Purchaser or any other member of the Purchaser’s Group under this paragraph 2.1.6; and

(ii)                               procure that such Product(s) are Commercialised in compliance with the terms of the relevant Marketing Authorisation and/or the requirements of the relevant Governmental Entity.

3                                      New and Pending Marketing Authorisations in Respect of the Products

3.1                            If, at any time prior to Option Closing, any member of the Novartis Group is granted or otherwise comes to hold any marketing authorisation which relates exclusively to one or more Products (a “New Marketing Authorisation”) then:

3.1.1                   Novartis undertakes to the Purchaser to notify the Purchaser as soon as reasonably practicable following the date on which the relevant member of Novartis’s Group is granted, or becomes entitled to, the New Marketing Authorisation; and

3.1.2                   the provisions of paragraphs 1 and 2 above shall apply to that new Marketing Authorisation.

3.2                            Where a member of Novartis’s Group has submitted to any Governmental Entity any application relating to the grant of a new marketing authorisation in respect of the Influenza Group which is pending or in process as at the Option Exercise Date (a “Pending Marketing Authorisation”):

3.2.1                   Novartis shall continue to be responsible for preparation and submission of all documents required to register such Pending Marketing Authorisation but, following Option Closing, it shall do so at the Purchaser’s cost and shall pass responsibility for such Pending Marketing Authorisation to the Purchaser (or such member of the Purchaser’s Group as the Purchaser may nominate) as soon reasonably possible after Option Closing, subject to Applicable Law;

3.2.2                   from the Option Closing Date, the provisions of paragraph 1 shall apply mutatis mutandis to any registration process for any Pending Marketing Approval.

4                                      MA Costs

From the Option Closing Date, the Purchaser shall be responsible for all necessary costs of preparation and submission of MA Documentation and, save as expressly provided in this Deed, any other necessary costs incurred by Novartis or a member of Novartis’s Group in connection with the maintenance and any variations, amendments and renewals of the Marketing Authorisations relating to the Products or for any matter requested by the Purchaser pursuant to this Part 2 of Appendix 8 and for all fees and costs reasonably incurred by the relevant member of Novartis’s Group in complying with its obligations in respect of a Marketing Authorisation Transfer or Marketing Authorisation Re-registration (“MA Costs”).

5                                      Obligations following Marketing Authorisation Transfer or Marketing Authorisation Re-Registration

5.1                            On and from the relevant Marketing Authorisation Transfer Date or Marketing Authorisation Re-registration Date (as applicable), the Purchaser shall procure that each Marketing Authorisation Transferee shall assume and be solely responsible for:

5.1.1                   all obligations as the holder of such Marketing Authorisation including (subject to the terms of the Pharmacovigilance Agreement) pharmacovigilance activities related to such Marketing Authorisation;

5.1.2                   all activities and actions required by Applicable Law in connection with such Marketing Authorisation; and

5.1.3                   any and all outstanding commitments and obligations to the relevant Governmental Entities with respect to the relevant Marketing Authorisation, save for any such commitments or obligations arising from a breach of this Deed by Novartis.

5.2                            In the event that, following Marketing Authorisation Transfer or Marketing Authorisation Re-registration in respect of any Product, Novartis wishes to apply for a marketing authorisation in respect of a retained product, the Purchaser shall (and shall procure that the relevant Marketing Authorisation Transferee shall) co-operate with and provide all reasonable assistance to Novartis (or the relevant member of Novartis’s Group) at Novartis’s costs as may be reasonably required for the purposes of applying for such new marketing authorisation, including (without limitation) providing Novartis (or the relevant member of Novartis’s Group) and/or any Governmental Entity with such access to Marketing Authorisation Data or such other data or technical or other information as is reasonably requested by the relevant Governmental Entity or is otherwise reasonably required by Novartis or the relevant member of the Novartis Group.

Appendix 8
Product Approvals and Product Applications
Part 3
List of Products, Products Under Registration and Pipeline Products

[***]

Appendix 8
Product Approvals and Product Applications
Part 4
Tenders

From Option Closing until the Marketing Authorisation Transfer Date in any Market, Novartis shall, and shall procure that each member of the Novartis Group and the relevant Marketing Authorisation Holder shall, to the extent permitted by Applicable Law:

(i)                                  inform the Purchaser in writing of any Call for New Tender as soon as reasonably practicable following receipt; and

(ii)                               co-operate with and provide reasonable assistance to the Purchaser (or the relevant member of the Purchaser’s Group) for the purposes of responding to the Call for New Tender or otherwise applying for a new tender; and

(iii)                            where Applicable Law requires such responses or applications to be made by the Marketing Authorisation Holder, Novartis shall procure that the Marketing Authorisation Holder submits such responses or applications on behalf of the Purchaser PROVIDED THAT the Purchaser shall indemnify Novartis and/or the relevant Marketing Authorisation Holder (as the case may be) for any and all costs, expenses and liabilities suffered or reasonably incurred by Novartis and/or the Marketing Authorisation Holder in complying with or as a result of the provisions of this paragraph.

Appendix 9
Transferred Contracts
(Paragraph 2.3)

1                                      Separation of Shared Business Contracts

1.1                            Following the Option Exercise Date and prior to Option Closing, Novartis and the Purchaser shall discuss and agree in good faith a process to identify all material Shared Business Contracts

1.2                            Novartis shall use all reasonable efforts to maintain relationships under the Shared Business Contracts and continue to operate the Shared Business Contracts, including without limitation fulfilling all its obligations under the Shared Business Contracts, in the same manner as it has for the twelve months prior to this Deed.

1.3                            The Purchaser may, by notice to Novartis at any time prior to the Marketing Authorisation Transfer Date in respect of the relevant Product in the relevant territory, elect to take the rights and obligation of the Relevant Part of any Shared Business Contract.

1.4                            If the Purchaser makes an election under paragraph 1.3 above, Novartis and the Purchaser shall use all reasonable endeavours to procure that an arrangement is entered into with the relevant counterparty to each Shared Business Contract, the effect of which shall be that, with effect from whichever is the later of Marketing Authorisation Transfer Date and the date of the relevant arrangement, the benefit and burden of the Relevant Part is severed from such Shared Business Contract and an agreement or arrangement equivalent to such Shared Business Contract is entered into between the relevant counterparty and a member of the Purchaser’s Group (or the Relevant Part of the Shared Business Contract is sub-licensed to such Purchaser) (a “Separation”). For the avoidance of doubt, no part of any such Shared Business Contract shall be severed and transferred to any Purchaser in so far as it relates to Novartis’s Retained Business, any product other than the Products or any Excluded Asset.

2                                      Obligation to obtain Third Party Consents

2.1                            In relation to any Transferred Contract (excluding, for the purposes of this Appendix 9, any US Government Contract, Product Approval or Product Application) or Transferred Intellectual Property Contract or MF59® Intellectual Property Rights Contracts or Co-Owned Influenza Group Intellectual Property Right or Transferred Plant or Equipment which is not assignable or sub-licensable without a Third Party Consent or a Separation of a Shared Business Contract which is not separable without a Third Party Consent, this Deed, shall not be construed as an assignment, an attempted assignment, a sub-licensing or an attempted sub-licensing and Novartis and the Purchaser shall each use reasonable endeavours both before and after Option Closing to obtain all necessary Third Party Consents as soon as possible and shall keep each other informed of progress in obtaining such Third Party Consents. Novartis shall deliver to the Purchaser, on Option Closing or, if later, as soon as possible after receipt, any Third Party Consent.

2.2                            In connection with the obtaining of any Third Party Consent referred to in paragraph 2.1, the Purchaser shall supply to Novartis such information as may be reasonably requested by Novartis or any relevant third party.

2.3                            Save as otherwise provided in this Deed, the cost of any fee demanded by the third party as consideration for giving the Third Party Consent shall be borne by the Purchaser, provided that:

2.3.1                   the cost is agreed in advance by the Purchaser (such agreement not to be unreasonably withheld or delayed); and

2.3.2                   no party shall be required to bear any internal or administrative costs of the other party in relation to any Third Party Consent.

3                                      Obligations until Third Party Consents are obtained/where Third Party Consents are refused

3.1                            Subject to paragraph 3.2, the Purchaser shall assume, carry out, perform and discharge Novartis’s and the Business Seller’s obligations arising under the Transferred Contracts, Transferred Intellectual Property Contracts, MF59® Intellectual Property Rights Contracts, Co-Owned Influenza Group Intellectual Property Rights, Transferred Plant and Equipment and the Relevant Part of the Shared Business Contracts as from Option Closing.

3.2                            In respect of any Transferred Contract, Transferred Intellectual Property Contract, MF59® Intellectual Property Rights Contract, Transferred Plant and Equipment, Relevant Part of Shared Business Contract or Co-Owned Influenza Group Intellectual Property Right, from Option Closing until the relevant Third Party Consent has been obtained as contemplated by paragraph 2.1 or where the Third Party Consent has been refused:

3.2.1                   the relevant Business Seller shall hold on trust to the extent it is lawfully able to do so or, where it is not lawfully able to do so or where holding on trust is not possible under local law or otherwise impracticable, the relevant Business Seller and the Purchaser shall make such other arrangements between themselves to provide to the Purchaser the benefits of the Contract (other than amounts corresponding to any Tax Liability by the relevant Business Seller in respect of amounts due under or in respect of the Transferred Contract, Transferred Intellectual Property Contract, MF59® Intellectual Property Rights Contract, Relevant Part of Shared Business Contract, Transferred Plant and Equipment or Co-Owned Influenza Group Intellectual Property Right including the enforcement at the cost and for the account of the Purchaser of all rights of the relevant Business Seller against any other party thereto;

3.2.2                   to the extent that the relevant Business Purchaser is lawfully able to do so, the Purchaser shall perform the relevant Business Seller’s obligations under the Contract as agent or sub-contractor and shall indemnify Novartis and the relevant Business Seller if the Purchaser fails to do so. To the extent that the Purchaser is not lawfully able to perform such obligations, Novartis shall procure that relevant Business Seller shall, (subject to being indemnified by the Purchaser for any Losses Novartis or the relevant Business Seller may incur in connection therewith) do all such things as the Purchaser may reasonably require to enable due performance of the Transferred Contract, Transferred Intellectual Property Contract, MF59® Intellectual Property Rights Contract, Transferred Plant and Equipment or Relevant Part of the Shared Business Contract and the Purchaser shall indemnify the relevant Business Seller in respect thereof.

4                                      Failure to Obtain Third Party Consents

4.1                            If a Third Party Consent is refused or otherwise not obtained on terms reasonably acceptable to the Purchaser within 18 months of Option Closing, or in the case of a Separation, 18 months of the Marketing Authorisation Transfer Date:

4.1.1                   Novartis shall be entitled to procure the termination of the Transferred Contract, Transferred Plant and Equipment, Transferred Intellectual Property Contract, MF59® Intellectual Property Rights Contract or Relevant Part of the Shared Business Contract and the obligations of the parties under this Deed in relation to such Transferred Contract, Transferred Intellectual Property Contract or Relevant Part of the Shared Business Contract shall cease forthwith;

4.1.2                   references in this Deed to the Transferred Contracts, Transferred Intellectual Property Contracts, MF59® Intellectual Property Rights Contracts, Transferred Plant and Equipment or Relevant Part of the Shared Business Contracts and the Influenza Group Businesses (other than in this paragraph 4) shall be construed as excluding such Transferred Contract, Transferred Intellectual Property Contract, MF59® Intellectual Property Rights Contract, Transferred Plant and Equipment or Relevant Part of the Shared Business Contract; and

4.1.3                   Novartis and the Purchaser shall use all reasonable efforts to put in place alternative arrangements so as to give the Purchaser equivalent benefits or rights as would have been enjoyed under the terminated Transferred Contract, Transferred Intellectual Property Contract, MF59® Intellectual Property Rights Contract, Relevant Part of the Shared Business Contract or Co-Owned Influenza Group Intellectual Property Right.

Appendix 10
Employees
(Paragraph 2.4.1)

1                                      Information and consultation

1.1                            At such time as the parties agree to be appropriate following the Option Exercise Date, Novartis and the Purchaser or the relevant member of the Purchaser’s Group shall jointly communicate to the Employees an agreed notice which shall, other than to the extent the parties agree otherwise:

1.1.1                   inform the Employees that following Option Closing those Employees who continue to be employed in the Business would be employed by the Purchaser or relevant member of the Purchaser’s Group; and

1.1.2                   comply with the requirements of any applicable national law.

For the avoidance of doubt, the parties may agree to issue such notice to different Employees or categories of Employees at different times and in different forms.

1.2                            Notwithstanding the operation of paragraph 1.1 above, Novartis and the Purchaser agree to comply with any more onerous notice requirements imposed by local laws.

1.3                            The Purchaser (on its own behalf and on behalf of any relevant member of the Purchaser’s Group) shall provide Novartis (for itself and any relevant member of the Novartis Group) with such information and assistance at such times as Novartis may reasonably request or as may be reasonably necessary for Novartis or any other member of the Novartis Group to comply with any formal or informal requirement to inform or consult with the Employees, a relevant trade union, a relevant works council, or any other employee representatives in connection with the matters contemplated by this Deed (which formal or informal requirements Novartis hereby undertakes to comply or procure compliance with). Where reasonably necessary to ensure compliance with any formal or informal requirements or obligations to inform or consult with Employees, a relevant trade union, a relevant works council or any other employee representatives in connection with the matters contemplated by this Deed, Novartis (for itself and for each member of the Novartis Group) and the Purchaser (for itself and for each member of the Purchaser’s Group) agree that the Purchaser or relevant member of the Purchaser’s Group shall cooperate with and participate in any information, negotiation and/or consultation process as reasonably required by Novartis.

1.4                            As soon as practicable following the Option Exercise Date, the Purchaser agrees to provide on a timely basis such information, in writing, in respect of its existing terms and conditions of employment as may reasonably be required by Novartis so as to facilitate Novartis’s information and consultation exercise with its Employees in respect of the matters set out in this Deed.

2                                      Influenza Business Employees

2.1                            General

2.1.1                   The Purchaser shall (or shall procure that the relevant member of the Purchaser’s Group shall) fulfil all its duties and obligations under Applicable Law in relation to the Influenza Business Employees.  Where the provisions of local law do not provide for an automatic transfer of the employment of the Influenza Business

Employees to the Purchaser or a relevant member of the Purchaser’s Group with effect from (and including) the Option Closing Date, then paragraph 2.2 below shall apply. Where the provisions of local law do provide for an automatic transfer of employment of the Relevant Influenza Business Employees to the Purchaser or the relevant member of the Purchaser’s Group with effect from (and including) the Option Closing Date, then paragraph 2.3 below shall apply.

2.1.2                   The parties acknowledge and agree that:

(i)                                  any Deferred Employee shall be treated for all purposes under this Deed as if such Deferred Employee were an Influenza Business Employee or an Influenza Group Company Employee (as appropriate); and

(ii)                               the Purchaser’s obligations under this Appendix 10 shall apply in respect of each Deferred Employee in the same way as they do to each Influenza Business Employee or Influenza Group Company Employee (as appropriate); and

(iii)                            if any Deferred Employee accepts an offer of employment made by the Purchaser under paragraph 2.2.1 below or becomes an employee of an Influenza Group Company after the Option Closing Date, such Deferred Employee shall further be treated for all purposes under this Deed as a Transferred Employee.

2.1.3                   For the avoidance of doubt, this paragraph 2 shall not apply to any Excluded Employee, who will remain employed by Novartis or the relevant member of the Novartis Group.

2.2                            Where no automatic transfer of employment

2.2.1                   In such timescale as the parties may agree, but in any event at least 30 Business Days prior to the Option Closing Date, the Purchaser or relevant member of the Purchaser’s Group shall make an offer to each Influenza Business Employee employed by Novartis or a member of the Novartis Group to employ him or her under a new contract of employment to commence with effect from (and including) the Option Closing Date provided that such employee continues to be an Influenza Business Employee until the Option Closing Date. Save as otherwise agreed with Novartis (such agreement not to be unreasonably withheld), the offer to be made will be on the same terms and conditions (including as to period of continuous employment) as were provided to that Influenza Business Employee immediately prior to the Option Closing Date. The Purchaser shall keep Novartis updated throughout the offer process on when offers are made and accepted or rejected.

2.2.2                   If the Influenza Business Employee wishes to accept the offer of employment from the Purchaser or the relevant member of the Purchaser’s Group, then Novartis shall (or shall procure that the relevant member of the Novartis Group shall), insofar as it is permitted by Applicable Law, waive the requirement on the Influenza Business Employee concerned to give any period of notice of termination of his or her employment under the terms of his or her employment so as to allow the Influenza Business Employee to commence employment with the Purchaser or relevant member of the Purchaser’s Group with effect from (and including) the Option Closing Date.

2.3                            Where automatic transfer of employment

If the Transfer Regulations do not or are found not to or are alleged not to apply to any person who is a Relevant Influenza Business Employee and to whom paragraph 2.2 does not apply, the Purchaser agrees that following Option Closing:

2.3.1                   in consultation with Novartis, the Purchaser or relevant member of the Purchaser’s Group shall within 10 Business Days of being so requested by Novartis (as long as the request is made no later than 3 months after Option Closing) (or if the Purchaser so chooses), make such Relevant Influenza Business Employee an offer in writing to employ him or her under a new contract of employment subject to, and to take effect upon, a date agreed between the parties and such employee; and

2.3.2                   save as otherwise agreed with Novartis (such agreement not to be unreasonably withheld) the offer to be made will be on the same terms and conditions (including as to period of continuous employment) as were provided to that Relevant Influenza Business Employee immediately prior to the Option Closing Date.

3                                      Wrong-pocket arrangements for persons other than Relevant Employees

3.1                            If the contract of employment of any person other than a Relevant Employee is found or alleged to have effect upon Option Closing as if originally made with the Purchaser or another member of the Purchaser’s Group (including any Influenza Group Company) as a consequence of this Deed, or if any Influenza Group Company employs any person who does not work wholly or substantially in the Business, Novartis agrees that following Option Closing:

3.1.1                   in consultation with the Purchaser, Novartis or relevant member of the Novartis Group may within 10 Business Days of being so requested by the Purchaser (as long as the request is made no later than 3 months after Option Closing) (or if Novartis so chooses), make to that person an offer in writing to employ him or her under a new contract of employment subject to, and to take effect upon, the termination referred to below; and

3.1.2                   the offer to be made will be on the same terms and conditions (including as to period of continuous employment) as were provided to that person immediately prior to the Option Closing Date.

3.2                            After the expiry of the 10 Business Days referred to at paragraph 3.1 above, and provided that the relevant member of the Purchaser’s Group takes such steps as are legally possible to terminate the employment of the person concerned as soon as reasonably practicable after becoming aware of the finding or allegation referred to at paragraph 3.1 above (either by giving notice or transferring the person by agreement to be concluded between the relevant member of the Purchaser’s Group, the person concerned and the relevant member of the Novartis Group), Novartis shall be responsible for and shall indemnify and keep indemnified the Purchaser (for itself and as trustee for any relevant member of the Purchaser’s Group) against all Losses from time to time made, suffered or incurred by the Purchaser (or any other member of the Purchaser’s Group) as a result of:

3.2.1                   the actual or alleged transfer to a member of the Purchaser’s Group and (regardless of whether there has been such a transfer) any employment liabilities relating to such person;

3.2.2                   employing such person on and from the Option Closing Date until such termination (up to the time reasonably expected to have achieved such termination in accordance with the terms of the contract of employment and Applicable Law) but subject to a maximum period of 6 months unless prevented by the terms of the contract of employment or Applicable Law; and

3.2.3                   such termination.

3.3                            The parties agree to co-operate in good faith to minimise the Losses which are subject to the indemnity referred to in paragraph 3.2 above.

4                                      Employment liabilities

4.1                            All wages, salaries, employer’s liabilities in respect of associated Taxes and other periodic outgoings in respect of the Transferred Employees which relate to a period:

4.1.1                   after the Option Closing Date shall be borne or discharged by the Purchaser or relevant member of the Purchaser’s Group; and

4.1.2                   on or before the Option Closing Date shall be borne or discharged by Novartis or relevant member of the Novartis Group.

4.2                            Novartis shall (for itself and for each member of the Novartis Group) indemnify and keep indemnified the Purchaser (for itself and as trustee for each other member of the Purchaser’s Group) against all Losses (ignoring any amount in respect of Employee Benefits, as to which see Appendix 11) in respect of:

4.2.1                   the employment of any Employee at any time prior to the Option Closing Date (excluding any Transferred Employee Benefit Liabilities (as defined in Appendix 11) which the Purchaser agrees to assume in accordance with Appendix 11);

4.2.2                  any termination of the employment of any Employees prior to the Option Closing Date including, but not limited to, all claims relating to severance, termination pay, pay in lieu of notice of termination and similar obligations (excluding any liability arising directly as a result of any breach of the commitments set out in paragraph 5 or 6 below by the Purchaser or a member of the Purchaser’s Group and any act or omission by the Purchaser or any member of the Purchaser’s Group in relation to any Employee before Option Closing as a result of which that Employee treats his employment as having been terminated prior to the Option Closing Date);

4.2.3                   any amount which becomes payable to any Employee or benefit to which any Employee becomes entitled by reason of this Deed or the matters it contemplates, including any change of control or other payment or benefit (and including any enhancement of severance terms on a subsequent termination of employment but excluding any Losses relating to any share-based incentive schemes, as to which see paragraph 11 below);

4.2.4                   any failure by Novartis or any other member of the Novartis Group to comply with any obligation to inform or consult with employee representatives in connection with the matters contemplated by this Deed (other than as a result of any failure set out in paragraph 4.3.3 below); and

4.2.5                   any breach by Novartis or any other member of the Novartis Group of paragraph 4.1.2 above or paragraph 4.4, 4.5 or 10 below.

4.3                            The Purchaser shall (for itself and for each member of the Purchaser’s Group) indemnify and keep indemnified Novartis (for itself and as trustee for each other member of the

Novartis Group) against all Losses (ignoring any amount in respect of Employee Benefits, as to which see Appendix 11) in respect of:

4.3.1                   the employment of any of the Transferred Employees on and after the Option Closing Date (including, without limitation, any changes to terms and conditions of employment by the Purchaser or any other member of the Purchaser’s Group);

4.3.2                   any termination of the employment of any Transferred Employees on and after the Option Closing Date including, but not limited to, all claims relating to severance, termination pay, pay in lieu of notice of termination and similar obligations except as contemplated under paragraph 3.2 above;

4.3.3                   any failure by the Purchaser or any other member of the Purchaser’s Group to provide information and reasonable assistance to Novartis to enable Novartis or any other member of the Novartis Group to comply with any obligation to inform or consult with employee representatives in connection with the matters contemplated by this Deed;

4.3.4                   any breach by the Purchaser or any other member of the Purchaser’s Group of paragraph 4.1.1 above or paragraph 4.4 or 4.5 below; and

4.3.5                   any act or omission by the Purchaser or any member of the Purchaser’s Group in relation to any Employee before Option Closing as a result of which that Employee treats his employment as having been terminated prior to the Option Closing Date.

4.4                            Any amount payable to or in respect of any Transferred Employee after Option Closing (including without limitation amounts paid under paragraph 4.5 below) which (ignoring vesting conditions and any amount payable in respect of Employee Benefits or otherwise in accordance with Appendix 11) is referable to the period prior to Option Closing is payable by Novartis (for itself or on behalf of the relevant Share Seller or Business Seller). Responsibility for amounts payable which are only partly referable to the period prior to Option Closing (again ignoring vesting conditions) is to be shared between Novartis (for itself or on behalf of the relevant Share Seller or Business Seller) and the Purchaser (for itself or on behalf of the relevant member of the Purchaser’s Group) such that Novartis bears S per cent. of the cost and the Purchaser bears P per cent., where S is the percentage of the period by reference to which the amount was earned which fell on or before the Option Closing Date and P is the percentage of that period which falls after the Option Closing Date.  The Purchaser shall, or shall procure that such other member of the Purchaser’s Group shall, pay such amounts when due to the relevant Transferred Employees on or after Option Closing and shall deduct and/or pay and account for any Tax payable or accountable for by the employer in respect of such amounts. Novartis covenants to reimburse the Purchaser in respect of any such amount (or S per cent. of it where relevant), including any Tax payable or accountable for by the employer in respect of such amount, within 30 days of receiving notification that it has been paid to the extent such amounts are not reflected in the Option Closing Statement. Novartis will provide the Purchaser with all information and documentation reasonably necessary to allow such payments to be made.

4.5                            Following the Option Closing Date:

4.5.1                   the Purchaser shall, or shall procure that a member of the Purchaser’s Group shall, pay a pro-rated cash bonus of an amount advised by Novartis to the Purchaser to each Transferred Employee who participated in an annual cash bonus plan immediately before the Option Closing Date in their first payroll payment after the Option Closing Date; and

4.5.2                   where Novartis is able to determine performance, any such bonus payment made to such eligible employees by the Purchaser or a member of the Purchaser’s Group will be based on Novartis’s determination of performance to the Option Closing Date and pro-rated to the Option Closing Date; or

4.5.3                   where Novartis is unable to determine performance (either business or individual), for example, because the Option Closing Date occurs near the start of the bonus year, Novartis shall calculate any such bonus payment based on a deemed achievement of performance conditions at target level pro-rated to the Option Closing Date; and

4.5.4                   as soon as reasonably practicable after the Option Closing Date, the Purchaser shall, or shall procure that such other member of the Purchaser’s Group shall, provide such information as Novartis requires in order for Novartis to calculate the Tax payable or accountable for by the employer in respect of such bonus payments; and

4.5.5                   the Purchaser shall, or shall procure that such other member of the Purchaser’s Group shall, deduct and/or account for any Tax payable or accountable for by the employer in respect of such bonus payments; and

4.5.6                   Novartis shall reimburse the Purchaser for the aggregate bonuses advised by Novartis to the Purchaser which are paid pursuant to this paragraph 4.5 along with the employer’s social security contributions due in respect of such payments to the extent such amounts are not reflected in the Option Closing Statement.

5                                      Protection of terms and conditions and termination rights post-Option Closing

5.1                            Without prejudice to paragraph 5.4 below, the Purchaser shall procure that for a period of 24 months following the Option Closing Date:

5.1.1                   each Transferred Employee will (for so long as such Transferred Employee continues in the same role with any member of the Purchaser’s Group save that the Purchaser shall not seek to demote any Transferred Employee to avoid the application of this provision) continue to receive at least the same basic salary;

5.1.2                  each Transferred Employee will continue to receive contractual benefits (but excluding Employee Benefits and any share-based incentive schemes or other long-term incentive plans) which the Purchaser reasonably considers to be substantially comparable, taken as a whole, to the contractual benefits (but excluding Employee Benefits and any share-based incentive schemes or other long term incentive plans) of such Transferred Employee immediately prior to the Option Closing Date; and

5.1.3                   no Transferred Employee will suffer a change to his overall employment terms (whether contractual or otherwise) and including, without limitation, any related to length of service (but excluding Employee Benefits and any share-based incentive schemes or other long-term incentive plans), which, when taken as a whole viewed in the round (including to the extent relevant alongside any other changes being made at the same time to that Transferred Employee’s employment terms), would in the Purchaser’s reasonable opinion acting in good faith be regarded as materially detrimental.

5.2                            The Purchaser confirms that, following the Option Closing Date and for so long as the Transferred Employees continue in the employment of any member of the Purchaser’s Group, the Transferred Employees will be eligible to participate in those share-based incentive schemes or other long-term incentive plans that are operated by the Purchaser or relevant members of the Purchaser’s Group from time to time for employees of equivalent status, subject always to the rules of such share-based incentive schemes or long-term incentive plans and any qualifying conditions.

5.3                            Novartis shall provide or shall cause to be provided to any member of the Purchaser’s Group such information reasonably requested in writing by any member of the Purchaser’s Group to enable the Purchaser to comply with its obligations in paragraph 5.1 above.

5.4                            If the employment of any Transferred Employee is terminated by reason of redundancy within 24 months following the Option Closing Date, the Purchaser shall procure that there shall be provided to such Transferred Employee benefits which are equivalent to those provided under such redundancy and severance policies and benefits (whether contractual or otherwise and giving due credit to the Transferred Employees for any additional service or earnings from the Option Closing Date onwards) (but excluding Employee Benefits) as were applicable in respect of the particular Transferred Employee immediately prior to the Option Closing Date, to the extent that such policies and benefits are notified in writing to the Purchaser prior to the Option Closing Date.  If, at any time during the 24 month period immediately following the Option Closing Date, the Purchaser places any Transferred Employee into a redundancy selection process, the Purchaser undertakes that, in determining such selection, it will or will procure that the relevant member of the Purchaser’s Group will take no account of the costs of dismissal of any person within the relevant selection pool (including such Transferred Employee).

5.5                            For the avoidance of doubt, the provisions of this paragraph 5 are without prejudice to the operation of any rule of law in relation to the terms and conditions of employment of the Transferred Employees.

6                                      Benefits arrangements/service continuity

6.1                            Each Transferred Employee shall have their service with the Novartis Group and their respective predecessors recognised under any employee benefit plans or arrangements of the Purchaser’s Group for all purposes of eligibility, vesting and accrual of benefits to the extent past service was recognised for such Transferred Employee under a comparable plan or arrangement immediately prior to the Option Closing Date. Notwithstanding the foregoing, nothing in this paragraph 6.1 shall be construed to require recognition of service for the purposes of calculation of Employee Benefits or that would result in:

6.1.1                   any additional liability being assumed by the Purchaser’s Group in respect of Employee Benefits other than subject to and in accordance with the provisions of Appendix 11;

6.1.2                   duplication of benefit;

6.1.3                   recognition of service for any purposes under any plan or arrangement for which participation, service and/or benefits accrual is frozen or any post-retirement medical plan; or

6.1.4                   recognition of service under a newly established plan or arrangement for which prior service is not taken into account for employees of the Purchaser’s Group generally.

6.2                            Without limiting the foregoing, with respect to the Transferred Employees, the Purchaser shall, or shall cause such other member of the Purchaser’s Group to, be responsible for all paid time off benefits, including vacation pay, sick pay, banked leave, flexitime and other payments for time off of normal work hours accrued by the Transferred Employees up to the Option Closing Date, provided that, if the value of such matters (excluding normal accrued but untaken annual leave for the year current as at Closing) would exceed US$7.5 million if accrued for in a balance sheet in accordance with IFRS, then Novartis shall compensate the Purchaser for such matters (again excluding normal accrued but untaken annual leave for the year current as at Option Closing) by paying the Purchaser an amount equal to that value, less any amount actually accrued and transferred to the Purchaser for such matters.

6.3                            With respect to any welfare plan maintained by the Purchaser or any other member of the Purchaser’s Group in which Transferred Employees are eligible to participate after the Option Closing Date, the Purchaser shall:

6.3.1                   waive all limitations as to pre-existing conditions, exclusions, evidence of insurability provisions, waiting periods with respect to such participation and coverage requirements or similar provisions under a Purchaser’s benefit plans that are welfare plans (as defined in section 3(1) of ERISA or any equivalent Applicable Law) applicable to such employees to the extent such conditions, exclusions and waiting periods or other provisions were satisfied or did not apply to such employees under welfare plans maintained by Novartis or other members of the Novartis Group prior to the Option Closing Date; and

6.3.2                   provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Option Closing Date in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan in the year in which Option Closing occurs, to the extent credited under the welfare plans maintained by Novartis or other members of the Novartis Group prior to the Option Closing Date.

7                                      US Transferred Employees

7.1                            To the extent the Purchaser or any other member of the Purchaser’s Group maintains a health care and dependent care flexible spending account arrangement pursuant to section 125 or 129 of the Code (collectively, “FSAs”), the Purchaser will use commercially reasonable efforts to honour the elections of all Transferred Employees who are employed in the United States and/or covered by US Benefit Plans (“US Transferred Employees”) under the FSAs of any relevant member of the Novartis Group (“Relevant Employer’s FSAs”), as in effect immediately prior to the Option Closing Date, and the Purchaser will use commercially reasonable efforts to assume responsibility for administering all reimbursement claims of US Transferred Employees with respect to the calendar year in which the Option Closing Date occurs that are submitted for payment on or after the Option Closing Date, whether arising before, on or after the Option Closing Date, under the Purchaser’s FSAs. As soon as practicable but no more than 45 days following the Option Closing Date, Novartis will cause to be transferred to the Purchaser an amount in cash equal to (i) the sum of all contributions to the Relevant Employer’s FSAs with respect to the calendar year in which the Option Closing Date occurs by or on behalf of the US Transferred Employees prior to the Option Closing Date, reduced by (ii) the sum of all claims incurred in the calendar year in which the Option Closing Date occurs that are submitted to the Relevant Employer for payment prior to the Option Closing Date and paid by the Relevant Employer’s FSAs with respect to such US Transferred Employees prior to the date of such cash transfer to the Purchaser; provided, however, if this calculation results in a negative number, then the Purchaser will pay to Novartis (on behalf of the Relevant Employer) as soon as practicable following the end of the calendar year in which the Option Closing Date occurs, the amount by which (ii) exceeds (i).

7.2                            With effect on and from the Option Closing Date, the Purchaser shall, or shall procure that such other members of the Purchaser’s Group shall, assume the responsibility and obligation to provide COBRA continuation coverage to all US Transferred Employees whose employment is terminated after the Option Closing Date and their eligible dependents.

8                                      Shared Employees

After the date of this Deed, Novartis shall identify any Shared Employees who work wholly or substantially in the Business but who are not Influenza Group Company Employees or Influenza Business Employees. In consultation with the Purchaser, Novartis will procure that an Influenza Group Company will offer employment to any such employee before the Option Closing Date, to take effect from immediately before the Option Closing Date (provided that such employee continues to work wholly or substantially in the Business until the Option Closing Date) or, where that is not reasonably practicable or there is no Influenza Group Company in the country in which the employee works, the Purchaser shall treat such employee as if he or she were an Influenza Business Employee (provided that such employee continues to work wholly or substantially in the Business until the Option Closing Date) and the provisions of this Appendix 10 will apply to him or her and further provided, however, that these arrangements will apply to no more than 10 full time equivalent employees.

9                                      International Assignees

Where Applicable Law does not provide for the automatic transfer of employment of any International Assignee and/or the other terms governing their international assignment, the Purchaser shall assume and agree to be bound by the individual contract of employment and such other terms governing their international assignment including any tax equalisation agreement entered into between an International Assignee and a member of the Novartis Group provided that such employee becomes a Transferred Employee and Novartis has disclosed to the Purchaser the template international assignment terms of the Novartis Group prior to the Option Closing Date.

10                               Liability for retention arrangements

Novartis or any other member of the Novartis Group has or will put in place certain retention arrangements (in the form of cash) to retain key employees in connection with the matters contemplated by this Deed. To the extent that details of such retention arrangements are disclosed to the Purchaser prior to the Option Closing Date, and in respect of arrangements put in place after the date of this Deed, with the agreement of the Purchaser, the Purchaser shall, or shall procure that such other member of the Purchaser’s Group shall, make the cash retention payments when due to the relevant Transferred Employees on or after Option Closing and shall deduct and/or pay and account for any Tax payable or accountable for by the employer in respect of such cash payments. Novartis covenants to reimburse the Purchaser in respect of any cash retention payments, whether or not disclosed (including any Tax payable or accountable for by the employer in respect of such payments), which are put in place prior to the Option Closing Date. Novartis acknowledges that the Purchaser may ask Novartis to put in place more generous retention arrangements than those proposed by Novartis (including, where practicable, putting in place retention arrangements which last for a period of at least six months following Option Closing) and will not unreasonably withhold consent to such arrangements provided that any incremental cost of such arrangements over and above the cost of Novartis’s own proposals will be for the Purchaser’s account. Novartis will provide the Purchaser with all information and documentation reasonably necessary to allow such payments to be made.

11                               Share-based incentive schemes

11.1                     This paragraph 11 applies notwithstanding any other provision of this Deed.

11.2                     Subject to paragraph 11.10, Novartis undertakes to use its best endeavours to ensure that share-based awards held by Transferred Employees pursuant to a share-based incentive scheme operated by Novartis or another member of the Novartis Group (“Relevant Awards”) shall be treated in a manner consistent with the “good leaver treatment” in the share-based incentive schemes operated by the Purchaser, to the extent possible under the relevant plan rules and any Applicable Law.  Where Relevant Awards are subject to performance (or other) conditions and it is not possible to determine whether or not such conditions have been met at the applicable early vesting date (or within a reasonable period thereafter), Novartis and the Purchaser agree that performance shall be deemed “on target”.

For the avoidance of doubt:

(A)                               where necessary and subject to (B), Novartis shall rely on the exercise of existing discretions in the relevant plan rules and (provided the approval of Novartis’s shareholders is not required) shall be expected to amend the relevant plan rules to achieve the “good leaver treatment”;

(B)                               Novartis (or relevant member of the Novartis Group) shall not take any action which would require shareholder approval or which could trigger any significant legal, Tax or operational issues for the relevant Transferred Employee (including the loss of any Tax-favourable treatment), the Novartis Group or the Purchaser’s Group.

For the purposes of this paragraph 11.2, the “good leaver treatment” shall be that:

(C)                               Relevant Awards shall not lapse or be forfeited as a result of Option Closing except to the extent that they do not vest in accordance with (D) and/or (E) below;

(D)                               Relevant Awards shall vest early as a result of Option Closing and shall be time pro-rated to take account of the reduced period of time, as a proportion of the original vesting period, that the relevant Transferred Employee worked within the Novartis Group (calculated on the basis of the number of years of service as at the Option Closing Date, where part years of service are rounded up); and

(E)                                Relevant Awards that vest after the Option Closing Date shall remain subject to any relevant performance (or other) conditions, adjusted as necessary to take account of Option Closing and measured up to the applicable early vesting date.

For the purposes of this paragraph 11.2, “on target” performance shall not be construed as permitting share-based awards to vest in full.

11.3                     Novartis agrees to indemnify the Purchaser (or relevant member of the Purchaser’s Group) for any Liabilities borne by the Purchaser’s Group in connection with the Relevant Awards, including any Tax. The Purchaser agrees to use its best endeavours to seek any applicable Tax relief in respect of the Relevant Awards and to indemnify Novartis in respect of any Tax relief obtained provided always that Novartis provides the Purchaser with any information that the Purchaser may reasonably request in this respect in a timely manner.

11.4                     Subject to paragraph 11.5, Novartis undertakes to inform the Purchaser of the vesting or exercise (as applicable) of the Relevant Awards and to provide, in a timely manner, details of the Relevant Awards that so vest or are exercised so that the Purchaser’s Group can make any applicable withholdings for Tax and to pay any Tax for which the Purchaser’s Group is liable in respect of the Relevant Awards to the relevant Tax Authority within any applicable timescale.

11.5                     To the extent permitted under the relevant plan rules and any Applicable Law, Novartis undertakes to sell such number of the shares underlying the Relevant Awards as may be necessary for the sale proceeds to satisfy any applicable Tax withholdings and to pay such amounts to the Purchaser in sufficient time for the Purchaser to pay such Tax to the relevant Tax Authority within any applicable timescale, provided always that the Purchaser provides Novartis with any information that Novartis may reasonably request in this respect in a timely manner.

11.6                     Novartis undertakes to procure that each relevant member of the Novartis Group will pay any Tax for which such member is liable in respect of the Relevant Awards to the relevant Tax Authority within any applicable timescale.

11.7                     Novartis undertakes to procure the completion of any relevant Tax Return in respect of the Relevant Awards and to procure the submission of any such Tax Return to the relevant Tax Authority within any applicable timescale.

11.8                     This paragraph shall apply where Relevant Awards lapse or are forfeited (or will lapse or be forfeited) either in whole or in part as a result of Option Closing.  As soon as practicable following Option Closing (and, in any event, by the later of 30 days from the Option Closing Date and 30 days from the first date after the Option Closing Date when the granting of share-based awards is not prevented by dealing restrictions, subject in both cases to the relevant plan rules and any Applicable Law), the Purchaser (or member of the Purchaser’s Group) shall grant each relevant Transferred Employee a share-based award over shares in the capital of the Purchaser substantially equal in value (valued as at the date of grant) to the value of the portion of their Relevant Awards which lapsed or was forfeited (or will lapse or be forfeited) as a result of Option Closing (valued as at the Option Closing Date), where relevant, disregarding any loss (or expected loss) of Tax-favourable treatment (each a “Compensation Award”). To the extent that (i) it could reasonably have been expected that any related matching share award and/or free share award would have been granted to a Transferred Employee following Option Closing in connection with any Relevant Award which lapsed or was forfeited (or will lapse or be forfeited) as a result of Option Closing (each a “Relevant Matching Award”), and (ii) such Relevant Matching Award has not been granted (or will not be granted) as a result of Option Closing, on or around the date on which such Relevant Matching Award would, in the ordinary course of business, have been made by Novartis (or a member of the Novartis Group), the Purchaser (or member of the Purchaser’s Group) shall grant each relevant Transferred Employee a share-based award over shares in the capital of the Purchaser substantially equal in value (valued as at the date of grant) to the value of such Relevant Matching Award (valued as at the date of grant of the related Matching Award, defined below), where relevant, disregarding any loss (or expected loss) of Tax-favourable treatment (each a “Matching Award”), subject to the relevant plan rules and any Applicable Law.

Such Compensation Awards shall be granted pursuant to the rules of whichever share-based incentive plan operated by the Purchaser’s Group at the time of grant the Purchaser considers most closely aligned to the share-based incentive plan operated by the Novartis Group pursuant to which the related Relevant Award had been granted (or related Relevant Matching Award would have been granted) but will vest according to a vesting schedule substantially similar to the vesting schedule that would have otherwise applied to the related Relevant Award or related Relevant Matching Award if Option Closing had not occurred.  In such cases:

(a)                               the Purchaser undertakes to seek any applicable Tax relief in respect of the Compensation Awards and Matching Awards and to indemnify Novartis in respect of 50 per cent of any Tax relief obtained, provided always that Novartis provides the Purchaser with any information that the Purchaser may reasonably request in this respect in a timely manner;

(b)                               where a Compensation Award or Matching Award is granted in the form of a restricted share award, the Purchaser undertakes to obtain a valid election pursuant to section 431 of the Income Tax (Earnings and Pensions) Act 2003 (or, as applicable, any similar Tax election that is available pursuant to any Applicable Law in another jurisdiction), provided that, if either party makes representations to the other party to waive this obligation in respect of certain Compensation Awards or certain Matching Awards and the other party consents to such waiver (such consent not to be unreasonably withheld), this paragraph (b) shall not apply in respect of such Compensation Awards or Matching Awards; and

(c)                                Novartis agrees to indemnify the Purchaser (or relevant member of the Purchaser’s Group) for any Liabilities borne by the Purchaser’s Group in connection with such Compensation Awards and Matching Awards, including any Tax, provided that:

(i)                                  Novartis shall not indemnify the Purchaser (or relevant member of the Purchaser’s Group) to the extent that the Purchaser (or member of the Purchaser’s Group) compensates Transferred Employees for any loss (or expected loss) of Tax-favourable treatment in respect of Relevant Awards or for any Liabilities to Tax as contemplated in paragraph 11.9 below; and

(ii)                               Novartis only agrees to indemnify the Purchaser (or member of the Purchaser’s Group) to a maximum of 50 per cent of the total of (i) the value of the portion of such Relevant Awards that lapsed or was forfeited (or will lapse or be forfeited) as a result of Option Closing, (ii) the value of the Relevant Matching Awards, and (iii) any related Liabilities, including any Tax;

(iii)                            for the avoidance of doubt, Novartis shall not indemnify the Purchaser (or any member of the Purchaser’s Group) for any lapse or forfeiture (or expected lapse or forfeiture) due to a failure to meet any applicable performance (or other) conditions.

For these purposes, the compensation in respect of the portion of a Relevant Award which lapsed or was forfeited (or will lapse or be forfeited) as a result of Option Closing shall not exceed the difference between (i) the value of the Relevant Award which could reasonably have been expected to vest on the normal vesting date but for Option Closing (subject, where applicable, to performance (or other) conditions), and (ii) the value of the Relevant Award which actually vested (or will vest) as a result of Option Closing.

For the purposes of this paragraph 11.8:

(a)                               the portion of a Relevant Award which lapsed or was forfeited (or will lapse or be forfeited) as a result of Option Closing shall be valued on the basis of the average price of an ordinary share in the capital of Novartis over the five trading days immediately prior to Option Closing;

(b)                               the value of a Compensation Award to be granted shall be valued on the basis of the average price of an ordinary share in the capital of the Purchaser over the five trading days immediately prior to the date of grant;

(c)                                the value of a Relevant Matching Award shall be valued on the basis of the average price of an ordinary share in the capital of Novartis over the five trading days immediately prior to the date of grant of the related Matching Award;

(d)                               the value of a Matching Award to be granted shall be valued on the basis of the average price of an ordinary share in the capital of the Purchaser over the five trading days immediately prior to the date of grant; and

(e)                                any currency conversion shall be made in accordance with Clause 1.10 of this Deed.

11.9                     To the extent that any payment to a Transferred Employee (whether by the Novartis Group or by the Purchaser’s Group) would trigger Liabilities to Tax under section 280G of the United States Internal Revenue Code (“Section 280G”), the relevant Transferred Employee shall be allowed to choose whether to accept the full payment (and pay any relevant Section 280G Tax) or to receive such lower payment as may be necessary in order to fall below the Section 280G threshold for Tax.  To the extent that any similar Tax would arise pursuant to any Applicable Law in another jurisdiction, this paragraph 11.9 shall apply mutatis mutandis.

11.10              This paragraph shall apply where: (i) a Transferred Employee would, in the ordinary course of business, have been granted a share-based award pursuant to a share-based incentive scheme operated by Novartis or another member of the Novartis Group on the basis of performance criteria linked to the Novartis Group’s 2014 financial year (which may, for the avoidance of doubt, be business and/or individual performance criteria and assessment) (each a “2014 Performance Award”), and (ii) Option Closing occurs prior to the grant of such 2014 Performance Award. As soon as practicable following Option Closing (and, in any event, by the later of 30 days from the Option Closing Date and 30 days from the date when the value of each 2014 Performance Award has been determined), Novartis shall notify the Purchaser in writing of the value of each 2014 Performance Award and under which share-based incentive plan operated by the Novartis Group the related 2014

Performance Award would have been granted.  As soon as practicable following the receipt of such notice (and, in any event, by the later of 30 days from the receipt of such notice and 30 days from the first date following the receipt of such notice when the granting of share-based awards is not prevented by dealing restrictions, subject in both cases to the relevant plan rules and any Applicable Law), the Purchaser (or member of the Purchaser’s Group) shall grant each relevant Transferred Employee a share-based award over shares in the capital of the Purchaser substantially equal in value (valued as at the date of grant) to the value of the 2014 Performance Award which would have been granted but for the occurrence of Option Closing. Such 2014 Performance Awards shall be granted pursuant to the rules of whichever share-based incentive plan operated by the Purchaser’s Group at the time of grant the Purchaser considers most closely aligned to the share-based incentive plan operated by the Novartis Group pursuant to which the related 2014 Performance Award would have been granted. In such cases:

(a)                               the Purchaser undertakes to seek any applicable Tax relief in respect of the 2014 Performance Awards and to indemnify Novartis in respect of any Tax relief obtained, provided always that Novartis provides the Purchaser with any information that the Purchaser may reasonably request in this respect in a timely manner;

(b)                               where a 2014 Performance Award is granted in the form of a restricted share award, the Purchaser undertakes to obtain a valid election pursuant to section 431 of the Income Tax (Earnings and Pensions) Act 2003 (or, as applicable, any similar Tax election that is available pursuant to any Applicable Law in another jurisdiction), provided that, if either party makes representations to the other party to waive this obligation in respect of certain 2014 Performance Awards and the other party consents to such waiver (such consent not to be unreasonably withheld), this paragraph (b) shall not apply in respect of such 2014 Performance Awards; and

(c)                                Novartis agrees to indemnify the Purchaser (or relevant member of the Purchaser’s Group) for any Liabilities borne by the Purchaser’s Group in connection with such 2014 Performance Awards, including any Tax.

The grant of a 2014 Performance Award to a Transferred Employee shall be taken into account by the Purchaser when determining the extent to which that Transferred Employee shall participate in incentive arrangements (other than any Compensation Award or Matching Award) operated by the Purchaser’s Group following Option Closing.

For the purposes of this paragraph 11.10:

(a)                               the value of a 2014 Performance Award to be granted shall: (i) be determined by Novartis acting reasonably and in good faith, (ii) be consistent with past practice and with the level of similar awards granted to employees remaining in service within the Novartis Group, (iii) take into account the relevant business and/or individual performance criteria linked to the Novartis’s Group’s 2014 financial year, and (iv) if Option Closing occurs before 31 December 2014, be time pro-rated to take account of the reduced period of time, as a proportion of the Novartis’s Group’s 2014 financial year, that the relevant Transferred Employee worked within the Novartis Group (calculated on the basis of the number of complete months of service as at the Option Closing Date);

(b)                               the number of shares to be placed under a 2014 Performance Award shall be valued on the basis of the average price of an ordinary share in the capital of the Purchaser over the five trading days immediately prior to the date of grant; and

(c)                                any currency conversion shall be made in accordance with Clause 1.10 of this Deed.

11.11              This paragraph shall apply if any member of the Novartis Group’s corporate executive team (or similar body) is a Transferred Employee (each a “CET Member”).  The treatment of share-based awards held by CET members shall be determined by the remuneration committee of the board of directors of Novartis (acting reasonably and in good faith and following informal consultation with the Purchaser), subject to the rules of any relevant share-based incentive scheme and any Applicable Law, and the provisions of paragraph 11.8 shall apply.

Appendix 11
Employee Benefits
(Paragraph 2.4.2)

In this Appendix 11:

“Employee Benefits” means benefits to or in respect of any current or former employee, including without limitation, any pension, early retirement, disability, death benefit, long service awards, termination indemnity (such as Italian TFR) or post-retirement medical benefits or deferred compensation linked to retirement, disability or death benefits or old age part-time benefits (such as German ATZ) and jubilee payments.

“Employee Benefit Liabilities” means liabilities and obligations (whether funded or unfunded) in respect of any employee benefit promise, scheme, plan, fund, program, policy, practice or other individual or collective arrangement providing Employee Benefits.

“Novartis Funding Assumptions” means, in relation to any Transferred Employee Benefits, if there is a local obligation or practice prior to the date of this Deed to pre-fund or externally fund those Transferred Employee Benefits to a funding target which is determined by reference to a method and assumptions other than IFRS (such as would, for example, be the case in relation to UK HMRC-registered defined benefit pension obligations), then that method and those assumptions as in force in relation to those Transferred Employee Benefits immediately prior to the date of this Deed (so, taking the example of UK defined benefit obligations, this would be the method and assumptions used to determine the relevant plan’s technical provisions as at the date of this Deed — regardless of whether the plan is in fact fully funded on that basis at any relevant time).

“Novartis IFRS Assumptions” means, in relation to any Transferred Employee Benefits, the method and assumptions used by the Novartis Group (or the most relevant member thereof) most recently prior to the date of this Deed to value those Transferred Employee Benefits for IFRS accounting purposes.

“Partial Liquidation Longstop Date” means, in relation to each of Novartis Pensionskasse 1, Novartis Pensionskasse 2, and Kaderkasse Novartis, the earlier of (i) the date after Option Closing on which the plan undergoes partial liquidation, and (ii) 12 months after Option Closing.

“Purchaser Funding Assumptions” means, in relation to any Transferred Employee Benefits, where a member of the Purchaser’s Group provides, in the same country, a similar or comparable benefit programme to the programme to which the Transferred Employee Benefits relate (regardless of differences in the terms of entitlement of accrual etc), and there is a local obligation or practice prior to the date of this Deed to pre-fund or externally fund those similar or comparable benefits to a funding target which is determined by reference to a method and assumptions other than IFRS (such as would, for example, be the case in relation to UK HMRC-registered defined benefit pension obligations), then that method and those assumptions as in force in relation to those similar or comparable benefits immediately prior to the date of this Deed (so, taking the example of UK defined benefit obligations, this would be the method and assumptions used to determine the relevant plan’s technical provisions as at the date of this Deed — regardless of whether the plan is in fact fully funded on that basis at any relevant time).

“Purchaser IFRS Assumptions” means, in relation to any Transferred Employee Benefits, where a member of the Purchaser’s Group provides, in the same country, a similar or comparable benefit programme to the programme to which the Transferred Employee Benefits relate (regardless of differences in the terms of entitlement of accrual etc), the method and assumptions used most recently prior to the date of this Deed to value those similar or comparable benefits by the Purchaser’s Group (or any relevant member thereof) for IFRS accounting purposes.

“Swiss Actuary” means an actuary: (a) who can reasonably be viewed: (i) as independent of both the Purchaser and Novartis; and (ii) as familiar with Swiss pension issues; and (b) whom the Purchaser and Novartis have agreed should be jointly appointed by them for the purposes of determining the Swiss Assumptions or who in default of such agreement has been appointed by the Swiss Association of Actuaries or other industry body of actuaries in Switzerland as agreed by Novartis and the Purchaser.

“Swiss Assumptions” means, in relation to any Transferred Employee Benefits in Switzerland, the Novartis IFRS Assumptions adjusted:

(a)                               by replacing any assumed “cash balance” annuity conversion rate in the Novartis IFRS Assumptions with a conversion rate which the Swiss Actuary certifies to the Purchaser and Novartis as representing a reasonable estimate of the likely effective overall blended conversion rate which will apply in relation to the Transferred Employee Benefits in question, having regard to the changes to the rate which can (having regard to longevity projections, legal and governance constraints around Swiss pension structures and such other matters as the Swiss Actuary considers relevant) in the Swiss Actuary’s opinion reasonably be expected to occur during the expected service lives of the Transferred Employees to whom the Transferred Employee Benefits relate, and weighting the impact of those changes by reference to the ages of the relevant employees (and so the extent to which the changes will in fact operate to reduce the effective liability on the Purchaser); and

(b)                               by removing any reserve for death or disability benefits to the extent that the Swiss Actuary certifies to the Purchaser and Novartis that it constitutes a reserve for liabilities to and in respect of the relevant Transferred Employees which could reasonably be externally insured by the Purchaser without introducing a new ongoing cost on the Purchaser which was not reflected in the Accounts.

For the purposes of each of the Purchaser Funding Assumptions, the Purchaser IFRS Assumptions, the Novartis Funding Assumptions, the Novartis IFRS Assumptions and the Swiss Assumptions, any economic and financial assumptions which are based (whether expressly or implicitly) on yields, rates or indices shall be updated for the purposes of such definitions to take account of those yields, rates or indices as at Option Closing (or the latest practicable time prior to Option Closing).

1                                     Except to the extent otherwise requested by Novartis and expressly agreed by the Purchaser before Option Closing (such Purchaser agreement not to be unreasonably withheld to the extent that it is not reasonably possible for Novartis or its Affiliates to retain the relevant Employee Benefit Liabilities — for example, where an Influenza Group Company operates its own standalone arrangement, liability for which cannot lawfully be assumed by another member of the Novartis Group, or where liability unavoidably transfers by operation of law under European Council Directive 2001/23/EC or its local implementing legislation), any Employee Benefit Liabilities in respect of service in the Influenza Group or with any member of the Novartis Group (including any Influenza Group Company) or in any plan or arrangement in which any member of the Novartis Group (including any Influenza Group Company) participates or has participated:

(a)                               (in the case of a Transferred Employee) prior to Option Closing; or

(b)                               (in the case of any other person) at any time,

(together, “Pre-Closing EB Liabilities”) will stay with or be assumed by Novartis or its Affiliates (excluding any Influenza Group Company) and Novartis shall fully indemnify the Purchaser and its Affiliates (which for the avoidance of doubt in the period from Option Closing includes any Influenza Group Company) against any such Employee Benefit Liabilities and against any liabilities and obligations to or in respect of any plan or arrangement for the provision of Employee Benefits in which any member of the Novartis Group (including any Influenza Group Company) participates or participated prior to Option Closing.  For the avoidance of doubt, the Purchaser’s agreement under this paragraph 1 may, if the Purchaser so determines, relate only to certain specified categories or tranches of Pre-Closing EB Liabilities under a particular benefit programme (in other words, it does not need to be “all or nothing”), in which case it is only those specified Pre-Closing EB Liabilities which are excluded from the scope of the Purchaser’s indemnity entitlement hereunder.

2                                      Where and to the extent that the Purchaser agrees under paragraph 1 that any Pre-Closing EB Liabilities may transfer to or remain with the Purchaser and/or its Affiliates (which for the avoidance of doubt in the period from Option Closing includes any Influenza Group Company) (such Pre-Closing EB Liabilities being the “Transferred Employee Benefit Liabilities” and the benefits to which they relate being the “Transferred Employee Benefits”), the Purchaser will be compensated in respect of such Transferred Employee Benefit Liabilities as set out in the rest of this Appendix 11. Subject to being so compensated but without prejudice to paragraphs 9 and 11, the Purchaser shall, or shall procure that its relevant Affiliate shall, assume, with a full discharge for Novartis and its Affiliates, the Transferred Employee Benefit Liabilities.

Without limiting the Purchaser’s obligation not unreasonably to withhold consent under paragraph 1 above, the Purchaser acknowledges its agreement to the principle that the post-retirement medical healthcare plan to which it admits US Transferred Employees who immediately before Option Closing were members of such a plan will take account of periods of employment with the Novartis Group to the extent previously recognised under the equivalent Novartis Group plan for the purposes of determining eligibility, contributions, and vesting; therefore, subject to appropriate identification during the period before Option Closing of such liabilities and to the operation of the compensation mechanism set out in this Appendix 11, they will become Transferred Employee Benefit Liabilities.

Without limiting the Purchaser’s obligation not unreasonably to withhold consent under paragraph 1 above, the parties hereby acknowledge that it would not be reasonably possible for Novartis or its Affiliates to retain those Pre-Closing EB Liabilities which attach to the Influenza Group Companies in relation to the Chiron UK Pension Scheme (formerly known as the “Powderject Pension Scheme”) (the “Agreed UK Scheme”).  So, subject to appropriate identification during the period before Option Closing of such liabilities and to the operation of the compensation mechanism set out in this Appendix 11, and the liabilities will become Transferred Employee Benefit Liabilities and, for the avoidance of doubt, the Agreed UK Scheme will transfer to the Purchaser.  Novartis acknowledges that the Purchaser’s agreement to this is expressly based on Novartis’s belief, as confirmed to it by the Purchaser, that the following documents relate to the Agreed UK Scheme:

A.                                  the document titled “Chiron UK Pension Scheme - Actuarial Report as at 31 December 2012” and signed for identification purposes on or around 22 April 2014 by Eleanor Hart of Slaughter and May and John Gordon of Linklaters LLP; and

B.                                  the 2001 rules (when the Agreed UK Scheme was called the Powderject Pension Scheme) which were disclosed to the Purchaser prior to the date of this Deed,

and that if either of these beliefs should not be correct, then it will be reasonable for the Purchaser to refuse to agree that the Pre-Closing EB Liabilities associated with the Agreed UK Scheme should become Transferred Employee Benefits Liabilities and instead to require Novartis to procure that the Influenza Group Companies have no further liabilities to or in respect of the Agreed UK Scheme prior to Option Closing.

3                                      The value of the Transferred Employee Benefit Liabilities shall be determined on employee census data and plan provision as at Option Closing:

A.                                  in relation to any Transferred Employee Benefits in Switzerland, the Swiss Assumptions; and

B.                                  in relation to any other Transferred Employee Benefits, the Novartis IFRS Assumptions, PROVIDED that if any of the following values is available and is greater than the value derived using the Novartis IFRS Assumptions then that value will be used instead (and if more than one of these values is available then the one which would place the greatest value on the relevant Transferred Employee Benefit Liabilities will be used):

(i)                                  if a member of the Purchaser’s Group provides, in the same country, a similar or comparable benefit programme to the programme to which the Transferred Employee Benefits relate (regardless of differences in the terms of entitlement of accrual etc), the value which is midway between the value based on the Novartis IFRS Assumptions and the Purchaser IFRS Assumptions;

(ii)                               if there is a local obligation or practice prior to the date of this Deed to pre-fund or externally fund the Transferred Employee Benefits to a funding target which is determined by reference to a method and assumptions other than IFRS, the value derived using the Novartis Funding Assumptions; and

(iii)                            if there is both: (i) a local obligation or practice prior to the date of this Deed to pre-fund or externally fund the Transferred Employee Benefits to a funding target which is determined by reference to a method and assumptions other than IFRS; and (ii) a member of the Purchaser’s Group provides, in the same country, a similar or comparable benefit programme to the programme to which the Transferred Employee Benefits relate (regardless of differences in the terms of entitlement of accrual etc), the value which is midway between the value based on the Novartis Funding Assumptions and the Purchaser Funding Assumptions.

The market value as at Option Closing of any underlying assets related to the Transferred Employee Benefit Liabilities which are or are to be transferred as per paragraph 8 below will be deducted from the value of the Transferred Employee Benefit Liabilities to the extent such assets are or will be available to the Purchaser or its Affiliates to meet such liabilities and the remaining value of the Transferred Employee Benefit Liabilities (if any) is the “Employee Benefit Indemnification Amount”. Such determination shall be carried out on a country-by-country basis and, where necessary, on a plan-by-plan basis. For the avoidance of doubt, in relation to Switzerland, the calculation shall, if partial liquidation occurs in relation to any of the Transferred Employee Benefit Liabilities by the Partial

Liquidation Longstop Date, make allowance for the assets thereby transferred assuming that they will be available to meet such liabilities. If any Employee Benefit Indemnification Amount is greater than the estimate of such amount determined for the purposes of the Estimated Employee Benefit Adjustment (or, where no such estimate was made, greater than zero), Novartis shall pay or procure payment, by way of a reduction in the Purchase Price attributable to the Shares or the particular part of the Influenza Group to which the payment relates, an amount equal to the difference (or, where no such estimate was made, such amount) to the Purchaser, or at the request of the Purchaser to an Affiliate of the Purchaser, as compensation for the Transferred Employee Benefit Liabilities. If any Employee Benefit Indemnification Amount is less than the estimate of such amount determined for the purposes of the Estimated Employee Benefit Adjustment (if any), the Purchaser shall pay an amount equal to the difference to Novartis.

4                                      Novartis and its Affiliates shall, within 45 days after Option Closing (or, in the case of Switzerland, 45 days after the Partial Liquidation Longstop Date), provide its actuary, the Swiss Actuary and the actuary chosen by the Purchaser with all relevant plan, asset, assumptions and employee census information needed to calculate the Employee Benefit Indemnification Amounts in respect of any Transferred Influenza Business Employees. The actuary chosen by Novartis shall provide the actuary chosen by the Purchaser with its calculation of the Employee Benefit Indemnification Amounts (including, but not limited to, any supporting documentation on which it relied as well as the methodologies it employed in calculating the Employee Benefit Indemnification Amounts), on a plan-by-plan basis, within 90 days following Option Closing (or, in the case of Switzerland, 90 days after the Partial Liquidation Longstop Date). The actuary chosen by the Purchaser shall review the calculation of the Employee Benefit Indemnification Amounts of Novartis’s actuary within 120 days following Option Closing (or, in the case of Switzerland, 120 days after the Partial Liquidation Longstop Date). The Employee Benefit Indemnification Amounts shall be determined, on a plan-by-plan basis, by mutual agreement between the parties within 180 days following the Option Closing Date (or, in the case of Switzerland, 180 days after the Partial Liquidation Longstop Date).

5                                      If the parties cannot agree on any Employee Benefit Indemnification Amount within the 180-day period referred to in paragraph 4, the parties shall appoint within 5 days an independent actuary acceptable to both parties, or such actuary shall be selected by the President of the Institute and Faculty of Actuaries in the UK if they cannot agree, and the independent actuary thus appointed shall review their calculations and, within 75 days after appointment, render a final and binding decision on the amount of that Employee Benefit Indemnification Amount, and, in making such decision, shall be limited to adopting the position taken by either one of the parties. The cost of any independent actuary shall be borne jointly by the parties.

6                                      In connection with the procedures referred to in this Appendix 11, the parties shall provide each other and the actuaries referred to in this Appendix 11 with access to the relevant business records and other relevant documents and information as may reasonably be requested. All documents, records and information provided for the purposes of this Appendix 11 must be accurate and complete in all material respects.

7                                      Each Employee Benefit Indemnification Amount shall be paid by Novartis (by way of a reduction in the Purchase Price attributable to the Shares or the particular part of the Influenza Group to which the payment relates) within 14 days following its final determination. Novartis may make an accelerated or advance payment at its own discretion (which, for the avoidance of doubt, includes in relation to each Employee Benefit Indemnification Amount so much (if any) of the Estimated Employee Benefit Adjustment as Novartis notified pursuant to Paragraph 6.4 of Schedule 1 was intended to relate to that Employee Benefit Indemnification Amount). Each Employee Benefit Indemnification Amount shall include interest calculated from (and including) the Option Closing Date to (and including) the date of payment at a rate per annum of LIBOR (but where amounts are prepaid or paid in stages or treated as paid via inclusion in the Estimated Employee Benefit Adjustment then the interest will cease to accrue on so much of the Employee Benefit Indemnification Amount as has been paid). Such interest shall accrue from day to day. Any such payment shall be made in US dollars (and any underlying values shall be expressed in US dollars) and any currency other than US dollars shall be converted into US dollars at the exchange rates determined in accordance with Clause 1.10 of this Deed on the Option Closing Date.

8                                      To the extent (if any) that there are any Transferred Employee Benefit Liabilities which prior to Option Closing were externally funded by assets held in a trust or other vehicle established for the purposes of meeting such Transferred Employee Benefit Liabilities, the Purchaser will, if requested by Novartis before Option Closing and unless it is not reasonably practicable to do so, establish or nominate a trust or other vehicle which is capable of receiving a transfer of assets from the pre-Option Closing trust or other vehicle to the extent that such assets relate to the Transferred Employee Benefit Liabilities.

9                                      If, within one year of Option Closing, Novartis or the Purchaser notifies the other that the membership or other benefit data (the “Data”) used for calculating any Employee Benefit Indemnification Amount may be inaccurate, then a “Data Dispute” has arisen and the following provisions shall apply:

(a)                               On such notification, Novartis shall procure that its actuary and the Purchaser shall procure that its actuary consult each other with a view to agreeing whether the Data is inaccurate and if so, what the accurate Data should be. If Novartis’s actuary and the Purchaser’s actuary agree that the Data is inaccurate, they will jointly certify this to be the case and advise on what the accurate Data should be. The notification is deemed to have occurred on the date of the certification.

(b)                               If Novartis’s actuary and the Purchaser’s actuary fail to agree whether the Data is inaccurate within 60 days of the notification by one party to the other that the Data may be inaccurate, paragraph 5 shall apply mutatis mutandis. The notification is deemed to have occurred when the independent actuary advises that the Data is inaccurate and what the accurate Data should be.

(c)                                On the occurrence of the Data Dispute, Novartis and the Purchaser shall respectively procure that a valuation of the relevant Employee Benefit Indemnification Amount is carried out in accordance with paragraphs 3 and 4 (mutatis mutandis) but on the basis of the accurate Data as agreed under paragraph (a) or determined under paragraph (b).

(d)                               If as a consequence of paragraph (c), Novartis has paid to the Purchaser an amount which on the basis of the further valuation is not payable, such amount (the “Overpayment”) shall be repaid within 21 days of the amount of the Overpayment being agreed or determined. Any such payment shall bear interest calculated from (and including) the date the Overpayment was made to (and including) the date the payment is made in full in accordance with this paragraph (d) at a rate per annum of LIBOR. Such interest shall accrue from day to day.

(e)                                If as a consequence of paragraph (c), Novartis has not paid to the Purchaser an amount which on the basis of the further valuation is payable, such amount (the “Outstanding Amount”) shall be paid within 21 days of the amount of the Outstanding Amount being agreed or determined. Any such payment shall bear interest calculated from (and including) the Option Closing Date to (and including) the date the payment is made in full in accordance with this paragraph (e) at a rate per annum of LIBOR. Such interest shall accrue from day to day.

10                               Except as otherwise agreed by Novartis, the Purchaser shall where a trust or other vehicle has been established under paragraph 8, procure that all of the assets transferred as envisaged by paragraph 8 are paid into such trust or other vehicle. If, after such payment or transfer, or after payment of an Employee Benefit Indemnification Amount or after making an Estimated Employee Benefit Adjustment, the Purchaser and/or its Affiliates achieves a reduction in its liability to any Tax in respect of or in connection with the payment or transfer, the Purchaser shall pay to Novartis (for itself or on behalf of the relevant Share Seller or Business Seller as applicable), within 30 days after the Purchaser would otherwise have been liable to pay the saved Tax, a sum equal to the amount of that Tax reduction by way of an increase in the Purchase Price in respect of the relevant Shares or the particular part of the Influenza Group.  This paragraph 10 applies for a period of four years following the later of the date on which a transfer of assets is made, or payment of any Employee Benefit Indemnification Amount or Estimated Employee Benefit Adjustment is made to the Purchaser.

11                               Novartis covenants with the Purchaser to pay to the Purchaser an amount equal to any cost, claim or liability incurred by any member of the Purchaser’s Group which it is or becomes liable to make on or at any time after Option Closing by reason of any change or purported change made to the terms of any Transferred Employee Benefits prior to Option Closing proving to be or have been legally ineffective or by reason of such terms and/or benefits failing to comply with any mandatory legal requirements (excluding any obligation to equalise guaranteed minimum pensions in the United Kingdom). Novartis shall not be liable under this paragraph 11 in respect of any individual claim (or a series of claims arising from similar or identical facts or circumstances) unless the liability in respect of such claim or series of claims exceeds US$100,000. If the Purchaser becomes aware of any fact, matter or circumstance that may give rise to a claim against Novartis under this paragraph 11, the Purchaser shall as soon as reasonably practicable give notice in writing to Novartis of such facts, matters or circumstances as are then available regarding the potential claim. Failure to give such notice within such period shall not affect the rights of the Purchaser to make a relevant claim under this paragraph 11, except that Novartis shall not be liable for any increase in the amount of such claim arising from such failure. The latest date on which the Purchaser may give notice of a claim under this paragraph 11 is the fourth anniversary of the Option Closing Date.

12                               Notwithstanding any general provision to the contrary in Appendix 10 and subject to being compensated in accordance with this Appendix 11, the Purchaser shall admit Transferred Employees in the United States who participated in a post-retirement medical plan immediately prior to Option Closing to its own post-retirement medical plan. Subject to being compensated in accordance with this Appendix 11, periods of employment with the Novartis Group (including, without limitation, any current or former Affiliate of Novartis, to the extent previously recognised under the applicable benefit plan arrangement provided by the Novartis Group), shall be taken into account for the purposes of determining, as applicable, the eligibility for participation, contributions, and vesting for any employee under such post-retirement medical plan.

13                               Notwithstanding any general provision to the contrary in Appendix 10, the US Transferred Employees shall, as of the Option Closing Date, become eligible to participate in a US tax-qualified defined contribution plan to the extent such plan is sponsored by the Purchaser or a relevant member of the Purchaser’s Group. The Purchaser agrees that it will use commercially reasonable efforts to cause such plan to accept rollovers of the account balances of the US Transferred Employees (including participant loan promissory notes) from the relevant employer’s tax-qualified retirement plans; provided that (i) the Purchaser will not be required to accept any such rollovers that might result in material liability to the Purchaser or may otherwise cause the relevant plan to cease to qualify under Section 401(a) of the Code and (ii) the Purchaser will not be required to amend any plan to permit participant loans.

14                             The parties agree that where any Transferred Employee has accrued defined contribution benefits prior to Option Closing in a Novartis Group arrangement then:

14.1                     Novartis shall use commercially reasonable efforts to procure the vesting of those benefits (if they would otherwise lapse as a result of Option Closing);

14.2                     the parties shall, provided this will not impose unreasonable administrative burdens on the Purchaser’s Group, co-operate in good faith to procure a transfer of the account balances of such Transferred Employee from the Novartis Group arrangement to a Purchaser’s Group arrangement; and

14.3                     for the avoidance of doubt, the Purchaser will comply with the provisions of paragraph 6.1 of Appendix 10.

Appendix 13
Allocation of Purchase Price
(Paragraphs 3.3 and 7.6)

1                                      Novartis and the Purchaser agree that the Purchase Price (and any adjustments thereto) and the Assumed Liabilities shall be allocated for Tax purposes among the Shares and the Influenza Group Businesses in accordance with Applicable Law (the “Allocation”).

2                                      From the Option Exercise Date and prior to the Option Closing Date and subject always to paragraph 1, Novartis and the Purchaser shall negotiate in good faith to reach an agreement as to the Allocation of the Purchase Price and the Assumed Liabilities to the Shares, and to any Influenza Group Businesses that are subject to transfer Taxes or VAT, or where a valuation of a particular Influenza Group Business prior to Option Closing is otherwise required by Applicable Law (each a “Required Item”).

3                                      Failing agreement between the parties on the Allocation in respect of any Required Item in accordance with this Appendix 13, the Allocation shall be determined by the Reporting Accountants on the application of Novartis or the Purchaser. Paragraphs 1.7 to 1.13 of Part 1 of Appendix 16 shall apply mutatis mutandis to the engagement and determination of the Reporting Accountants pursuant to this paragraph 3.

4                                      Novartis and the Purchaser shall negotiate in good faith to further allocate the Purchase Price and Assumed Liabilities among the Influenza Group Businesses for which an allocation was not agreed prior to Option Closing within 90 calendar days after the Option Closing Date. If Novartis and the Purchaser reach written agreement within such 90 day period, the Allocation, as so amended, shall become binding upon Novartis and the Purchaser as the “Final Allocation Schedule”.

5                                      Novartis and the Purchaser shall, and shall procure that each of their Affiliates will, file all Tax Returns in a manner consistent with the Final Allocation Schedule, unless otherwise required by Applicable Law, and shall take no position inconsistent with the Final Allocation Schedule in any proceedings before any Governmental Entity or otherwise.

6                                      If Novartis and the Purchaser are unable to agree to an Allocation pursuant to paragraph 4, the matter shall be determined by the Reporting Accountants on the application of Novartis or the Purchaser. Paragraphs 1.7 to 1.13 of Part 1 of Appendix 16 shall apply mutatis mutandis to the engagement and determination of the Reporting Accountants pursuant to this paragraph 6.

Appendix 14
VAT
(Paragraph 3.4)

1                                      VAT: Records

1.1                            Novartis may, on or before the date of Option Closing, obtain a direction from the relevant Tax Authority for the retention and preservation by it of any VAT records relating to its period of ownership of the relevant part of the Influenza Group and, where any such direction is obtained, Novartis shall:

1.1.1                   preserve the records to which that direction relates in such a manner and for such period as may be required by the direction or by Applicable Law; and

1.1.2                   allow the Purchaser, upon the Purchaser giving reasonable notice, reasonable access to and copies of such records where reasonably required by the Purchaser for its Tax purposes.

1.2                            If no such direction as is referred to in paragraph 1.1 above is obtained on or before the date of Option Closing and any documents in the possession or control of a member of Novartis’s Group are required by law to be preserved by the Purchaser, Novartis shall, as soon as reasonably practicable after Option Closing, deliver such documents to the Purchaser.

2                                      VAT: Going Concern - EU Member States

2.1                            Novartis and the Purchaser shall use reasonable endeavours (including, for the avoidance of doubt, the making of an election or application in respect of VAT to any Taxation Authority or entering into a written agreement) to secure that, to the extent reasonably possible, the sale of all or any part of the Influenza Group Businesses, so far as carried on in the European Union, is treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in each relevant member state.

2.2                            Each Business Seller shall have the right to seek a ruling from the relevant Tax Authority as to whether the sale of all or part of the Influenza Group Businesses, so far as carried on in the relevant member state, should be treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in that member state and to account for VAT (and accordingly to seek an additional payment from the Purchaser under Paragraph 3.4.3) in accordance with that ruling. Novartis shall not be obliged to challenge (or to procure that any relevant Business Seller challenges) that ruling unless required to do so by the Purchaser. If the Purchaser wishes to challenge, or to require the relevant Business Seller to challenge, any such ruling it may do so, provided that it bears the full cost of, and agrees to indemnify the relevant Business Seller in respect of any loss arising from or in connection with, that challenge and that such challenge shall not affect the date on which VAT must be paid to Novartis under paragraph 4 below.

2.3                            Insofar as no ruling has been obtained from a relevant Tax Authority prior to Option Closing, Novartis shall determine in good faith if (or the extent to which) VAT is payable in respect of the sale of the Influenza Group Businesses and shall be entitled to charge (or not to charge) VAT to the Purchaser in accordance with such determination.

3                                     VAT: Going Concern - non-EU Jurisdictions

3.1                           To the extent that any state outside the European Union provides for relief or exemption from VAT on the transfer of a business or a company or treats such a transaction as being non-taxable for VAT purposes, Novartis and the Purchaser shall use reasonable endeavours (including, for the avoidance of doubt, the making of an election or application in respect of VAT to any Tax Authority or entering into a written agreement) to secure such relief, exemption or treatment, to the extent reasonably possible, as regards the sale of all or part of the Influenza Group Businesses (insofar as the business of the Influenza Group is carried on in the relevant state) under this Deed.

3.2                            The relevant Business Seller shall have the right to seek a ruling from the relevant Tax Authority as to whether the sale of all or part of the Influenza Group Businesses, so far as the business of the Influenza Group is carried on in the relevant state, is eligible for a relief or exemption or is otherwise eligible to be treated as non-taxable for the purposes of the laws governing VAT in that state and to account for VAT (and accordingly seek an additional payment from the Purchaser under Paragraph 3.4.3) in accordance with that ruling. Novartis shall not be obliged to challenge (or to procure then the relevant Business Seller challenges) that ruling unless required to do so by the Purchaser. If the Purchaser wishes to challenge, or to require the relevant Business Purchaser to challenge, any ruling it may do so, provided that it bears the full cost of, and agrees to indemnify the relevant Business Seller in respect of any loss arising from or in connection with, that challenge and that such challenge shall not affect the date on which VAT must be paid to Novartis under paragraph 4 below. Insofar as no ruling has been obtained from a relevant Tax Authority prior to Option Closing, Novartis shall determine in good faith if (or the extent to which) VAT is payable in respect of the sale of the Influenza Group Businesses and shall be entitled to charge (or not to charge) VAT to the Purchaser in accordance with such determination.

4                                      VAT: Time, Manner and Currency of Payment

4.1                            Any amounts which the Purchaser is obliged to pay to Novartis under this Deed in respect of VAT shall be paid by the Purchaser, on its own account or on behalf of another member of the Purchaser’s Group, to Novartis or to such member of the Novartis Group as Novartis may direct. Such amounts shall be paid in the currency in which the VAT in question must be accounted for to the relevant Tax Authority.

4.2                            Subject to any provision or express agreement to the contrary, any amounts in respect of VAT payable in any jurisdiction in respect of the transfer at Option Closing of any of the Influenza Group Businesses or Shares shall be paid in accordance with paragraph 4.1 above at Option Closing against production of a valid VAT invoice (or equivalent, if any).

4.3                            Notwithstanding any other provision of this Deed, the Purchaser shall not be liable to account to Novartis or any member of the Novartis Group for or in respect of penalties or interest arising solely from the failure of Novartis or any other member of the Novartis Group to account promptly for VAT to the relevant Tax Authority following Novartis having been placed in the appropriate amount of funds for that purpose by the Purchaser.

Appendix 15
Option Closing Obligations
(Paragraph 6)

1                                      General Obligations

1.1                            Novartis’s Obligations

On Option Closing, Novartis shall deliver or make available to the Purchaser the following:

1.1.1                   the Tax Indemnity duly executed by Novartis;

1.1.2                   the Ancillary Agreements (other than, if they have not been agreed, the Transitional Services Agreement and the Manufacturing, Supply and Distribution Agreement) duly executed by the relevant members of the Novartis Group;

1.1.3                   a valid power of attorney or such other evidence reasonably satisfactory to the Purchaser that Novartis, and each of its relevant Affiliates, are authorised to execute the Tax Indemnity, the Ancillary Agreements and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Deed), in each case to the extent that they are parties thereto; and

1.1.4                   the statutory books of the Influenza Group Companies (which shall be written up to but not including the Option Closing Date), the certificate of incorporation (and certificate of incorporation on change of name) and common seal (if any) of each Influenza Group Company and share certificates (or other documents of title) in respect of all the issued share capital of each Influenza Group Company.

In addition, Novartis shall, if requested by the Purchaser by notice in writing not less than five Business Days prior to the Option Closing Date:

(i)                                  procure any then present directors and officers (if any) of each Influenza Group Company resign their offices to take effect at the Option Closing Date as such and to relinquish any rights which they may have under any contract of employment with any Influenza Group Company or under any statutory provisions (including any right to damages or compensation for breach of contract, loss of office, redundancy or unfair dismissal or on any other account whatsoever) and to confirm that no agreement or arrangement is outstanding under which any Influenza Group Company has or could have any obligation to any of them including in respect of remuneration or expenses;

(ii)                               procure the present auditors of each Influenza Group Company to resign their office as such, such resignations to take effect as at the Option Closing Date; and

(a)                              procure board meetings of the relevant Influenza Group Companies are held, or written resolutions of the board are passed, at or by which:

(b)                              it shall be resolved that each of the transfers relating to the Shares shall, so far as possible, be approved for registration and any person nominated by the Purchaser shall be appointed director, such appointments to take effect on the Option Closing Date.

1.2                            The Purchaser’s Obligations

On Option Closing, the Purchaser shall deliver or make available to Novartis the following:

1.2.1                   the Tax Indemnity duly executed by the Purchaser;

1.2.2                   the Ancillary Agreements (other than, if they have not been agreed, the Transitional Services Agreement and the Manufacturing, Supply and Distribution Agreement) duly executed by the relevant members of the Purchaser’s Group; and

1.2.3                   evidence reasonably satisfactory to Novartis that the Purchaser, and each of its relevant Affiliates, are authorised to execute the Tax Indemnity, the Ancillary Agreements and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Deed), in each case to the extent that they are parties thereto.

2                                      Transfer of the Shares and Influenza Group Businesses

2.1                            General Transfer Obligations

On Option Closing or such other date as agreed between the parties, Novartis shall procure that the Share Seller and Business Sellers shall, and the Purchaser shall, execute and/or deliver and/or make available Local Transfer Documents and take such steps as are required to transfer the Shares and Influenza Group Businesses in accordance with this Deed.

2.2                            Specific Transfer Obligations

For the purposes of compliance with paragraph 2.1, Novartis and the Purchaser shall, between the Option Exercise Date and Option Closing, negotiate in good faith any and all Local Transfer Documents and other such steps as are required to transfer the Shares and Influenza Group Businesses in accordance with this Deed.

Appendix 16
Post Option Closing Adjustments
(Paragraph 7)

Part 1

Preparation of Option Closing Statement

1                                      Preparation

1.1                            No later than 60 days following Option Closing, Novartis shall deliver to the Purchaser the Draft Option Closing Statement. Prior to such delivery, Novartis shall so far as is practicable consult with the Purchaser with a view to reducing the potential areas of disagreement.

1.2                            In order to enable Novartis to prepare the Draft Option Closing Statement, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available to Novartis’s representatives and to Novartis’s accountants all books and records relating to the Influenza Group during normal office hours and co-operate with them with regard to the preparation, review and agreement or determination of the Draft Option Closing Statement. The Purchaser agrees to make available the services of the employees of the Influenza Group to assist Novartis in the preparation, review and agreement or determination of the Draft Option Closing Statement.

1.3                            In order to allow the Purchaser to review the Draft Closing Statement, Novartis shall, subject to reasonable notice, make available to the Purchaser’s representatives and to the Purchaser’s accountants all books and records relating to the Vaccines Group during normal office hours and co-operate with them with regard to their review of the Draft Closing Statement. Novartis agrees to make available the services of the employees of Novartis and its Affiliates to assist the Purchaser in its review of the Draft Closing Statement.

1.4                            If the Purchaser does not within 60 days of presentation to it of the Draft Option Closing Statement give notice to Novartis that it disagrees with the Draft Option Closing Statement or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Purchaser’s opinion should be made to the Draft Option Closing Statement (the “Purchaser’s Disagreement Notice”), the Draft Option Closing Statement shall be final and binding on the parties for all purposes. If the Purchaser gives a valid Purchaser’s Disagreement Notice within such 60 days, Novartis and the Purchaser shall attempt in good faith to reach agreement in respect of the Draft Option Closing Statement and, if they are unable to do so within 30 days of such notification, Novartis or the Purchaser may by notice to the other require that the Draft Option Closing Statement be referred to the Reporting Accountants (an “Appointment Notice”).

1.5                            Within 30 days of the giving of an Appointment Notice, Novartis may by notice to the Purchaser indicate that, in the light of the fact that the Purchaser has not accepted the Draft Option Closing Statement in its entirety, it wishes the Reporting Accountants to consider matters relating to the Draft Option Closing Statement in addition to those specified in the Purchaser’s Disagreement Notice, provided that such matters as are related to the matters specified in the Purchaser’s Disagreement Notice and that the notice states in reasonable detail the reasons why and in what respects Novartis believes that the

Draft Option Closing Statement should be altered in respect of such matters (the “Novartis’s Disagreement Notice”).

1.6                            The Reporting Accountants shall be engaged jointly by Novartis and the Purchaser on the terms set out in this paragraph 1 and otherwise on such terms as shall be agreed; provided that neither Novartis nor the Purchaser shall unreasonably (having regard, inter alia, to the provisions of this paragraph 1) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 45 days of their identity having been determined (or such longer period as Novartis and the Purchaser may agree) then, unless Novartis or the Purchaser is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Deed.

1.7                            Except to the extent that Novartis and the Purchaser agree otherwise, the Reporting Accountants shall determine their own procedure but:

1.7.1                   apart from procedural matters and as otherwise set out in this Deed shall determine only:

(i)                                  whether any of the arguments for an alteration to the Draft Option Closing Statement put forward in the Purchaser’s Disagreement Notice or Novartis’s Disagreement Notice is correct in whole or in part; and

(ii)                               if so, what alterations should be made to the Draft Option Closing Statement in order to correct the relevant inaccuracy in it;

1.7.2                   shall apply the accounting principles, policies, procedures, practices and estimation techniques as set out in Part 2 of this Appendix;

1.7.3                   shall make their determination pursuant to paragraph 1.7.1 as soon as is reasonably practicable;

1.7.4                   the procedure of the Reporting Accountants shall:

(i)                                  give Novartis and Purchaser a reasonable opportunity to make written and oral representations to them;

(ii)                               require that each party supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants;

(iii)                            permit each party to be present while oral submissions are being made by the other party; and

(iv)                           for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

1.8                            The Reporting Accountants shall send Novartis and the Purchaser a copy of their determination pursuant to paragraph 1.7.1 within one month of their appointment. Such determination:

1.8.1                   shall be made available to Novartis and the Purchaser in writing; and

1.8.2                   unless otherwise agreed by Novartis and the Purchaser, shall include reasons for each relevant determination.

1.9                            The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on Novartis and the Purchaser save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, their determination shall be deemed to be incorporated into the Draft Option Closing Statement.

1.10                     The expenses (including amounts in respect of VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination under paragraph 1.7.1(i) or, failing such direction, equally between the Purchaser and Novartis.

1.11                     Novartis and the Purchaser shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Deed. In particular, Purchaser shall keep up-to-date and, subject to reasonable notice, make available to Novartis’s representatives, Novartis’s accountants and the Reporting Accountants all books and records relating to the Influenza Group during normal office hours as Novartis or the Reporting Accountants may reasonably request during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

1.12                     Nothing in this Appendix 16 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional or litigation privilege, provided that neither Novartis nor the Purchaser shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

1.13                     Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this paragraph 1 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft Option Closing Statement, the proceedings of the Reporting Accountants or another matter arising out of this Deed.

Part 2

Option Closing Statement Principles

This Part 2 of Appendix 16 comprises the specific rules, principles, policies and practices, without limitation, for preparing the Option Closing Statement.

The Option Closing Statement sets out the Influenza Group Companies’ Cash Balances, the Third Party Indebtedness, the Intra-Group Non-Trade Receivables, the Intra-Group Non-Trade Payables and the Tax Adjustment, in each case as prepared in accordance with the specific rules, principles, policies and practices set forth in this Part 2 of Appendix 16. The Option Closing Statement shall be prepared in the form of the Illustrative Option Closing Statement in Part 3 of this Appendix 16.

For the avoidance of doubt, the Option Closing Statement as referred to in this Part 2 of Appendix 16 shall inclusively apply to each of the Draft Option Closing Statement and the Option Closing Statement.

1                                      Option Closing Statement Rules

1.1                            The Option Closing Statement shall be prepared as follows:

1.1.1                   in accordance with the specific accounting treatments set out in paragraph 2 of this Part 2 of Appendix 16; and, subject thereto

1.1.2                   adopting the same accounting principles, methods, procedures and practices utilized in preparing the Statement of Net Assets, as detailed in the Statement of Net Asset Rules, applied on a consistent basis using consistent estimation methodologies and judgments and with consistent classifications as were used to prepare the Statement of Net Assets; and subject thereto

1.1.3                   in accordance with IFRS.

1.2                            For the avoidance of doubt, paragraph 1.1.1 shall take precedence over paragraphs 1.1.2 and 1.1.3, and paragraph 1.1.2 shall take precedence over paragraph 1.1.3.

2                                      Specific requirements

2.1                            Cut-off

The Option Closing Statement (including the Draft Option Closing Statement) shall not take into account any additional events and any additional information that becomes available after the statement time up to the date that such Option Closing Statement is prepared.

2.2                            Change of Ownership

The Option Closing Statement shall not be adjusted for any charges, provisions, reserves or write-offs in respect of any costs, liabilities or charges that may be incurred by the Influenza Group prior to or after the Option Closing as a consequence of the change of ownership of the Influenza Group or any changes in the management strategy, direction or priority or possible closure of any part of the Influenza Group by the Purchaser after Option Closing, whether or not resulting from the change in ownership.

2.3                            Deferred Tax

The Option Closing Statement (including the Draft Option Closing Statement) shall not take into account or provide for deferred Tax.

2.4                            Other Taxes

The Option Closing Statement (including the Draft Option Closing Statement) shall take account of or provide for all income taxes and sales taxes, to which lines BS14_120 Taxes other than income taxes (Liability account) and BS13_108 Value added tax receivable apply.

Part 3

Illustrative Option Closing Statement

[***]

Appendix 17
US Government Contracts
Paragraphs 1.1 and 8.15

Part 1

List of US Government Contracts

[***]

Part 2

Holly Springs Facility

1                                      Obligation to Obtain US Government Consent

1.1                            Unless the parties agree otherwise, in relation to all US Government Contracts which require formal novation pursuant to 48 C.F.R. Subpart 42.12 (the “Applicable FAR Regulations”), Novartis and the Purchaser shall obtain all US Government consents necessary for such novation as soon as possible and shall keep each other informed of progress in obtaining such consents. Novartis shall deliver to the Purchaser, on Option Closing, or, if such consents have not been received at Option Closing, as soon as possible after receipt, copies of any such consent executed by the appropriate parties.

2                                      Obligations of the Parties

2.1                            Each party shall use all reasonable endeavours to procure the novation of the US Government Contracts in accordance with this Part 2. The Parties shall perform their respective obligations under the Applicable FAR Regulations in order to consummate the novation of the US Government Contracts.

2.2                           Without limitation of and subject to the Applicable FAR Regulations:

(a)                               Novartis shall begin discussions with the Responsible Contracting Officer (as defined in the Applicable FAR Regulations) as soon as reasonably practicable after the Option Exercise Date, and in doing so shall use its reasonable endeavours to identify any possible issues with, or objections to, the Transaction and/or the proposed novation of US Government Contracts that the Responsible Contracting Officer and/or US Government might raise;

(b)                               the parties shall use their reasonable endeavours to negotiate, as soon as reasonably practicable after the Option Exercise Date and, in any event, no less than 45 Business Days before the intended Option Closing Date, documentation in Agreed Terms to be entered into as at the Option Closing Date providing for such sub-contracting arrangements as would customarily apply in a transaction such as the Transaction during the period between closing and the novation of contracts in accordance with the Applicable FAR Regulations and consistent with the following principles:

(i)                                  during the relevant period, the Purchaser will perform Novartis’s obligations under the relevant US Government Contracts to the extent permissible under the Federal Acquisition Regulations (“FAR”);

(ii)                               during the relevant period, Novartis will perform its obligations under the relevant US Government Contracts to the extent necessary to entitle it to payment from the US Government for the work performed under such contracts; and

(iii)                            any payments made by the US Government during the relevant period in respect of the relevant contracts shall promptly be paid over to the Purchaser;

(c)                                where US Government consent is required before implementing the sub-contracting arrangements described in sub-paragraph (b) above and such consent is not obtained prior to Option Closing, the parties shall put in place an arrangement between them which achieves substantially the same economic effect as would have been achieved had the sub-contracting arrangements described in sub-paragraph (b) been implemented;

(d)                               if, following escalation to the senior management of Novartis and Purchaser, the parties do not reach agreement on the documentation referred to in sub-paragraph (b) within the 45 Business Day time period specified in sub-paragraph (b), any remaining dispute as to the contents of such document may be referred (on the application of either party) for determination by such independent law firm of international standing with extensive experience in advising in relation to contracts with the US Government, as the parties shall agree or, failing agreement, such firm as is appointed on application by either party by the President of the American Bar Association (the “Firm”). The Firm shall be requested to make its decision within 30 Business Days of confirmation and acknowledgement by the Firm of its appointment (or such later date as the parties and the Firm agree in writing). The following provisions shall apply once the Firm has been appointed:

(i)                                  the parties shall each prepare a written statement within seven days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(ii)                               following delivery of their respective submissions, the parties shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than seven days after receipt of the other’s submission and, thereafter, neither party shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) five days to respond to any statements or submission so made);

(iii)                            in giving his/her determination, the Firm shall state his/her reasons for his/her determination; and

(iv)                           the Firm shall act as an expert (and not as an arbitrator) in making his/her determination which shall, in the absence of manifest error or fraud, be final and binding on the parties (subject to the Firm’s determination being compatible with Applicable Law) and, without prejudice to any other rights which they may respectively have under this Deed, the parties expressly waive, to the extent permitted by Applicable Law, any rights of recourse they may otherwise have to challenge it;

(e)                                the parties shall each be responsible for their own costs in connection with the novation of the US Government Contracts. The fees and expenses of the Firm, if appointed, shall be borne equally between the parties or in such other proportions as the Firm shall determine.

(f)                                 the parties shall prepare and provide (or cause to be prepared and provided) to the Responsible Contracting Officer (as defined in the Applicable FAR Regulations) for Novartis Vaccines and Diagnostics Inc., as promptly as practicable, and in any event within two months of Option Closing, audited balance sheets of:

(i)                                  Novartis Vaccines and Diagnostics Inc. as of immediately prior to Option Closing;

(ii)                               Novartis Vaccines and Diagnostics Inc. as of immediately following Closing;

(iii)                            the Purchaser as of immediately prior to Option Closing; and

(iv)                           the Purchaser as of immediately following the Option Closing; and

(g)                                the parties shall provide the following information to the Responsible Contracting Officer:

(i)                                  all information required under 48 C.F.R. § 42.1204(e)-(f), including an opinion of legal counsel for the transferor and transferee stating that the transfer was properly effected under Applicable Law and the effective date of transfer; and

(ii)                               any other relevant information requested by the Responsible Contracting Officer.

2.3                            The provisions of Paragraph 4.2.5 shall apply mutatis mutandis to this Part 2 of Appendix 17.

Appendix 18
Warranties given under Paragraph 9.1

1.                                    Authority and Capacity

1.1                            Incorporation

Novartis and each Share Seller and Business Seller is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation.

1.2                            Authority to enter into Deed

1.2.1                  Novartis and each Share Seller and Business Seller has the legal right and full power and authority to enter into and perform this Deed, any Ancillary Agreement to which it is a party and any other documents to be executed by it pursuant to or in connection with this Deed or any Ancillary Agreement.

1.2.2                   The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on Novartis and each Share Seller and Business Seller in accordance with their respective terms.

1.2.3                        Except as referred to in this Deed, Novartis:

(i)                                  is not required to make any announcement, consultation, notice, report or filing; and

(ii)                               does not require any consent, approval, registration, authorisation or permit,

in each case in connection with the performance of this Deed or any other document referred to in paragraph 1.2.1.

1.2.4                   The execution and delivery of the documents referred to in paragraph 1.2.1 and the performance by Novartis, each Share Seller and each Business Seller of their respective obligations under them, will not:

(i)                                  result in a breach of any provision of the memorandum or articles of association or by laws or equivalent constitutional document of the relevant member of the Novartis Group;

(ii)                               result in a breach of, or constitute a default under, any instrument or contract to which the relevant member of the Novartis Group is party or by which the relevant member of the Novartis Group is bound where such breach is material to their ability to perform their obligations under such documents;

(iii)                            result in a breach of any existing order, judgment or decree of any court, Governmental Entity by which the relevant member of the Novartis Group is bound and where such breach is material to their ability to perform their obligations under such documents.

1.3                            Authorisation

Novartis and each Share Seller and Business Seller has taken, or will have taken by Option Closing, all corporate action required by it to authorise it to enter into and to perform this Deed, any Ancillary Agreement to which it is a party and any other documents to be executed by it pursuant to or in connection with this Deed or any Ancillary Agreement.

2                                         Influenza Group

2.1                            Organisation and Standing of the Influenza Group Companies

2.1.1                   Appendix 2 sets out a complete and accurate list of each of the Influenza Group Companies, together with its jurisdiction of organisation, its authorised and outstanding capital stock or other equity interests, all of which equity interests are held by Novartis or an Affiliate of Novartis unless otherwise stated in Appendix 2.

2.1.2                   Each Influenza Group Company is duly incorporated, validly existing and in good standing, under the laws of its jurisdiction of organisation and has all necessary corporate power under its constitutional documents to conduct its portion of the Business as at the date of this Deed.

2.2                            The Shares

2.2.1                   Either Novartis or one of its Affiliates is the legal and beneficial owner of the Shares.

2.2.2                   There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance or equity on, over or affecting the Shares or the shares, capital stock or other equity interests in the Subsidiaries or any of them and there is no agreement or commitment to give or create any.

2.2.3                   All of the Shares and all of the shares, capital stock or other equity interests in the Subsidiaries have been duly authorised and validly issued and are fully paid and non-assessable. There are no options, warrants, rights, convertible, exercisable or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any of the Influenza Group Companies is a party or by which it is bound obligating any of the Influenza Group Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, such Influenza Group Company.

2.2.4                   There are no outstanding Contracts to which any of the Influenza Group Companies is a party or is otherwise bound to repurchase, redeem or otherwise acquire any shares, capital stock or other equity interest of such Influenza Group Company.

2.2.5                   None of the Shares, and the shares, capital stock and other equity interests in the Subsidiaries is subject to and was not issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or similar right or any provision of Applicable Law or the constitutional documents of the Influenza Group Companies.

2.3                            The Assets

Save in relation to the Transferred Intellectual Property Rights, either Novartis or another member of the Novartis Group has good and valid title to the assets listed in Paragraph 2.3.1 free and clear of all Encumbrances other than Permitted Encumbrances.

2.4                            Accounts

The Accounts of the Company and Novartis Vaccines and Diagnostics Limited:

2.4.1                   were prepared in accordance with accounting practices generally accepted in the jurisdiction of incorporation of the relevant Influenza Group Company at the time they were audited; and

2.4.2                   show, in accordance with applicable legal requirements:

(i)                                  the assets and liabilities of the relevant Influenza Group Company at the Accounts Date; and

(ii)                               of the profits or losses of the relevant Influenza Group Company for the accounting period ended on the Accounts Date.

2.5                            Statement of Net Assets

2.5.1                   Appendix 22 sets out the Statement of Net Assets.

2.5.2                   The Statement of Net Assets was prepared for the purposes of the transactions contemplated by this Deed and in accordance with the Statement of Net Assets Rules and, so far as Novartis is aware on that basis the penultimate column of the Statement of Net Assets fairly presents, in all material respects, the financial position of the Influenza Group as of the date thereof, subject to year-end audit adjustments and the absence of footnote discussions and similar presentation items therein. For the purposes of this paragraph 2.5.2, “in all material respects” shall be construed as having a materiality threshold of US$50m.

2.6                            Changes Since 31 December 2013

Except as a result of the execution and delivery of this Deed and other than as contemplated by Paragraph 2.3.5 or Paragraph 5, from 31 December 2013 to the date of this Deed:

2.6.1                   the Business of the Influenza Group has been conducted in all material respects in the ordinary and usual course;

2.6.2                   the Influenza Group has not entered into any material contract or commitment outside the ordinary course of business as conducted prior to 31 December 2013; and

2.6.3                   to Novartis’s knowledge, there has been no event or circumstance arising which is reasonably likely to have had a material adverse effect.

2.7                            Third Party Indebtedness and financial instruments

None of the Influenza Group Companies: (i) has any Third Party Indebtedness exceeding $1 million (other than short term bank borrowings in the ordinary course of business) or (ii) is a party to any financial instruments (including any swaps or derivatives).

3                                         Real Property and Key Sites

3.1                            Company Real Properties

3.1.1                   The Company Real Properties are the only material freehold, leasehold or other immovable property in any part of the world owned, used or occupied by the Influenza Group Companies or in respect of which any Influenza Group Company has any estate, or any material interest, right or liability.

3.1.2                   Each of the Company Real Properties is used and occupied for the purpose of the business of a member of an Influenza Group Company.

3.1.3                   A member of the Novartis Group is solely legally and beneficially entitled to such Company Real Property.

3.1.4                   No person has or will have any right to possession, occupation or use of such Company Real Property in a manner that has or will have a material adverse effect on the use of, or operations at, such Company Real Property.

3.1.5                   There are no mortgages or charges affecting any of the Company Real Properties other than those registered in the relevant Land Register.

3.1.6                   There are no material outstanding disputes, actions, claims or demands in respect of any Company Real Property, nor has Novartis or any member of the Novartis Group received any notice threatening the same.

3.1.7                   In respect of each Company Leased Real Property, all material covenants and conditions contained in the Company Lease have been observed and performed to date.

3.2                            Transferred Real Properties

3.2.1                   The Transferred Real Properties are the only material freehold, leasehold or other immovable property in any part of the world owned or occupied by the Influenza Group Businesses or in respect of which any Influenza Group Business has any estate, or any material interest, right or liability.

3.2.2                   Each of the Transferred Real Properties is used and occupied for the purpose of the business of the Influenza Group Business.

3.2.3                   A member of the Novartis Group is solely legally and beneficially entitled to such Transferred Real Property.

3.2.4                   No person has or will have any right to possession, occupation or use of such Transferred Real Property in a manner that has or will have a material adverse effect on the use of, or operations at, such Transferred Real Property.

3.2.5                   There are no mortgages or charges affecting any of the Transferred Real Properties other than those registered in the relevant Land Register.

3.2.6                   There are no material outstanding disputes, actions, claims or demands in respect of any Transferred Real Property, nor has Novartis or any member of the Novartis Group received any notice threatening the same.

3.2.7                   In respect of each Transferred Leased Real Property, all material covenants and conditions contained in the Lease have been observed and performed to date.

3.3                            Key Sites

3.3.1                   The Key Sites are the only properties used or occupied by the Novartis Group for the purpose of Manufacturing in respect of the Business.

3.3.2                   No consents, licences, approvals, permits, authorisations or waivers are required from any Landlord, superior landlord or other third party to transfer any Key Site to the Purchaser (or any other member of the Purchaser’s Group) regardless as to whether such transfer occurs directly (through a change of ownership of the relevant key site) in the case of the Holly Springs Site or indirectly (through the transfer of the Influenza Group Companies) in the case of the Liverpool Site.

3.3.3                   There is no circumstance which would entitle any third party to exercise a right of power of entry or to take possession which would materially adversely restrict the continued possession, enjoyment or existing use of each Key Site and there are no material restrictive conditions of servitude or public easements attaching to each Key Site.

3.3.4                   No member of the Novartis Group has had any notice from any competent authority to make any alteration, repair or addition to any Key Site, including with regards to the disposal of effluent or the state of buildings or the number of legally required parking spaces which is presently outstanding.

4                                         Intellectual Property and Information Technology

4.1                            Appendix 4 sets out, as of the Option Exercise Date, complete and accurate details of Registered Influenza Group Intellectual Property Rights and the Registered MF59® Intellectual Property Rights, including for each such item, as applicable, (i) the identity of the record owner, (ii) the registration or application number, and (iii) the jurisdiction of issuance or registration.

4.2                            In relation to Products which are material to the Business, all documents and instruments necessary to maintain and preserve any extension of patent terms including Patent Term Extensions and patent term adjustments in relation to: (i) the Registered Influenza Group Intellectual Property Rights; (ii) the Registered MF59® Intellectual Property Rights; and (iii) any Registered Intellectual Property Rights licensed under any Influenza Group Intellectual Property Contracts or MF59® Intellectual Property Rights Contracts for which Novartis controls the prosecution and maintenance; and in each case, where such applications have a reasonable prospect of success, have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity.

4.3                            Each of the Patents: (i) included within the Registered Influenza Group Intellectual Property Rights and the Registered MF59® Intellectual Property Rights for the Products which are material to the Business; and (ii) to Novartis’s Knowledge, included within the Registered Intellectual Property Rights licensed under the Influenza Group Intellectual Property Contracts for Products which are material to the Business, in each case, correctly identifies by name each inventor thereof as determined in accordance with the Applicable Law of each jurisdiction in which such Patent issued and/or is pending.

4.4                           To Novartis’s Knowledge, the Patents forming part of: (i) the Registered Influenza Group Intellectual Property Rights; (ii) the Registered MF59® Intellectual Property Rights; and (iii) the Registered Intellectual Property Rights licensed under the Influenza Group Intellectual Property Contracts, in each case, for the Products which are material to the Business are subsisting, valid and enforceable and have not lapsed or been abandoned.

4.5                            All renewal, application and other registry fees required for the maintenance, prosecution and enforcement of the Registered Influenza Group Intellectual Property Rights and the Registered MF59® Intellectual Property Rights relating to Products that are material to the Business have been paid.

4.6                            Appendix 4 sets out, as of the Option Exercise Date, a complete and accurate list of each material Influenza Group Intellectual Property Contract and MF59® Intellectual Property Rights Contract. Neither Novartis nor any of its Affiliates has given, or received, written notice to terminate any material Influenza Group Intellectual Property Contract or MF59® Intellectual Property Rights Contract, and neither Novartis nor any Affiliate of Novartis is in default of any material Influenza Group Intellectual Property Contract or MF59® Intellectual Property Rights Contract. To Novartis’s Knowledge, no third party is in default under any material Influenza Group Intellectual Property Contract or MF59® Intellectual Property Rights Contract.

4.7                            Novartis and its Affiliates between them own all Registered Influenza Group Intellectual Property Rights and Registered MF59® Intellectual Property Rights free of all Encumbrances except Permitted Encumbrances. Novartis and its Affiliates have taken reasonable steps to protect the confidentiality of Proprietary Information and Know-How relating to the Products.

4.8                            To Novartis’s Knowledge: (i) the conduct of the Business as currently conducted does not infringe or misappropriate the Intellectual Property Rights of any third party; and (ii) there is no material judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Entity pending against Novartis or any of its Affiliates in which it is alleged that the conduct of the Business as currently conducted by Novartis and its Affiliates infringes or misappropriates any Intellectual Property Rights of any third party.  Neither Novartis nor any of its Affiliates has received any written notice of such infringement or misappropriation.

4.9                            To Novartis’s Knowledge, no third party is infringing or misappropriating any Influenza Group Intellectual Property Rights, MF59® Intellectual Property Rights or Proprietary Information and neither Novartis nor its Affiliates have made any such claims against any such persons, nor, to Novartis’s knowledge is there any basis for such a claim.

4.10                     The Influenza Group Intellectual Property Rights, the Intellectual Property Rights licensed under the Influenza Group Intellectual Property Contracts, the MF59® Rights and the Intellectual Property Rights licensed under the Purchaser Intellectual Property Licence Agreement constitute all the material Intellectual Property Rights used in the conduct of the Business as currently conducted by Novartis and its Affiliates on a worldwide basis; provided however, that the foregoing is not a representation of non-infringement, non-misappropriation, or any other non-violation of Intellectual Property Rights of any third party, which representation is solely set out in paragraph 4.8 above.

4.11                     All Information Technology necessary for the Business to be conducted in all material respects as it is carried on at the date of this Deed is: (i) Owned Information Technology; (ii) is Transferred Information Technology; or (iii) will be provided by Novartis and its Affiliates to the Purchaser and the Business under the Transitional Services Agreement.

4.12                     The Business has not, in the 12 months prior to the date of this Deed, experienced any material disruption in its operations as a result of any failure of its Information Technology.

5                                         Contracts

5.1                            No Influenza Group Company or Business Seller is a party to or subject to any Contract, transaction, arrangement, understanding or obligation (other than in relation to any Property, lease or contract of employment, Information Technology or Intellectual Property Right) which is material to the business of the Influenza Group and which:

5.1.1                   is not in the ordinary course of business or is unduly onerous;

5.1.2                        is not on an arm’s length basis;

5.1.3                        has an unexpired term or likely duration of 10 years or more;

5.1.4                   restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit;

5.1.5                   involves an aggregate outstanding expenditure by it of more than US$50 million, exclusive of VAT;

5.1.6                   can be terminated in the event of a change of underlying ownership or control of an Influenza Group Company; or

5.1.7                   involves the supply of goods and services, the aggregate sales value of which (exclusive of VAT) will be more than 5 per cent of turnover of the Influenza Group (exclusive of VAT) for the preceding financial year.

5.2                            Save in relation to any Influenza Group Intellectual Property Contract, no Influenza Group Company is in material default under any material Contract to which it is party and no third party is in material default under any material Contract to which an Influenza Group Company is party and, to the Novartis’s knowledge, there are no circumstances in either case likely to give rise to such a material default.

5.3                            Save in relation to any Influenza Group Intellectual Property Contract, no Business Seller is in material default under any material Contract to which it is party and no third party is in material default under any material Contract to which a Business Seller is party and, to the Novartis’s knowledge, there are no circumstances in either case likely to give rise to such a material default.

6                                         Joint Ventures etc.

No Influenza Group Company or Business Seller is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which the Influenza Group Company or Business Seller has no liability or obligation except for the payment of annual subscription or membership fees).

7                                         Agreements with Connected Parties

7.1                            There are no existing contracts or arrangements material to the business of the Influenza Group between, on the one hand, any Business Seller or Influenza Group Company and, on the other hand, Novartis, the Share Seller or any Business Seller other than on normal commercial terms in the ordinary course of business.

7.2                           No Affiliate Contract is required to run the Business and the termination of any Affiliate Contract will not, when taken together with the rights and services under the Ancillary Agreements and for the respective terms thereof, have a material effect on the Business.

7.3                            The Influenza Group Companies do not currently carry on any Novartis Group Retained Business.

8                                         Sufficiency of Influenza Group

8.1                            Each of the assets listed in Paragraph 2.3.1 is owned both legally and beneficially by Novartis or its Affiliates and each of those assets capable of possession is, save where in the possession of third parties in the ordinary course of business, in the possession of Novartis or its Affiliates.

8.2                            Save for Permitted Encumbrances, no option, right to acquire, mortgage, charge, pledge, line or other form of security or Encumbrance (excluding licences of Intellectual Property or Know-How) or equity on, over or affecting the whole or any part of the assets listed in Paragraph 2.3.1 is outstanding and, save in relation to Permitted Encumbrances, there is no agreement or commitment entered into by any member of the Novartis Group to give or create any and no claim has been made against any member of the Novartis Group by any person entitled to any.

8.3                            The Influenza Group Businesses and the assets of the Influenza Group Companies, when taken together with the rights and services under the Ancillary Agreements and for the respective terms thereof:

(i)                                   comprise all of the assets required to carry out the Business in substantially the same manner as it has been during the twelve months prior to the date of this Deed; and

(ii)                                are sufficient in all material respects to carry out the Business after Option Closing substantially as conducted by Novartis and its Affiliates as of the date of this Deed, provided however, that the foregoing is not a warranty of non-infringement, non-misappropriation or any other non-violation of Intellectual Property Rights of any third party, which warranty is solely set out in paragraph 4.8.

8.4                            So far as Novartis is aware, the US Government Contracts set out in Part 1 of Appendix 17 comprise the only US Government Contracts in relation to the Business at the Holly Springs Site conducted in substantially the same manner as it has been during the twelve months prior to the date of this Deed.

9                                         Compliance with Laws, Permits and Anti-Bribery

9.1                            None of Novartis or its Affiliates is in breach of any Applicable Law where such breach is reasonably likely to be material to the Influenza Group.

9.2                            Neither Novartis nor any of its Affiliates has received any written notice from any Governmental Entity that it is not in compliance (or any warning letter that it may not be in compliance) with any Applicable Law or is not in possession of any permits, licences, certificates or other authorisations or consents of a Governmental Entity in each case as is necessary for the conduct of the Business of the Influenza Group in all material respects as presently conducted (each a “Permit” and, collectively, the “Permits”), except where such non-compliance or non-possession does not remain outstanding or uncured as of Option Closing or would not reasonably be expected to have a material effect on the Business.

9.3                            With respect to the Influenza Group, since 1 January 2009, neither Novartis nor any of its Affiliates, nor any of their respective directors, officers or employees and, to Novartis’s Knowledge, no Seller Partner has, directly or indirectly: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made or offered to make any unlawful payment to any foreign or domestic government official or employee, or agent, political party or any official of such party, or political candidate from corporate funds; (iii) made or offered to make any bribe, rebate, payoff, influence payment, money laundering, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of any applicable Anti-Bribery Law; and with respect to the Influenza Group, Novartis and its relevant Affiliates have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Bribery Law.

9.4                            With respect to the Influenza Group, neither Novartis nor any of its Affiliates, nor any of their respective directors, officers or employees and, to Novartis’s Knowledge, no Seller Partner: (i) is currently the subject of, nor has it been since 1 January 2009, the subject of, any action alleging a violation, or possible violation, of any Anti-Bribery Law, or been since 1 January 2009, the recipient of a subpoena, letter of investigation or other document alleging a violation, or possible violation, of any Anti-Bribery Law, or (ii) has, since 1 January 2009, improperly or inaccurately recorded in any books and records (A) any payments, cash, contributions, gifts, hospitalities or entertainment to a foreign or domestic government official, employee of an enterprise owned or controlled in whole or in part by any foreign government, official of a foreign or domestic political party or campaign, or a foreign or domestic candidate for political office; or (B) other expenses related to political activity or lobbying.

9.5                            With respect to the Influenza Group, since 1 January 2009, neither Novartis nor any of its Affiliates, nor any of their respective directors or officers, and, to Novartis’s Knowledge, none of their respective employees has received notice that any such person is or has been alleged to be in violation of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the U.S. Department of State or equivalent measures of the United Kingdom, European Union, or the United Nations (the “Sanctions Law”). With respect to the Influenza Group, neither Novartis nor any of its Affiliates, nor any of their respective directors or officers, and, to Novartis’s Knowledge, none of their respective employees has conducted any of their business activities whatsoever with, or for the benefit of, a government, national or legal entity to the extent such actions would violate any Sanctions Law. None of the execution, delivery and performance of this Deed and the direct or indirect use of proceeds from any transaction contemplated hereby or the fulfilment of the terms hereof will result in a violation by any person of any Sanctions Law.

9.6                            Each member of the Novartis Group, in connection with the Products, the Product Approvals, the Product Applications, the Transferred Contracts and the Transferred

Intellectual Property Contracts requires its Service Providers to act in accordance with the requirements of applicable Anti-Bribery Law and uses all reasonable endeavours to procure that they do so. Each such Service Provider has in place policies, systems, controls and procedures designed to prevent, and which are reasonably expected to continue to prevent, it and its Associated Persons from violating applicable Anti-Bribery Law.

10                                  Product Approvals

10.1                     Novartis or one of its Affiliates is the registered holder of each of the Product Approvals.  All material Product Approvals held by Novartis or its Affiliates are in full force and effect. No material deficiencies have been asserted by any applicable Governmental Entity with respect to any Product Approval or Product Filing, nor, to Novartis’s knowledge, are there any facts or circumstances that would be likely to lead to such assertions being made.

10.2                     Each Product was and is being researched, developed, manufactured, marketed or sold in all material respects in accordance with the specifications and standards contained in the relevant Product Approval and the related Marketing Authorisation Data and in accordance with Applicable Law.

10.3                     Neither Novartis or any of its Affiliates has received any written notice that any Governmental Entity with jurisdiction over the Products has commenced or will commence any action: (i) to withdraw the approval of any Product or otherwise revoke or materially amend any Product Approval or Marketing Authorisation Data; or (ii) enjoin production, marketing or sale of any Product and, to Novartis’s knowledge, no such action has been threatened.

10.4                     All application and renewal fees due and payable with respect to all material Product Approvals have been paid.

10.5                     All preclinical and clinical investigations with respect to the Products are being and have been conducted in compliance with Applicable Laws in all material respects. Novartis and its Affiliates have not, and to Novartis’s Knowledge, none of its Product Partners or any other third party under any Licensed Intellectual Property Contract has received since 1 January 2009, any written notices or other correspondence from any Governmental Entity with respect to any on-going clinical or pre-clinical studies or tests of any Product requiring the termination, suspension or material modification of such studies or tests.

10.6                     None of Novartis or its Affiliates or, to Novartis’s Knowledge, any Product Partner or any other third parties pursuant to any Licensed Intellectual Property Contract, has any knowledge of any adverse event, arising since the date three years prior to the date of this Deed, reportable with respect to the safety or efficacy of any Product which is expected to be material.

11                                  Product Recall

11.1                     No Product (or any component thereof) has been recalled, suspended, withdrawn, seized, discontinued or the subject of a refusal to file, clinical hold, deficiency or similar action letter (including any correspondence questioning data integrity) as a result of any action by any Governmental Entity, by Novartis or any of its Affiliates; nor are any such actions pending or under consideration (or any facts, conditions, or circumstance known) by Novartis or any of its Affiliates, or, to Novartis’s Knowledge, by any Governmental Entity.  There is not, to Novartis’s Knowledge, pending or threatened litigation anywhere in the world seeking the recall, withdrawal, suspension, seizure or discontinuance of any of the Products.

12                                  Product Liability

The Products sold by the Business during the Product Liability Relevant Period have complied in all material respects with all applicable product specifications and have been Manufactured in all material respects in accordance with applicable requirements of then current GMP and any Applicable Law, except for any such non-compliance that has not had, and would not reasonably be expected to have, a materially adverse impact on the relevant Product.

13                                  Taxes

13.1                     Each Influenza Group Company and each Tax Group to which it belongs has, and every member of the Novartis Group with an interest in the Influenza Group has in respect of the Influenza Group, duly, and within any appropriate time limits, filed all Tax Returns required to be filed and has maintained all records required to be maintained for tax purposes in relation to the assets comprised in the Influenza Group; all such information was and remains complete and accurate in all material respects and all such Tax Returns were complete and accurate in all material respects and were made on the proper basis.

13.2                     There are no Tax liens on any asset comprised in the Influenza Group Businesses (other than Permitted Encumbrances).

13.3                     No Influenza Group Company and no Tax Group to which an Influenza Group Company belongs is currently under audit or examination by a Tax Authority that could result in the assessment of a material amount of Tax and neither Novartis nor any Influenza Group Company (nor any Tax Group to which an Influenza Group Company belongs) has received notice from a Tax Authority of any dispute or disagreement outstanding or contemplated at the date of this Deed with any Tax Authority regarding liability or potential liability to any Tax recoverable from any Influenza Group Company or regarding the availability of any relief from Tax to any Influenza Group Company and, so far as Novartis is aware, there are no circumstances which make it likely that any such dispute or disagreement will commence.

13.4                    The Disclosure Letter lists every written agreement that an Influenza Group Company has entered into, in each case, which is currently in force, to have its Tax affairs dealt with on a consolidated basis and for any Tax sharing arrangement (including without limitation any arrangement under which Tax losses or Tax reliefs are surrendered or agreed to be surrendered or claimed) in respect of the profits, gains or losses of that Influenza Group Company with any company not being another Influenza Group Company.

13.5                     No Influenza Group Company, and no Tax Group to which an Influenza Group Company belongs, has received or requested any extension of time to file a Tax Return that remains unfiled or has granted or requested a waiver or extension of a limitation on any period for audit and examination or assessment and collection of Tax for any taxable period as to which Tax could be assessed.

13.6                     No member of the Novartis Group with an interest in the Influenza Group has received notice from a Tax Authority of, and so far as Novartis is aware, there is not any dispute or disagreement outstanding at the date of this Deed with any Tax Authority regarding the proper method of computing the profits of the Influenza Group (or any part of it) for Tax purposes or the proper treatment for VAT purposes of any supplies of goods or services made (or treated as made) in the course of the Influenza Group and, so far as the Novartis is aware, there are no circumstances which make it likely that any such dispute or disagreement will commence.

13.7                     So far as the Novartis is aware, no Influenza Group Company benefits from any preferential Tax regime, granted by law or by special authorisation issued by any Tax Authority or by any other authority, which would in whole or in part be withdrawn as a result of the signature of this Deed.

13.8                     So far as Novartis is aware, no Tax Authority has within the past three years operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any assets comprised in the Influenza Group.

13.9                     In respect of all documents which establish or are necessary to establish the title of the relevant member of the Novartis Group to each material asset comprised in the Influenza Group, or by virtue of which the relevant member of the Novartis Group has any right in respect of each such asset, all applicable stamp duties, transfer taxes, registration charges or similar duties or charges have been duly paid.

13.10              So far as Novartis is aware, other than any payments which are of a nature or type (such as expenditure on business entertainment or marketing) which are not deductible for Tax purposes by reason of a general restriction on deductibility applicable to payments of that nature or type under the laws of the jurisdiction in which the relevant Influenza Group Company is resident for Tax purposes or carries on its business, no Influenza Group Company is under any obligation to make any future payment which will not be deductible for Tax purposes in an amount which, if the payment were deductible for Tax purposes, would reduce the Tax liability of the relevant Influenza Group Company by an amount exceeding US$5 million.

13.11              The country of incorporation which is given in Appendix 2 for each Influenza Group Company is also the Tax residence of each Influenza Group Company is the only country whose Tax Authorities seek to charge Tax on the worldwide profits or gains of that Influenza Group Company and no Influenza Group Company has, within the past three years, carried on the Business of the Influenza Group through a permanent establishment in any other country.

14                                  Environmental Matters

14.1                     To Novartis’s Knowledge, each Business Seller (with respect to its conduct of the Business and any Transferred Real Property) and Influenza Group Company is in compliance in all material respects with all Environmental Laws.

14.2                     To Novartis’s Knowledge, each Influenza Group Company and each Business Seller (with respect to its conduct of the Business and any Transferred Real Property) possesses all material Permits required under applicable Environmental Laws necessary to conduct its portion of the Business.

14.3                     To Novartis’s Knowledge, no Influenza Group Company nor any Business Seller (with respect to its conduct of the Business and any Transferred Real Property) has received any written notice alleging a material violation of any Environmental Laws, other than matters that have been resolved in all material respects.

14.4                    To Novartis’s Knowledge, no Influenza Group Company nor any Business Seller (with respect to its conduct of the Business and any Transferred Real Property) has received any written notice or claim alleging that it is or may be liable to any person in any material respect under any applicable Environmental Law as a result of a release or threatened release of any Hazardous Substance at any Transferred Real Property, other than matters that have been resolved in all material respects.

14.5                     To Novartis’s Knowledge, no Influenza Group Company nor any Business Seller (with respect to its conduct of the Business and any Transferred Real Property) is a party to any pending proceedings relating to any Environmental Laws, other than proceedings that would not reasonably be expected to have a material adverse effect.

15                                  Employees

15.1                     The Employees are all employed by an Influenza Group Company or a Business Seller and work wholly or substantially in the Business.

15.2                     The Disclosure Letter contains a true, complete and correct list of the following information in respect of each Influenza Business Employee and each Influenza Group Company Employee as of 17 April 2014 (organised by country and, in relation to any Influenza Group Company, by legal employer): (A) employee identification details; (B) date of birth; (C) employment status (part-time or full-time); (D) employment start date; (E) base salary; (F) target annual incentive for 2014 (and actual bonus for 2013); and (G) target long-term incentive for 2014 (and actual long-term incentive for 2013).

15.3                     In each of the Material Employee Jurisdictions except as would not be reasonably expected to have a material adverse effect:

15.3.1            as of the date of this Deed there is not, and in the two years prior to the date of this Deed there has not been, nor to Novartis’s Knowledge is there pending or threatened, any labour strike, dispute, work stoppage or lockout by any group of either Influenza Business Employees or Influenza Group Company Employees;

15.3.2            no trade union or works council is recognised in any way for bargaining, information or consultation purposes in relation to any of the Influenza Business Employees or Influenza Group Company Employees and no collective bargaining negotiations, whether voluntary or mandatory, are currently taking place with respect to any of the Influenza Business Employees or Influenza Group Company Employees and, as of the date of this Deed, no Influenza Group Company or Business Seller is a party to any agreement (whether legally binding or not) with any trade union or works council affecting any Influenza Business Employee or Influenza Group Company Employee and there is no existing dispute with any such representative body (or, to Novartis’s Knowledge, pending or threatened) in relation to the Business;

15.3.3            there is no material litigation, claim or other dispute existing, nor to the Novartis’s Knowledge, pending or threatened by or in respect of any Employees (or any former employees of the Influenza Group Companies) in respect of their employment or any matter arising from their employment; and

15.3.4            no Influenza Group Company or Business Seller has, within the 2 years prior to the date of this Deed, closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or similar programme in each case in violation of the WARN Act, nor has any Influenza Group Company or Business Seller announced any such action or programme for the future.

15.4                     To Novartis’s Knowledge, and subject to the next sentence, no Influenza Group Company Employee will, as a result of the entering into of this Deed or Option Closing, be entitled to receive any payment or benefit which he would not otherwise be entitled to receive (including, without limitation, an enhanced severance package on a subsequent termination) or be entitled to treat either such event as amounting to a breach of his terms and conditions of employment or to treat himself as redundant or dismissed or released from any obligation. This warranty shall not apply to any retention arrangements (in the form of cash or shares) put in place by Novartis or any member of the Novartis Group to retain key employees in connection with the matters contemplated by this Deed as described in paragraphs 10 and 11 of Appendix 10, or any arrangement relating to the share-based incentive schemes of the Novartis Group pursuant to paragraph 11 of Appendix 10.

15.5                     Since the Statement of Net Assets Date, no material change has been made, announced or proposed to the emoluments or other terms of employment of any Employee, and no such change, and no negotiation or request for such a change, is due or expected within 12 months from the date of this Deed, and the employing company is under no obligation to make such a change (with or without retrospective operation) other than any arrangement relating to the share-based incentive schemes of the Novartis Group pursuant to paragraph 11 of Appendix 10.

16                                  Employee Benefits

16.1                    The Disclosure Letter contains a true, complete and correct list of all bonus, staff incentives (including any share-based incentive schemes), redundancy or other benefits payable on termination of employment (whether voluntary or involuntary but excluding arrangements required in accordance with Applicable Law), ill-health, Employee Benefits or other benefits which are the material benefits available to the Influenza Business Employees and the Influenza Group Company Employees in the Material Employee Jurisdictions. To Novartis’s Knowledge, other than any arrangement relating to the share-based incentive schemes of the Novartis Group pursuant to paragraph 11 of Appendix 10, no Influenza Group Company or Business Seller has made any promises or commitments to make available any additional benefits to the Influenza Business Employees and the Influenza Group Company Employees in the Material Employee Jurisdictions, or to modify or change in any material way any existing benefits in the Material Employee Jurisdictions, or to continue or maintain the level of any existing benefits generally for any period, which in each case could reasonably be expected to have a material adverse effect.

16.2                     The Disclosure Letter contains true and complete copies of all documents of any written benefit schemes, plans or arrangements referred to in paragraph 16.1 above applicable to either Influenza Business Employees or Influenza Group Company Employees in the Material Employee Jurisdictions containing material terms (including governing documents, and for benefit plans that are not share-based incentive schemes, related trust agreements or other funding documents) and a true, complete and correct summary of the material terms of any unwritten benefit schemes, plans or arrangements referred to in paragraph 16.1 above.

16.3                     Benefit Plans

16.3.1            In the Material Employee Jurisdictions all benefit and compensation schemes, plans, funds, contracts, policies, agreements or arrangements (other than the US Benefit Plans and any schemes, plans, funds, contracts, policies, agreements or arrangements operated by any Governmental Entity) (A) operated by or on behalf of an Influenza Group Company or Business Seller, with respect to Influenza Group Company Employees or Influenza Business Employees or current or former employees or directors of an Influenza Group Company, (B) in respect of which any Influenza Group Company or Business Seller, with respect to Influenza Group Company Employees or Influenza Business Employees, Novartis or any member of the Novartis Group contributes or has contributed or (C) in respect of which any Influenza Group Company or Business Seller, with respect to Influenza Group Company Employees or Influenza Business Employees, has any liability (whether actual or contingent), including, but not limited to, plans providing Employee Benefits or during periods of sickness or disablement, or any deferred or incentive compensation, welfare, healthcare, medical, stock or stock-related award plans, including individual pension commitments, “jubilee” pension benefits and retirement and termination indemnity arrangements, (such schemes, plans, funds, contracts, policies, agreements and arrangements hereinafter being referred to as “Non-US Benefit Plans”) and the US Benefit Plans have been administered in accordance with their terms and are in compliance with Applicable Law, except for any failures to so administer or be in compliance that, individually and in the aggregate, would not reasonably be expected to have a material adverse effect. All required filings for all Benefit Plans have been made on time and with the appropriate Governmental Entity, except for any failures to timely file that, individually and in the aggregate, would not reasonably be expected to have a material adverse effect. As of the date of this Deed, there is no existing, pending or, to the Novartis’s Knowledge, threatened material litigation, claim or other dispute relating to Benefit Plans.

16.3.2            The Influenza Group Companies or Business Sellers, with respect to Influenza Group Company Employees or Influenza Business Employees in each Material Employee Jurisdiction, (A) are in material compliance with all Applicable Law respecting employment, employment practices, terms and conditions of employment, occupational health, safety, wages and hours, (B) have withheld all amounts required by Applicable Law, collective bargaining agreements or the Benefit Plans to be withheld from the wages, salaries or other payments to the Influenza Group Company Employees or the Influenza Business Employees and former employees of the Influenza Group Companies, (C) in respect of the Influenza Group Company Employees or Influenza Business Employees or former employees of the Influenza Group Companies, are not liable under any applicable provisions of the Benefit Plans and any Applicable Law for any arrears, wages, Taxes, other than payments not yet due, or any penalty for failure to comply with the foregoing and (D) are not liable under any applicable provisions of the Benefit Plans and any Applicable Law for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, workers compensation, social security or other benefits for Influenza Group Company Employees or Influenza Business Employees or former employees of the Influenza Group Companies, other than payments not yet due, except, in each case, for any failures to comply, failures to withhold or liabilities that, individually and in the aggregate, would not reasonably be expected to have a material adverse effect.

16.3.3            All material contributions that the Influenza Group Companies or Business Sellers, with respect to Influenza Business Employees or the Influenza Group Company Employees in a Material Employee Jurisdiction, are required to make to any Benefit Plan in respect of the period on or before the date of this Deed have been fully and timely paid when due.

17                                  Litigation

17.1                     No Influenza Group Company or Business Seller is involved whether as claimant or defendant or other party in any claim or Proceeding (other than as claimant in the collection of debts arising in the ordinary course of its business none of which exceeds US$5 million) which is material to the Business.

17.2                     To Novartis’s Knowledge, no such claim or Proceeding of material importance is pending or threatened by or against any Influenza Group Company or Business Seller.

18                                  Insolvency

18.1                     No order has been made and no resolution has been passed for the winding up of any Share Seller or any Business Seller, or for the appointment of any administrator, receiver (including administrative receiver) or liquidator (provisional or otherwise) over the whole or any part of the property, assets and/or undertaking of any Share Seller or any Business Seller.

18.2                     No petition has been presented or meeting convened for the purpose of considering a resolution or resolution circulated for the winding up of any Share Seller or any Business Seller, or for the appointment of any administrator, receiver (including administrative receiver) or liquidator (provisional or otherwise) over the whole or any part of the property, assets and/or undertaking of any Share Seller or any Business Seller.

18.3                     Neither any Share Seller nor any Business Seller has stopped payment or suspended payment of its debts generally, is insolvent or deemed unable to pay its debts as they fall due.

18.4                     Neither Chiron Technologies Limited nor Chiron Pharmaceuticals Limited, each of which is in the process of liquidation, owns any assets in relation to the Business.

19                                  Insurance

All material insurance policies relating to the Influenza Group are in full force and effect and, to Novartis’s Knowledge, no notice of cancellation, termination or default has been received with respect to any such insurance policy. All premiums due and payable on such policies covering periods up to Option Closing have been paid in full or accrued.

20                                  Consents and Licences

20.1                     All governmental and quasi-governmental licences, consents, permissions, waivers, exceptions and approvals required for carrying on the Business of the Influenza Group, the absence of which, individually or in the aggregate, would be material to the Influenza Group, are in force and, to Novartis’s Knowledge, no written notice has been received by Novartis or any member of the Novartis Group which indicates that any such licence, consent, permission, waiver, exception or approval is likely to be revoked or which may confer a right of revocation.

21                                  Delinquent and Wrongful Acts

21.1                     To Novartis’s Knowledge, no member of the Novartis Group has, during the Product Liability Relevant Period, committed any criminal or illegal act which relates to the Influenza Group Companies or the Influenza Group Businesses.

21.2                     No member of the Novartis Group has, during the Product Liability Relevant Period, received notification that any investigation or inquiry is being or has been conducted by any supranational, national or local authority or governmental agency specifically related to the Influenza Group, which is material in respect of the Influenza Group.

22                                  Compliance

22.1                     No member of the Novartis Group has received in the Product Liability Relevant Period any written notification or written claim (in each case, which remains outstanding) that it has conducted the Business of the Influenza Group with respect to the research, development, manufacturing, distribution and sale of the Products in a manner which does not in any respect comply with all Applicable Law, or which in any respect is defective or dangerous, where the pursuit of any such notification or claim is, or would reasonably be expected to be, material in respect of the Influenza Group.

22.2                     So far as Novartis is aware, the Influenza Group has, and has during the Product Liability Relevant Period been, operated in all material respects in compliance with all Applicable Law or standards and to Novartis’s Knowledge there are no circumstances that could involve or lead to a material violation of any material Applicable Law or standards.

23                                  Pipeline Products

23.1                     Novartis or one of its Affiliates is the registered holder of each of the Pipeline Product Approvals, and the benefit of each Pipeline Product Approval can be transferred to the Purchaser (or another member of the Purchaser’s Group) regardless as to whether such transfer occurs directly (whether by way of transfer, reissuance or any other equivalent mechanism under Applicable Law of the relevant jurisdiction) or indirectly (through the transfer of the Influenza Group Companies).

23.2                     All development activities in relation to the Pipeline Products have been conducted in the ordinary course and in accordance with all Applicable Law and standards and to Novartis’s Knowledge there are no circumstances relating to the development of the Pipeline Products that could involve or lead to a material violation of any material Applicable Law or standards.

23.3                     No material regulatory, clinical or safety event has occurred in relation to the Pipeline Products and no member of the Novartis Group has received any notification or claim from any person of any such event (or the possibility of any such event).

24                                  Manufacturing Licences and Manufacture

24.1                     All Manufacturing Licences which are material to the Influenza Group, are in effect and are validly held by a member of the Novartis Group and during the Product Liability Relevant Period, to Novartis’s Knowledge, no member of the Novartis Group has received any written notice of any suit, action or proceeding regarding the revocation or modification of any such Manufacturing Licence.

24.2                     No directive, order or notice has been given to Novartis or any member of the Novartis Group by any relevant regulatory authority to update, modify, amend, vary, supplement or delete any process and/or methodology relevant to the manufacture at the Key Sites of any Product currently manufactured at the Key Sites and, so far as Novartis is aware, no such directive, order or notice is pending.

25                                  No Industrial Action

To Novartis’s Knowledge, there is no industrial action currently taking place, threatened or expected which is, or is expected to be, material to the Business.

26                                  Ongoing Clinical Trials

Appendix 21 contains a complete list of all Ongoing Clinical Trials.

Appendix 19
Warranties given by the Purchaser under Paragraph 9.3

1                                      Authority and Capacity

1.1                            Incorporation

The Purchaser is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation.

1.2                            Authority to enter into Deed

1.2.1                   The Purchaser and each member of its Group has the legal right and full power and authority to enter into and perform this Deed and any Ancillary Agreement to which it is a party and any other documents to be executed by it pursuant to or in connection with this Deed or any Ancillary Agreement.

1.2.2                   The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the Purchaser and each member of its Group in accordance with their respective terms.

1.2.3                   Except as referred to in this Deed the Purchaser:

(i)                                  is not required to make any announcement, consultation, notice, report or filing; and

(ii)                               does not require any consent, approval, registration, authorisation or permit,

in each case in connection with the performance of this Deed or any other document referred to in paragraph 1.2.1.

1.2.4                   The execution and delivery of the documents referred to in paragraph 1.2.1 and the performance by the Purchaser and each member of its Group of their respective obligations under them, will not:

(i)                                  result in a breach of any provision of the memorandum or articles of association or by laws or equivalent constitutional document of the relevant member of the Purchaser’s Group;

(ii)                               result in a breach of, or constitute a default under, any instrument or contract to which the relevant member of the Purchaser’s Group is party or by which the relevant member of the Purchaser’s Group is bound where such breach is material to their ability to perform their obligations under such documents;

(iii)                            result in a breach of any existing order, judgment or decree of any court, Governmental Entity by which the relevant member of the Purchaser’s Group is bound and where such breach is material to their ability to perform their obligations under such documents.

1.3                            Authorisation

The Purchaser has taken, or will have taken by Option Closing, all corporate action required by it to authorise it to enter into and to perform this Deed and any Ancillary Agreement to which it is a party and any other documents to be executed by it pursuant to or in connection with this Deed or any Ancillary Agreement.

Appendix 20
Pre- Option Closing Obligations
(Paragraph 5.2)

Part 1

Novartis Restrictions

The actions for the purposes of Paragraph 5.2.2 are:

1                                      amend or otherwise modify the constitutional documents of any Influenza Group Company other than minor or administrative amendments or modifications which are not adverse to the Business or to the Purchaser of any member of the Purchaser’s Group;

2                                      create, allot or issue, or grant an option or right to subscribe for or purchase, any share capital or other securities or loan capital of any Influenza Group Company;

3                                      repay, redeem or repurchase any share capital, or other securities of any Influenza Group Company;

4                                      make any acquisition or disposal which has a value in excess of US$10 million, exclusive of VAT;

5                                      grant any guarantee or indemnity for the obligations of any person which has a value in excess of US$5 million (other than in the ordinary course of trading);

6                                      dispose of, or agree to dispose of, any material asset or material stock at below market value other than in the ordinary course of business;

7                                      acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture, other than an investment of 5 per cent or less of the total shares or interest in such company, partnership or venture and provided the investment is not more than US$5 million;

8                                      enter into, extend, amend, give notice to terminate or vary in any material respect any lease of real property or change the existing use of such property which is material to the Influenza Group;

9                                      cease, compromise or settle any dispute including litigation, arbitration or administrative proceedings in relation to (or otherwise compromise or settle) any claim by Pfizer which relates to any form of meningococcal vaccine (Group B) whether adjuvanted, combined or otherwise (or any similar product) of Pfizer or enter into any licensing arrangements with Pfizer in relation to such products or Intellectual Property Rights relevant to them;

10                               enter into any borrowing facility which has a value in excess of US$10 million;

11                               enter into any off-balance sheet finance arrangements;

12                               sell, lease, license, transfer or dispose of, or create any Encumbrance over, any material assets of the Influenza Group other than (i) in the ordinary course of business (including any sale of inventory); or (ii) any Permitted Encumbrance;

13                               (a) terminate, materially amend (or amend in any respect in relation to a Product or Pipeline Product which is material to the Business) or grant any material waiver under (or any waiver in relation to a Product or Pipeline Product which is material to the Business) any Influenza Group Intellectual Property Contract or MF59® Intellectual Property Rights Contract other than in the ordinary course of business, or (b) terminate any Transferred Contract other than in the ordinary course of business or terminate any Contract held by the Influenza Group Companies other than in the ordinary course of business;

14                               fail to comply in all material respects with all Applicable Laws, Product Approvals, Pipeline Product Approvals and Marketing Authorisations applicable to the operation of the Business;

15                               assign, dispose of, license (save in respect of non-exclusive licences relating to Novartis’s research, development or Commercialisation of the Products) or abandon any material Influenza Group Intellectual Property Rights or material MF59® Intellectual Property Rights (or any Registered Influenza Group Intellectual Property Rights or Registered MF59® Intellectual Property Rights in respect of a Product or Pipeline Product which is material to the Business), or cease to prosecute or otherwise dispose of, fail to maintain, defend or pursue applications for any material Registered Influenza Group Intellectual Property Rights or Registered MF59® Intellectual Property Rights (or any Registered Influenza Group Intellectual Property Rights or Registered MF59® Intellectual Property Rights in respect of a Product or Pipeline Product which is material to the Business) in each case other than in the ordinary course of business;

16                               save where requested in writing by the Purchaser or required by any applicable Governmental Entity, cancel or surrender or materially amend (or amend in any respect in relation to a Product or Pipeline Product which is material to the Business) any applications, submissions or filings with respect to Registered Influenza Group Intellectual Property Rights or Registered MF59® Intellectual Property Rights, in each case other than in the ordinary course of business;

17                               instigate, cease, compromise or settle any litigation or arbitration proceedings related to the Influenza Group in relation to a claim for which the potential liability attaching thereto is in excess of US$5 million;

18                               make any material amendment to any Marketing Authorisation, Manufacturing Licence or Environmental Permit, in each case except to the extent required by: (a) Applicable Law; (b) any Governmental Entity, or (c) the standards, policies and procedures of the Novartis Group as then in force;

19                               enter into or amend in any material respect any Transferred Contract, or incur any commitment, which is not capable of being terminated without compensation at any time with twelve months’ notice or less or which is not in the ordinary course of business, or which involves or may involve total annual expenditure in excess of US$10 million, exclusive of VAT;

20                               enter into any contract which would materially restrict the freedom of the Influenza Group to operate in any part of the world;

21                               take any steps to increase or reduce the proportion of time spent working in the Business by any employee of any member of the Novartis Group or to transfer the employment of any Employee to another member of the Novartis Group or to employ or offer to employ or engage any new persons in the Business other than in the ordinary course of business consistent with past practice and subject to an aggregate increase of not more than 2.5 per cent. in total staff costs of the Business per annum, provided that this restriction shall not apply to the redeployment of any Influenza Group Company Employee who is not wholly or substantially engaged in the Business before the Option Closing Date to employment with another member of the Novartis Group;

22                               make, or commit to make, any changes to the terms and conditions of employment (including pension fund commitments or any increase to remuneration) or to any employee benefit plan of any Employee, other than (a) those required by Applicable Law or (b) pursuant to normal annual pay reviews in the ordinary course of business consistent with past practice and subject to an aggregate increase of not more than five per cent. in total staff costs of the Business per annum or (c) retention arrangements in the form of cash or shares to retain key employees in connection with the matters contemplated by this Deed as described in paragraphs 10 and 11 of the Appendix 10, or (d) those changes to the share-based incentive schemes made for the purpose of complying with paragraph 11 of Appendix 10;

23                               make any promises or commitment to any Employees or employee representative body concerning the matters contemplated by this Deed or offer or otherwise give any assurances to any Employees as to the possibility of continued employment with the Purchaser’s Group after Option Closing;

24                               make any change or commitment to make any change to the terms of any redundancy policy or practice applying to the Employees (including amounts payable on redundancy);

25                               enter into (where there is no existing agreement) or materially amend any collective bargaining agreement or other contract with a labour organisation, works council or employee organisation to create new or additional obligations for any member of the Novartis Group, in each case in relation to the Business; and

26                               undertake any recall or withdrawal of any Product (other than in the ordinary course of business or to comply with Applicable Law).

Part 2

Novartis Obligations

1                                      Obligations to be Satisfied prior to the Option Closing

At least five Business Days prior to the Option Closing Date, Novartis shall provide the Purchaser with a list of any required actions that must be taken within three (3) months after Option Closing with respect to the payment of any registration, maintenance, or renewal fees or the filing of any documents, applications or certificates in order to maintain any Registered Influenza Group Intellectual Property Rights and Registered MF59® Intellectual Property Rights in full force and effect. Upon the Purchaser’s reasonable request, Novartis shall execute and deliver assignment agreements and other transfer documentation, including, where applicable, duly executed assignments of such Intellectual Property Rights for recording with the applicable Governmental Entity, and to take such further actions, in each case at the Purchaser’s reasonable cost and expense and as may be required, to give effect to the foregoing assignments.

2                                      Obligations from the Date of the Deed to the Option Closing

The requirements for the purposes of Paragraph 5.2.3 are:

2.1                            so far as permitted by Applicable Law, Novartis shall procure that each member of the Novartis Group informs the Purchaser promptly if Novartis becomes aware of, or has reasonable grounds for suspecting any violation of Anti-Bribery Law which is reasonably likely to have an impact on the Influenza Group, and

2.2                            carry out capital expenditure in relation to any site operated by the Influenza Group where the Products are manufactured in a manner materially consistent (and within a variance of 10 per cent. in aggregate) with Novartis’s capital expenditure programme for the Business as at the date of this Deed;

2.3                            maintain and keep any Registered Influenza Group Intellectual Property Rights and Registered MF59® Intellectual Property Rights and ensure that all filings and notifications required to be made in respect of the same are made in accordance with past practice;

2.4                            progress, in accordance with past practice any applications, submissions, filings or other correspondence relating to the grant of new Registered Influenza Group Intellectual Property Rights and Registered MF59® Intellectual Property Rights;

2.5                            progress, in accordance with past practice during the Product Liability Relevant Period, any applications, submissions, filings or other correspondence initiated by such member of the Novartis Group relating to the grant of new Manufacturing Licences and Environmental Permits in respect of the Influenza Group;

2.6                            continue to promote, market and Commercialise the Products in accordance with past practice during the Product Liability Relevant Period and do not materially accelerate or increase the quantity of Products distributed to the relevant distributors and/or wholesalers, in each case except in respect of a bona fide increase in demand for the relevant Product by the relevant distributor and/or wholesaler which has not been stimulated in any way by discounts, rebates, claw-backs or the like outside of the ordinary course of business or the grant of preferred terms offered by the Novartis Group outside of the ordinary course;

2.7                            not discontinue or cease to operate or materially reduce the resources applied to any part of the Business;

2.8                            maintain the level of Manufacturing Stocks and Manufacturing Inventory held for use in the Business materially in accordance with the Novartis Group’s operating policies as applied to the Influenza Group from time to time in force;

2.9                            maintain the level of In-Market Inventory held for use in the Business materially in accordance with the Novartis Group’s operating policies as applied to the Influenza Group from time to time in force;

2.10                     use all reasonable endeavours to ensure that the manufacture of the Products by the Novartis Group comply with Applicable Law;

2.11                     use all reasonable endeavours to ensure that the Products sold by the Business comply with Applicable Law;

2.12                     continue to conduct the Ongoing Clinical Trials in accordance with GCP and the Novartis Group’s policies and procedures;

2.13                     notify the Purchaser in writing of any actual safety or quality issue in respect of any Product or the manufacture of any Product (as soon as reasonably practicable after becoming aware of the same) which issue the relevant member of the Novartis Group, acting reasonably and in good faith, considers material in the context of the manufacture or commercialisation of such Product;

2.14                     so far as permitted by Applicable Law, report periodically to the Purchaser concerning the status of the Business, including delivering to the Purchaser as soon as reasonably practicable each month:

2.14.1           an update on material commercial developments in relation to the Business and the Products during the previous month;

2.14.2           the gross profit for each Product in respect of the previous month; and

2.15                     a report on the month-end in-trade inventory in respect of each Product for the previous month prepared in the ordinary course of business consistent with past practice, together with a comparison against the comparable period of trading for the prior year; and

2.16                     shall or shall procure that each member of the Novartis Group continues to respond to any Calls For Tender in accordance with past practices in the relevant market.

Part 3

Exceptions

Paragraphs 5.1 and 5.2 shall not operate so as to prevent or restrict the declaration, making or payment of any dividend or other distribution to shareholders.

Appendix 21

[***]

Appendix 22
Statement of Net Assets
(Paragraph 1.1)

Part 1

Statement of Net Assets Rules

Part 1

Statement of Net Assets Rules

Part 1 of Appendix 22 comprises the Statement of Net Assets Rules.

Part 2 of Appendix 22 sets forth, for illustrative purposes only, a computation of the Statement of Net Assets as of the close of business on 31 December 2013 (the “Statement of Net Assets”).

1                                      Preparation of the Statement of Net Assets

1.1                            Period

The Statements of Net Assets is prepared as of the close of business on the final day of the relevant calendar month.

1.2                            Translation of Reporting Entity’s Statements of Net Assets

A reporting entity reports in local currency. All reports are translated into US Dollars by Novartis for reporting purposes. The Statement of Net Assets is translated with the period-end exchange rates which are the rates provided by Novartis Group Treasury and are based on Bloomberg’s mid-morning CET exchange rates and are published in the Group Treasury section of the Novartis intranet.

1.3                            Novartis Reporting System and Materiality:

1.3.1                   Financial information is obtained from the Financial Consolidation & Reporting System of Novartis and the supporting general ledgers are prepared in accordance with Novartis’s Accounting Manual (the “NAM”). The Financial Consolidation & Reporting System is the system of record for Novartis external reporting. References in the Statement of Net Assets included as part 2 of this Appendix 23 shown as “BS01 lines 010-671” relate to the groupings shown in Novartis’s monthly reporting form “BS01 — Balance sheet”.

1.3.2                   For Novartis’s reporting purposes, the financial reporting of a legal entity is separated into a divisional part, which includes operating items and a corporate part, which mainly captures the amounts related to taxes, post-employment benefit obligations and most of the financial assets and liabilities. The Statement of Net Assets contains the business of the Vaccines division (including the Business) as included in Novartis’s segment reporting (column C - “Vaccines Divisional Reported Statement of Net Assets”), and items of the corporate Statement of Net Assets for the Vaccines Group Companies (as defined in the Vaccines SAPA) (Column D — “Vaccines Statement of Net Assets of the Corporate part of the Vaccines Group Companies” and items related to the Statement of Net Assets for the Novartis Vaccines Institute for Global Health (column E — “Statement of Net Assets of the part of Novartis Vaccines Institute for Global Health”) as well as adjustments for certain items which are either excluded from or added to the transaction (columns

F -”Excluded items”). A US$10 million threshold was applied. Column H shows the impact of the Business which is excluded from the transaction contemplated by the Vaccines SAPA. For the purpose of the carve out of the influenza business allocations have been made based on management’s best estimate of the contribution of the Business. For Receivables own BU (BS01_130) and Payables own BU (BS01_620) items related to the entity in Liverpool, which will not transfer have been added back into the statement of net assets. For other entities amounts related to the Business have not been added back in as they are offsetting each other.  Payables and Receivables to Other BU’s related to the Business have been left in the statement of net assets as they are not expected to be material on a net basis. A materiality threshold of US$50 million applies to the Business.

1.3.3                   The Statement of Net Assets has been prepared as follows:

(i)                                  in accordance with the specific accounting treatments set out below; and, subject thereto,

(ii)                               adopting the same accounting principles, methods, procedures and practices utilized in preparing the consolidated financial statements of Novartis AG as described in the Novartis Accounting Manual applied on a consistent basis using consistent estimation methodologies and judgments and with consistent classifications and, subject thereto,

(iii)                            in accordance with IFRS.

1.3.4                   For the avoidance of doubt, paragraph 1.3.3(i) shall take precedence over paragraphs 1.3.3(ii) and 1.3.3(iii), and paragraph 1.3.3(ii) shall take precedence over paragraph 1.3.3(iii).

2                                      Specific Policies

The following supplement the description in the NAM for certain items included in the Vaccines Group (as defined in the Vaccines SAPA) Statement of Net Assets:

2.1                            Non-Current assets

2.1.1                   Property, plant and equipment (BS01_010)

For the purpose of the Vaccines Divisional Statement of Net Assets an amount of US$122 million is included for assets which are not dedicated to the Vaccines Group and will not transfer to the purchaser under the Vaccines SAPA (as reflected in Column F). These assets comprise all property, plant and equipment located in Emeryville, California and in Pernambuco, Brazil.

2.1.2                   Financial assets &— subsidiaries/JV (BS01_040)

This line reflects equity investments that Vaccines Group Companies hold in other Vaccines Group Companies. These relationships have been eliminated in the Statement of Net Assets (as reflected in Column F).

2.1.3                   Total financing and loans to subsidiaries/JV (BS01_050)

This line represents financing owed by any member of the Novartis Group to a Transferred Subsidiary. For the purpose of the Statement of Net Assets balances within the Vaccines Group have been excluded (as reflected in Column F).

2.2                            Current Assets:

2.2.1                   Trade receivables (BS01_120)

An amount of US$51 million of trade receivables is excluded from this Statement of Net Assets (as reflected in Column F) as it relates to non-Vaccines business activity such as licence fee receivables related to HCV and HIV patents.

2.2.2                   Receivables own BU (BS01_130)

Column C of the Statement of Net Assets represents receivables against other entities within the Vaccines division, which are offset by an equivalent amount in the line Payables own BU. These amounts have been eliminated in Column F of the Statement of Net Assets.

2.2.3                   Receivables own BU — Corporate and Institute for Global Health (BS01_130)

Columns D and E of the Statement of Net Assets represent receivables against other members of the Novartis Group as well as other Vaccines Group Companies. The receivables against other Vaccines Group Companies have been eliminated in Column F of the Statement of Net Assets.

2.2.4                   Receivables other BU’s (BS01_140)

Receivables recognized on this line are due from members of the Novartis Group operating in the Pharmaceuticals and Sandoz segments which are selling vaccines in markets where the Vaccines Group is not represented. The receivable of the Vaccines Institute for Global Health relates to a Transferred Subsidiary and has therefore been eliminated.

2.2.5                   Other current assets (BS01_160)

An amount of US$5 million is related to current assets of the divested Diagnostics business, which did not transfer to the purchaser of the Diagnostics business. They are excluded from the Statement of Net Assets as they do not relate to the activities of the Vaccines Group (as reflected in Column F). Furthermore, an amount of US$1 million is related to assets of the plant in Pernambuco, Brazil which will not be transferred and has therefore been excluded (as reflected in Column F) from the Statement of Net Assets.

2.2.6                   Prepaid share-based payments (BS01_161)

An asset for prepaid share-based compensation is recognized to reflect Novartis’s internal charge-out mechanism for its equity settled share-based compensation plans. For entities settling the charge for the shares at the beginning of the vesting period, it reflects the expense yet to be recognized for the unvested part of a share-based compensation plan. This asset has been excluded (as reflected in Column F) and is not reflected in the Statement of Net Assets.

2.3                            Long-term Liabilities:

2.3.1                   Total financing and loans from subsidiaries/JV (BS01_520)

This line represents financing received from any member of the Novartis Group. For the purpose of the Statement of Net Assets, balances within the Vaccines Group have been excluded (as reflected in Column F).

2.3.2                   Other non-current liabilities (BS01_540)

Column F excludes net liabilities for post-employment benefits of US$90 million included in the corporate part of the Vaccines Group Companies as their treatment is addressed separately in Appendix 11.

2.4                            Current Liabilities:

2.4.1                   Trade payables (BS01_610)

An amount of US$11 million included in this line relates to the construction of the plant in Pernambuco, Brazil which will not be transferred and has therefore been excluded (as reflected in Column F) from the Statement of Net Assets.

2.4.2                   Payables own BU (BS01_620)

Column C of the Statement of Net Assets represents payables against other entities within the Vaccines division, which are offset by an equivalent amount in the line Receivables own BU. These amounts have been eliminated in the Statement of Net Assets.

2.4.3                   Payables own BU — Corporate (BS01_620)

Column D of the Statement of Net Assets represents payables against other Vaccines Group Companies as well as payables against other members of the Novartis Group. The corporate payables against Vaccines Group Companies have been eliminated in Column F of the Statement of Net Assets.

2.4.4                   Payables other BU’s (BS01_630)

Payables recognized on this line are due to members of the Novartis Group, except for a payable recognized by the Vaccines Institute for Global Health, which is owed to a Vaccines Group Company and has therefore been eliminated.

2.4.5                   Accrued and other current liabilities (BS01_670)

An amount of US$35 million is related to short- term liabilities of the divested Diagnostics business, which did not transfer to the purchaser of this Diagnostics business. They are excluded from the Statement of Net Assets (as reflected in Column F) as they do not relate to the activities of the Vaccines Group. Furthermore, an amount of US$3 million relates to the construction of the plant in Pernambuco, Brazil, which will not be transferred and has therefore also been excluded (as reflected in Column F) from the Statement of Net Assets. An amount of US$1 million relates to legal fees for litigation not related to the Vaccines Group.

2.4.6                   Accrued share-based payments (BS01_671)

A liability for share-based compensation is recognized to reflect Novartis’s internal charge-out mechanism for its equity-settled share-based compensation plans. For entities settling the charge for the shares after the vesting period, it reflects the expense recognized for the vested part of a share based compensation plan. This liability has been excluded (as reflected in Column F) and is not reflected in the Statement of Net Assets.

Part 2

Statement of Net Assets

[***]

Attachment 1: Purchaser Intellectual Property Licence — Agreed Terms

Novartis shall grant the Purchaser a licence on terms consistent with the following Agreed Terms.

Flu Licence

Definitions

Each of “Affiliate”, “Business”, “Option Closing”, “Intellectual Property Rights”, “Out-Licensing Programme Intellectual Property Rights”, “Novartis Group”, “Novartis Marks” and “Transferred Intellectual Property Rights” have the meanings given to them in the Put Option Deed (relating to all or part of the Influenza Business of the Novartis Group).

“Licensed IP Rights” means Intellectual Property Rights not transferred to the Purchaser under the Put Option Deed, which are owned by, or licensed (to the extent it has a right to sub-license) to, any member of the Novartis Group as at the date of Option Closing and related to, used in or held for use in the Business excluding: (i) the Transferred Intellectual Property Rights; (ii) the Out-Licensing Programme Intellectual Property Rights; and (iii) the Novartis Marks.

Retained IP Licence - licence from Novartis to the Purchaser of retained IP

Licence Grant

Novartis entity(ies) grant[s] to the Purchaser entity(ies) an exclusive, irrevocable, fully paid-up, royalty-free, freely-assignable (with notification to be provided after assignment other than to Affiliates), worldwide licence or sub-licence, with a right to sub-license (with notification to be provided after grant of sub-licence other than to Affiliates), of the Licensed IP Rights:

(A) for research and development purposes; and

(B) to use, manufacture, have manufactured, promote, distribute, market, sell, have sold, offer for sale, import, export and otherwise commercialise any products and services,

in relation to the Business.

Term	Perpetual

Prosecution and maintenance

Licensor shall:

•                  pay renewal fees and take all reasonable actions to maintain registered Licensed IP Rights;

•                  not surrender or allow to lapse all registered Licensed IP Rights;

•                  use reasonable endeavours to prosecute to grant any applications for registered Licensed IP Rights; and

•                  keep Licensee reasonably informed of all actions relevant to the Licensee’s rights and allow Licensee the opportunity to comment on any such actions and/or filings.

If the Licensor wishes to take any action in derogation of the obligations above, it shall provide the Licensee with [30] days’ prior notice giving the Licensee the option to take over the prosecution or maintenance of the relevant Licensed IP Rights.

If the Licensor wishes to abandon any Licensed IP Right, Licensee will have a right of first refusal to take on that Licensed IP Right.

Boilerplate

The Purchaser Intellectual Property Licence Agreement boilerplate provisions shall be conformed to those of the Put Option Deed, including variation and waiver; costs; notarial fees, registration, stamp and transfer taxes and duties; notices; invalidity or conflict; counterparts; and governing law and submission to jurisdiction.

Table of Contents

Contents		Page

1	Interpretation and amendment post signing	1

2	Sale and Purchase of the Influenza Group	22

3	Consideration	28

4	Conditions	29

5	Pre-Option Closing	33

6	Option Closing	37

7	Post-Option Closing Adjustments	40

8	Post-Option Closing Obligations	41

9	Warranties	49

10	Limitation of Liability	50

11	Claims	54

12	Restrictive Covenants	55

13	Confidentiality	57

14	Insurance	59

15	Other Provisions	59

Appendix 1 Details of the Share Seller, Shares etc. (Paragraph 2.1)		67

Appendix 2 Company and Subsidiaries		68

Appendix 3 The Properties Part 1 (Company Real Property)		70

Appendix 3 The Properties Part 2 (Transferred Real Property)		71

Appendix 3 The Properties Part 3 Terms relating to the Company Real Property		72

Appendix 3 The Properties Part 4 Terms relating to the Transferred Real Property		75

Appendix 4 Influenza Group Intellectual Property Rights and Influenza Group Intellectual Property Contracts (Paragraph 2.3)	87

Appendix 5 [Intentionally Left Blank]	88

Appendix 6 [Intentionally Left Blank]	89

Appendix 7 Permitted Encumbrances (Paragraph 1.1)	90

Appendix 8 Product Approvals and Product Applications Part 1 Terms relating to the Product Approvals and Product Applications	91

Appendix 8 Product Approvals and Product Applications Part 2 Transfer of Marketing Authorisations	93

Appendix 8 Product Approvals and Product Applications Part 3 List of Products, Products Under Registration and Pipeline Products	99

Appendix 8 Product Approvals and Product Applications Part 4 Tenders	100

Appendix 9 Transferred Contracts (Paragraph 2.3)	101

Appendix 10 Employees (Paragraph 2.4.1)	104

Appendix 11 Employee Benefits (Paragraph 2.4.2)	119

Appendix 13 Allocation of Purchase Price (Paragraphs 3.3 and 7.6)	127

Appendix 14 VAT (Paragraph 3.4)	128

Appendix 15 Option Closing Obligations (Paragraph 6)	130

Appendix 16 Post Option Closing Adjustments (Paragraph 7)	132

Appendix 17 US Government Contracts Paragraphs 1.1 and 8.15	138

Appendix 18 Warranties given under Paragraph 9.1	142

Appendix 19 Warranties given by the Purchaser under Paragraph 9.3	160

Appendix 20 Pre- Option Closing Obligations (Paragraph 5.2)	161

Appendix 21 Ongoing Clinical Trials (Paragraph 1.1)	139

Appendix 22 Statement of Net Assets (Paragraph 1.1)	139

Attachment 1 Purchaser Intellectual Property Licence — Agreed Terms

Schedule 2
Option 2 Assets

1                                      Following entry into this Deed, the parties shall discuss and agree, in good faith and acting reasonably, the amendments that are necessary to Schedule 1 to reflect that the Option 2 Assets that are being bought and sold rather than the Business (the “Option 2 Changes”) (recognising that the Option 2 Changes to Schedule 1 may be required in addition to other changes pursuant to Schedule 4).

1.1                            Set-out in paragraph 2 of this Schedule 2 is a non-exhaustive list of the Option 2 Changes.  If the parties reach agreement on the Option 2 Changes, a document signed by each party setting out Option 2 Changes shall be supplementary to this Schedule 2 and treated as though it were set out in paragraph 2 of this Schedule 2.  If, following appropriate escalation to their respective senior management, the parties do not reach agreement within 60 Business Days following 29 May 2014, any remaining dispute as to the Option 2 Changes may be referred (on the application of either party) for determination by such independent commercial Queen’s Counsel (based in London and who has been a Queen’s Counsel for at least five years) as the parties shall agree or, failing agreement, such Queen’s Counsel as is appointed on application by either party by the Chairman of the Bar Council in London from time to time (the “QC”).  The QC shall be requested to make his/her decision within 30 Business Days of confirmation and acknowledgement by the QC of his/her appointment (or such later date as the parties and the QC agree in writing).  The following provisions shall apply once the QC has been appointed:

1.1.1                   the QC shall be instructed that, in making his/her determination, no inference should be drawn from the fact that amendments/additions that are proposed by a party for inclusion were not included in this Schedule 2 at the date of this Deed;

1.1.2                   the parties shall each prepare a written statement within seven days of the QC’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the QC for determination and copied at the same time to the other;

1.1.3                   following delivery of their respective submissions, the parties shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the QC not later than seven days after receipt of the other’s submission and, thereafter, neither party shall be entitled to make further statements or submissions except insofar as the QC so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) five days to respond to any statements or submission so made);

1.1.4                   in giving his/her determination, the QC shall state his/her reasons for his/her determination; and

1.1.5                   the QC shall act as an expert (and not as an arbitrator) in making his/her determination which shall, in the absence of manifest error or fraud, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Deed, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

1.1.6                   The parties shall each be responsible for their own costs in connection with the review and agreement or determination of the contents of this Schedule 2. The

1

fees and expenses of the QC shall be borne equally between the parties or in such other proportions as the QC shall determine.

2                                      For the avoidance of doubt, if the Put Option is exercised in respect of the Option 2 Assets then in respect of the Option 2 Assets:

2.1                            the Headline Price in paragraph 3.1.1 shall be US$80 million;

2.2                            the Minimum Claims figure in paragraph 10.3.1 (i) shall be US$80,000;

2.3                            the Aggregate Minimum Claims figure in paragraph 10.4.1 shall be US$800,000;

2.4                            the Maximum Liability in paragraph 10.5.1 shall be 30% of the Headline Price of US$80 million;

2.5                            the Maximum Liability in paragraph 10.5.2 shall be US$80 million; and

2.6                            paragraph 12 of Schedule 1 shall only apply from such time as Novartis no longer has any interest in the Business (and shall then apply for the stated periods).

3                                      If the Put Option is exercised in respect of the Option 2 Assets all provisions of Schedule 1 relating to intellectual property and intellectual property contracts shall be amended to achieve the following:

3.1                            Novartis entity(ies) shall:

3.1.1                   assign to the Purchaser all Intellectual Property Rights and, subject to Appendix 9 (Transferred Contracts), all Intellectual Property Contracts, Predominantly Related to the Business (the “Transferred Business IPR” and the “Transferred Intellectual Property Contracts” respectively.

3.1.2                   grant the Purchaser entity(ies) a licence on terms consistent with the following Agreed Terms.

Licence

An exclusive, irrevocable, fully paid-up, royalty-free, freely-assignable (with notification to be provided after assignment other than to Affiliates), worldwide licence or sub-licence, with a right to sub-license (with notification to be provided after grant of sub-licence other than to Affiliates), of the Licensed IP Rights (defined in the row below):

(A) for research and development purposes; and

(B) to use, manufacture, have manufactured, promote, distribute, market, sell, have sold, offer for sale, import, export and otherwise commercialise any products and services,

in relation to the Business.

Licensed IP Rights

Intellectual Property Rights not transferred under Clause 3.1.1 above, which are owned by, or licensed (to the extent it has the rights to sub-license) to, any member of the Novartis Group as at the date of Option Closing and related to, used in or held for use in the Business excluding: (i) the Transferred Intellectual Property Rights; (ii) the Out-Licensing Programme Intellectual Property Rights; and (iii) the Novartis Marks.

Term and Termination	Perpetual

2

Prosecution and maintenance

Licensor shall:

•                  pay renewal fees and take all reasonable actions to maintain registered Licensed IP Rights;

•                  not surrender or allow to lapse all registered Licensed IP Rights;

•                  use reasonable endeavours to prosecute to grant any applications for registered Licensed IP Rights; and

•                  keep Licensee reasonably informed of all actions relevant to the Licensee’s rights and allow Licensee the opportunity to comment on any such actions and/or filings.

If the Licensor wishes to take any action in derogation of the obligations above, it shall provide the Licensee with [30] days’ prior notice giving the Licensee the option to take over the prosecution or maintenance of the relevant Licensed IP Rights.

If the Licensor wishes to abandon any Licensed IP Right, Licensee will have a right of first refusal to take on that Licensed IP Right.

Boilerplate

The boilerplate provisions shall be conformed to those of the Put Option Deed, including variation and waiver; costs; notarial fees, registration, stamp and transfer taxes and duties; notices; invalidity or conflict; counterparts; and governing law and submission to jurisdiction.

3.2                            The Purchaser entity(ies) shall grant back to Novartis entity(ies) a licence on terms consistent with the following Agreed Terms.

Licence

An irrevocable, fully paid-up, royalty-free, freely-assignable (with notification to be provided after assignment other than to Affiliates), worldwide licence or sub-licence, with a right to sub-license (with notification to be provided after grant of sub-licence other than to Affiliates), of the Licensed IP Rights (defined in the row below):

(A) for research and development purposes; and

(B) to use, manufacture, have manufactured, promote, distribute, market, sell, have sold, offer for sale, import, export and otherwise commercialise any products and services,

that will be:

(i) exclusive in relation to the retained business; and

(ii) non-exclusive in relation to the Business.

Licensed IP Rights	Transferred Business IPR and a sub-licence of the Transferred Intellectual Property Contracts (to the extent it has the rights to sub-license) transferred under this Deed.

3

Term and Termination	Perpetual

Prosecution and maintenance

Licensor shall:

•                  pay renewal fees and take all reasonable actions to maintain registered Licensed IP Rights;

•                  not surrender or allow to lapse all registered Licensed IP Rights;

•                  use reasonable endeavours to prosecute to grant any applications for registered Licensed IP Rights; and

•                  keep Licensee reasonably informed of all actions relevant to the Licensee’s rights and allow Licensee the opportunity to comment on any such actions and/or filings.

If the Licensor wishes to take any action in derogation of the obligations above, it shall provide the Licensee with [30] days’ prior notice giving the Licensee the option to take over the prosecution or maintenance of the relevant Licensed IP Rights.

If the Licensor wishes to abandon any Licensed IP Right, Licensee will have a right of first refusal to take on that Licensed IP Right.

Boilerplate

The boilerplate provisions shall be conformed to those of the Put Option Deed, including variation and waiver; costs; notarial fees, registration, stamp and transfer taxes and duties; notices; invalidity or conflict; counterparts; and governing law and submission to jurisdiction.

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Schedule 3
Option 3

1                                      Following entry into this Deed, the parties shall discuss and agree, in good faith and acting reasonably, the amendments that are necessary to Schedule 1 to reflect that the Option 3 Assets that are being bought and sold rather than the Business (the “Option 3 Changes”) (recognising that the Option 3 Changes to Schedule 1 may be required in addition to other changes pursuant to Schedule 4).

Paragraph 1.1 of Schedule 2 applies mutatis mutandis in relation to agreeing the Option 3 Changes as if set out in this Schedule 3.

2                                      For the avoidance of doubt, if the Put Option is exercised in respect of the Option 3 Assets, then in respect of the Option 3 Assets:

2.1                            the Headline Price in paragraph 3.1.1 shall be US$145 million;

2.2                            the Minimum Claims figure in paragraph 10.3.1 (i) shall be US$145,000;

2.3                            the Aggregate Minimum Claims figure in paragraph 10.4.1 shall be US$1,450,000;

2.4                            the Maximum Liability in paragraph 10.5.1 shall be 30% of the Headline Price of US$145 million.

2.5                            the Maximum Liability in paragraph 10.5.2 shall be US$145 million; and

2.6                            paragraph 12 of Schedule 1 shall only apply from such time as Novartis no longer has any interest in the Business (and shall then apply for the stated periods).

3                                      Paragraph 3 of Schedule 2 applies mutatis mutandis in relation to agreeing the Option 3 Changes as if set out in this Schedule 3.

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Schedule 4
Option 4 Products Terms

1                                      Option 4

The following table sets out the Option 4 Assets.  No other assets or liabilities shall transfer in respect of the Option 4 Assets.  Where there are references to a Third Party Purchaser, Novartis shall procure that the Third Party Purchaser agrees to provide the specified services to the Purchaser in the event of an exercise of the Put Option in respect of the Option 4 Assets.

Term	Description
Products

The Option 4 Assets shall be such of the following products as Novartis shall specify:
1. Agrippal (Europe)
2. Agrippal (Canada)
3. Agrippal (South Korea)
4. Agrippal (Brazil)
5. Agrippal (India)
6. Agrippal (Colombia)
7. Agrippal (Mexico)
8. Agrippal (Australia)
9. Agrippal (all ex-Europe and ex-Canada jurisdictions)
10. Agrippal (global)
11. Fluvirin (US)
12. Fluvirin (UK)
13. Fluvirin (global)
14. Fluvirin (all ex-US and ex-UK jurisdictions)
15. Fluad (US)
16. Fluad (Europe)
17. Fluad (Mexico)
18. Fluad (Canada)
19. Fluad (South Korea)
20. Fluad (Brazil)
21. Fluad (Colmbia)
22. Fluad (Argentina)
23. Fluad (all ex-US and ex-Europe jurisdictions)
24. Optaflu/Flucelvax (US)
25. Optaflu/Flucelvax (Europe)
26. Optaflu/Flucelvax (South Korea)
27. Optaflu/Flucelvax (Brazil)
28. Optaflu/Flucelvax (Australia)
29. Optaflu/Flucelvax (all ex-US and ex-Europe

6

Term	Description

discussions)
30. Optaflu/Flucelvax (Argentina)
30b. Optaflu/Flucelvax (India)
31. QIVc (USA)
32. QIVc (Europe)
33. QIVc (South Korea)
34. QIVc (India)
35. QIVc (China)
36. QIVc (Brazil)
37. QIVc (Argentina)
38. QIVc (Chile)
39. aQIV (US)
40. aQIV (UK)
41. Egg pipeline (US)
42. Egg pipeline (Europe)
43. Egg pipeline (all jurisdictions except US and Europe)
44. Cell pipeline (US)
45. Cell pipeline (Europe)
46. Cell pipeline (all jurisdictions except US and Europe)

Headline Price	US$100 per Product

Transitional Manufacturing and Supply Agreement

Until Purchaser can manufacture relevant Products, Novartis or Third Party Purchaser to supply Product to Purchaser on terms consistent with the Agreed Terms for the Manufacturing, Supply and Distribution Agreement (as defined in the Vaccines SAPA) (with any necessary amendment) until such time as the full form Manufacturing, Supply and Distribution Agreement (as defined in the Vaccines SAPA) is agreed, in which case, the terms that will apply will be that full form agreement (with any necessary amendments)

Transitional Services

Novartis or Third Party Purchaser to provide transitional services to Purchaser on terms consistent with the Agreed Terms for the Transitional Services Agreement (as defined in the Vaccines SAPA) (with any necessary amendment) until such time as the full form Transitional Services Agreement (as defined in the Vaccines SAPA) is agreed, in which case, the terms that will apply will be that full form agreement (with any necessary amendments)

IP	Paragraph 3 of Schedule 2 applies mutatis mutandis in relation to agreeing the Option 4 Changes as if set out in this Schedule 4 with

7

Term	Description

references to “Business” in Paragraph 3 of Schedule 2 being read here as if these references were references to “Products” (i.e. such of the above listed products in this Schedule 4 as Novartis has specified).

Marketing Authorisation	Novartis or Third Party Purchaser to distribute Products on behalf of Purchaser until Purchaser has obtained Marketing Authorisation, on the same basis as set out in Schedule 1.

2                                      Following entry into this Deed, the parties shall discuss and agree, in good faith and acting reasonably, the amendments that are necessary to Schedule 1 to reflect that the Option 4 Assets that are being bought and sold rather than the Business (the “Option 4 Changes”) (recognising that the Option 4 Changes may be required in addition to other changes pursuant to Schedules 2 or 3).

Paragraph 1.1 of Schedule 2 applies mutatis mutandis in relation to agreeing the Option 4 Changes as if set out in this Schedule 4.

3                                      For the avoidance of doubt, if the Put Option is exercised in respect of the Option 4 Assets, then in respect of the Option 4 Assets:

3.1                            the Headline Price in paragraph 3.1.1 shall be as set out in the table above (based on the number of Products in respect of which Option 4 has been exercised);

3.2                            the Minimum Claims figure in paragraph 10.3.1 (i) shall be £100;

3.3                            the Aggregate Minimum Claims figure in paragraph 10.4.1 shall be £1,000;

3.4                            the Maximum Liability in paragraph 10.5.1 shall be 30% of the aggregate Headline Price for the relevant Option 4 Assets ;

3.5                            the Maximum Liability in paragraph 10.5.2 shall be the aggregate Headline Price for the relevant Option 4 Assets; and

3.6                            paragraph 12 of Schedule 1 shall only apply from such time as Novartis no longer has any interest in the Business (and shall then apply for the stated periods).

4                                      For the avoidance of doubt, if the Put Option is exercised in respect of the Option 4 Assets, paragraphs 8.1.2, 8.1.3 and 8.1.4 shall apply in respect of the Option 4 Assets.

8